Exhibit 10.8

EXECUTION VERSION

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Double asterisks denote omissions.

AMENDED AND RESTATED

LICENSE AND COMMERCIALIZATION AGREEMENT

BY AND AMONG

IKARIA DEVELOPMENT SUBSIDIARY ONE LLC

AND

BIOLINERX LTD.

AND

BIOLINE INNOVATIONS JERUSALEM L.P.

AUGUST 26, 2009

i

Table of Contents

Schedules
Schedule 1.30	Protocol for On-Going Phase I/II Trial
Schedule 1.31	Descriptions of Other On-Going Trials
Schedule 1.35	Outline of Initial Pivotal Clinical Trial
Schedule 1.42(a)	Independent Safety Monitoring Board Charter
Schedule 2.3	Existing Product Agreements
Schedule 3.1	Initial Development Plan
Schedule 3.3	Independent Safety Monitoring Board
Schedule 3.7	Preliminary Commercialization Plan
Schedule 4.3(a)	Wire Transfer Information

Exhibits
Exhibit A	Technology Exchange Plan
Exhibit B	BioLineRx Patent Rights

AMENDED AND RESTATED
LICENSE AND COMMERCIALIZATION AGREEMENT

This Amended and Restated License and Commercialization Agreement (the “Agreement”) is entered into this 26th day of August, 2009, by and among Ikaria Development Subsidiary One LLC, a Delaware limited liability company having a principal place of business at 6 State Route 173, Clinton, NJ 08809, USA (“Ikaria”), BioLineRx Ltd., a corporation organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLineRx Ltd.”), and BioLine Innovations Jerusalem L.P., a limited partnership organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLine Innovations”; together with BioLineRx Ltd., “BioLineRx”).

INTRODUCTION

WHEREAS, BioLineRx owns or controls certain intellectual property rights covering a liquid polymer composed of Sodium Alginate and Ca-D-Gluconate (designated by BioLineRx as “BL-1040”);

WHEREAS, BioLineRx is currently developing the Product (as defined below) as a medical device for the direct treatment of cardiac tissue following acute myocardial infarction;

WHEREAS, BioLineRx is concluding the safety and clinical trials of the Product that were initiated by BioLineRx prior to the Effective Date (as defined below);

WHEREAS, BioLineRx desires to grant to Ikaria the worldwide exclusive rights to Develop, Manufacture, and Commercialize Products (as such capitalized terms are defined below); and

WHEREAS, Ikaria desires to obtain such exclusive rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, BioLineRx and Ikaria agree as follows:

Article I
Definitions; Interpretation

When used in this Agreement, each of the following capitalized terms has the meaning set forth in this Article I:

Section 1.1            “Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock, shares or membership units having the right to vote for the election of a majority of the directors of such Person, and (b) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2            “BGN License Agreement” shall mean that certain License Agreement, dated January 10, 2005, as amended, by and among BioLine Jerusalem L.P. and B.G. Negev Technologies and Applications Ltd. (“BGN”) on behalf of Ben Gurion University.

Section 1.3            “BioLineRx Know-How” shall mean all Know-How that is (a) necessary or useful for the Development, Manufacture, or Commercialization of any Product and (b) either (i) is Controlled by BioLineRx as of the Effective Date or (ii) BioLineRx comes to Control during the term of this Agreement.

Section 1.4            “BioLineRx Patent Rights” shall mean Patent Rights that claim or disclose BioLineRx Know-How, including the Patent Rights listed in Exhibit B.

Section 1.5            “BioLineRx Intellectual Property” shall mean BioLineRx Patent Rights (including Patent Rights in the Sublicensed IP), and BioLineRx Know-How (including Know-How in the Sublicensed IP).

Section 1.6            “Business Day” shall mean a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York, USA are authorized by law to remain closed.

Section 1.7            “Commercialization” or “Commercialize” shall mean any activities directed to marketing, promoting, distributing, importing, exporting, or selling a product.

Section 1.8            “Commercially Reasonable Efforts” shall mean the efforts, expertise and resources normally used by a Party to Develop, Manufacture and Commercialize a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, difficulty in developing the product, competitiveness of the marketplace for the product, the proprietary position of the product, the regulatory structure involved, the availability and level of reimbursement for such treatment by Third Party payors or health insurance plans, the potential total profitability of the applicable product(s) marketed or to be marketed and other relevant factors affecting the cost, risk and timing of Development and the total potential reward to be obtained if a product is Commercialized. The Parties agree that Commercially Reasonable Efforts shall require a Party to expend efforts, expertise and resources that such Party would normally expend to Develop, use, Manufacture and Commercialize a product owned by it or to which it has rights, taking into account the foregoing factors.

Section 1.9            “Confidential Information” shall mean, with respect to a disclosing Party, all Know-How or other information (whether or not patentable) regarding such Party’s technology, products, business information or objectives (whether disclosed before or after the Effective Date) that is of a confidential and proprietary nature, including reports and audits under Section 4.3, the Development Plan, the Commercialization Plan, the terms of this Agreement, and all proprietary tangible materials (and data and information associated therewith) of such Party.  Notwithstanding the foregoing, Confidential Information shall not include Know-How or other information that:

(a)           was rightfully known or used by the receiving Party or its Affiliates without an obligation of confidentiality prior to its date of disclosure to the receiving Party as demonstrated by contemporaneous written records; or

(b)           either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of such information and not bound by confidentiality obligations to the disclosing Party; or

(c)           either before or after the date of the disclosure to the receiving Party or its Affiliates is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the receiving Party or its Affiliates; or

(d)           is independently developed by or for the receiving Party or its Affiliates without reference to or use of the Confidential Information of the disclosing Party as demonstrated by contemporaneous written records.

Section 1.10          “Control” shall mean the legal authority or right of a Party or its Affiliates to grant a license or sublicense of intellectual property rights to the other Party, or to provide tangible material to or otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party.  For the avoidance of doubt, BioLineRx Controls the Sublicensed IP.

Section 1.11          “Cover” or “Covered” shall mean, with respect to a Patent Right and a product, that, in the absence of ownership of (with a retained right to exploit), or a license granted under, a Valid Claim included in such Patent Right, the Manufacture, Development, Commercialization, use, sale, import, or offer for sale, as applicable, of such product would infringe such Valid Claim in the country where such activity occurs.

Section 1.12          “Development” or “Develop” shall mean development activities, including test method development and stability testing, toxicology, formulation, optimization, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval, and registration.

Section 1.13          “Development Term” shall mean the term of development of Products by Ikaria.

Section 1.14          “EU” shall mean the European Union and all the member states thereof, as it may be comprised from time to time.

Section 1.15          “EU Milestone Conditions” shall mean (a) satisfaction of all requirements for [**], (b) [**] set forth therein, and (c) [**].

Section 1.16          “Executive Officers” shall mean the Chief Executive Officer of Ikaria (or a senior executive officer of Ikaria designated by Ikaria) and the Chief Executive Officer of BioLineRx (or a senior executive officer of BioLineRx designated by BioLineRx).

Section 1.17          “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.

Section 1.18          “Field” shall mean any and all uses described or claimed in the BioLineRx Patent Rights.

Section 1.19          “First Commercial Sale” shall mean, with respect to a Product in a country, the first commercial sale of such Product by Ikaria, its Affiliates, distributors, agents or Licensees in such country.  Sales for clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

Section 1.20          Intentionally Omitted

Section 1.21          Intentionally Omitted

Section 1.22          Intentionally Omitted

Section 1.23          Intentionally Omitted.

Section 1.24          Intentionally Omitted.”

Section 1.25          “Know-How” shall mean any tangible or intangible know-how, expertise, information, inventions, discoveries, documents and other works of authorship, copyrights, trade secrets, data, or materials, whether proprietary or not, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, technical data, data generated in clinical trials, samples, chemical compounds and biological materials and all derivatives, modifications and improvements thereof.

Section 1.26          “Knowledge” shall mean, with respect to a Party, the Party’s actual knowledge together with any knowledge of any of the Party’s officers or director-level employees, that a Person in such party’s position would be expected to obtain given the exercise of reasonably prudent scientific and business diligence in accordance with the standards of companies of such Party’s size in such Party’s industry.

Section 1.27          “Licensee” shall mean any Person to whom Ikaria licenses its rights under this Agreement in the manner provided in Section 2.1, including any Third Party contractors.

Section 1.28          “Manufacturing” or “Manufacture” shall mean any activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, or storage of a product or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, development and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing, and release.

Section 1.29          “Net Sales” shall mean, with respect to a Product, the gross amounts billed by Ikaria, its Affiliates, or Licensees in respect of sales of such Product by Ikaria and its Affiliates or Licensees to unrelated Third Parties, in each case less the following deductions:

(a)           Trade, cash, or quantity discounts (including amounts incurred in connection with government mandated rebate programs) actually allowed and taken with respect to such sales;

(b)           Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid with respect to the production, sale, delivery, or use of the Product (excluding national, state, or local taxes based on income);

(c)           Amounts repaid or credited by reason of billing corrections, rejections, defects, recalls, or returns (due to spoilage, damage, expiration of useful life or otherwise) or because of chargebacks, refunds or retroactive price reductions and allowances for wastage replacement and bad debts;

(d)           Portions of invoices sales amounts included in Net Sales in prior periods that are actually written off by Ikaria, its Affiliates, or licenses as uncollectible; and

(e)           Postage, freight, shipping, insurance, and other transportation related charges incurred in shipping a Product to Third Parties.

Such amounts shall be determined from the books and records of Ikaria, its Affiliates, or Licensees, maintained in accordance with generally accepted accounting principles, consistently applied.  For the avoidance of doubt, in no event will fines, penalties or other monetary damages assessed against Ikaria, its Affiliates or Licensees by any governmental authority for violation of any applicable law, result in an appropriate deduction to Net Sales.

If one or more Products is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Product(s) when sold separately in finished form and B is the average sale price of the other components included in the Combination Product when sold separately in finished form, in each case in the applicable country during the applicable royalty reporting period or, if sales of both the Product(s) and the other components did not occur in such country in such period, then in the most recent royalty reporting period in which sales of both occurred.  If such average sale price cannot be determined for both the Product(s) and all other components included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Product(s) and D is the fair market value of all other components included in the Combination Product.  In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product(s) and all other components included in the Combination Product.  If the Parties are unable to agree on such determination within sixty (60) days, then such matter shall be resolved as provided in Article IX.

As used above, the term “Combination Product” means any therapeutic medical product that includes both (i) one or more Product(s) and (ii) other component(s).

Section 1.30          “On-Going Phase I/II Trial” shall mean that certain clinical trial of a Product that was initiated by BioLineRx prior to and that is ongoing as of the Effective Date, the protocol for which is attached hereto as Schedule 1.30.

Section 1.31          “Other On-Going Trials” shall mean those pre-clinical and CMC trials (other than the On-Going Phase I/II Trial) that were initiated by BioLineRx prior to, and that are ongoing as of, the Effective Date, descriptions of which are attached hereto as Schedule 1.31.

Section 1.32          “Party” shall mean BioLineRx or Ikaria; “Parties” shall mean BioLineRx and Ikaria.

Section 1.33          “Patent Rights” shall mean United States and foreign patents and patent applications (including provisional applications) and all substitutions, divisionals, continuations, continuations-in-part, reissuances, reexaminations, registrations, renewals, confirmations, supplementary protection certificates and extensions thereof.

Section 1.34          “Person” shall mean any natural person or any corporation, company, partnership, joint venture, firm, university, other entity, governmental authority, or subdivision thereof.

Section 1.35          “Pivotal Clinical Trial” shall mean a randomized, controlled clinical trial of a Product designed to demonstrate statistically significant clinical efficacy and safety in human patients (in conjunction with performance of a therapeutic procedure) pursuant to a clinical study agreed with the FDA, which trial the FDA accepts as a pivotal clinical trial necessary for Regulatory Approval of such Product.  An outline of the structure of the initial Pivotal Clinical Trial is attached as Schedule 1.35.

Section 1.36          “Primary Indication” shall mean the diagnosis, prevention, mitigation, or treatment of injury to myocardial tissue via the administration of a Product to a human patient.

Section 1.37          “Product” shall mean a liquid polymer composed of Sodium Alginate and Ca-D-Gluconate (designated by BioLineRx as “BL-1040”), or any back-ups or second-generation polymers or polymer combinations thereof that is Developed under the Development Program.

Section 1.38          “Regulatory Approval” shall mean, with respect to a jurisdiction, the approval of the applicable Regulatory Authority required to market and sell a Product in such jurisdiction.  For clarity, Regulatory Approval for a Product shall occur:

(a)   in the United States, on the date when the FDA approves a Premarket Approval (PMA) application;

(b)   in Europe, on the date when such Product may first be placed on the market as a medical device (as such terms are defined in Art. 1 Paragraphs 2(a) and (h) of Directive 93/42/EEC, as amended) bearing the CE marking according to Art. 17 of Directive 93/42/EEC, as amended, in any member state of the EU; and

(c)   in Japan, on the date when the Ministry of Health approves a marketing authorization.

Section 1.39          “Regulatory Authority” shall mean any national (e.g., the FDA), supra-national or other regulatory agency or governmental entity involved in the granting of Regulatory Approval for, or in the regulation of human clinical studies of, therapeutic medical devices.

Section 1.40          “Royalty Term” shall mean, with respect to a Product in a country of the Territory, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the earlier of (a) the expiration of the last-to-expire Valid Claim in the BioLineRx Patent Rights that Covers the sale or use of such Product in the Field in such country, or (b) the date of a judicial determination from which no appeal can be taken of invalidity of a set of claims in the BioLineRx Patent Rights that Cover the sale or use of such Product in the Field in such country and that are asserted through litigation (whether in an infringement action, a declaratory judgment action, or otherwise) to exclude a Third Party from selling or using a product in the Field in such country.

Section 1.41          “Sublicensed IP” shall mean that portion of the BioLineRx Intellectual Property licensed to BioLineRx pursuant to the BGN License Agreement.

Section 1.42          “Successful Completion” shall mean:

(a)           with respect to the On-Going Phase I/II Trial, no treatment-related safety findings during the treatment period and the six (6) month follow up period, that were considered by the Independent Safety Monitoring Board for the On-Going Phase I/II Trial (in accordance with and subject to the Independent Safety Monitoring Board Charter attached hereto as Schedule 1.42(a)) to be of sufficient concern to discontinue the On-Going Phase I/II Trial;

(b)           with respect to the Interim Analysis of the Pivotal Clinical Trial/Phase IIb Proof of Concept, safety and efficacy data from completion of all patients at the [**] follow up demonstrates more than a [**] probability of meeting pre-specified endpoints at [**] in the Pivotal Clinical Trial, and no apparent safety signal in the treatment group for the entire cohort at all times;

(c)           with respect to the Pivotal Clinical Trial for the Primary Indication, safety and efficacy data from completion of all patients at the [**] follow up meets the primary endpoint and demonstrates a positive benefit-to-risk ratio to enable FDA submission; and

(d)           with respect to all other clinical trials of a Product, that the JDC has determined that the final results of such clinical trial have achieved the success criteria established by the JDC with respect to such clinical trial.

Section 1.43          “Territory” shall mean the entire world.

Section 1.44          “Third Party” shall mean any Person other than a Party or any of its Affiliates or Licensees.

Section 1.45          “Valid Claim” shall mean a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer, or otherwise.

Section 1.46          Additional Definitions.  Each of the following terms is defined in the section of this Agreement indicated below:

Term	Section

“Agreement”	Preamble
“Bankruptcy Code”	Section 2.5
“BGN”	Section 1.2
“BioLineRx”	Preamble

“BL-1040”	Section 1.37
“Breaching Party”	Section 8.2
“Combination Product”	Section 1.29
“Commercialization Plan”	Section 3.7
“Competitive Infringement”	Section 5.3(a)
“Effective Date”	Section 2.1
“Existing Product Agreements”	Section 2.3
“Ikaria”	Preamble

“Development Plan”	Section 3.1
“Development Program”	Section 3.1
“Force Majeure Event”	Section 10.7
“Indemnified Party”	Section 10.1(c)
“Indemnifying Party”	Section 10.1(c)
“Invalidity Claim”	Section 5.3(d)
“Joint Development Committee” or “JDC”	Section 3.2

“Joint Manufacturing Committee” or “JMC”	Section 3.6(c)
“Lead Party”	Section 5.3(e)
“Losses”	Section 10.1(a)
“New Indication”	Section 2.4
“New Indication Invention”	Section 5.1(a)
“Non-Breaching Party”	Section 8.2
“OCS”	Section 2.1
“SEC”	Section 6.1
“Severed Clause”	Section 10.11

“Technology Exchange”	Section 3.5
“Technology Exchange Plan”	Section 3.5
“Third Party Payment”	Section 4.2(b)

Section 1.47          Interpretation.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “or” shall be construed to have the same meaning and effect as “and/or”.  This Agreement has been prepared jointly with the assistance of counsel and shall not be strictly construed against either Party.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (b) any reference to any laws herein shall be construed as referring to any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign, as they from time to time may be enacted, repealed, or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, and (f) all references herein to Articles, Sections, Exhibits, or Schedules shall be construed to refer to Articles, Sections, Exhibits, and Schedules of this Agreement.

Article II
Grant of Rights

Section 2.1            BioLineRx License Grant to Ikaria; Consent of OCS.  Subject to the terms and conditions of this Agreement, including the consent of the Office of the Chief Scientist of the State of Israel (“OCS”), BioLineRx hereby grants to Ikaria the exclusive, royalty-bearing right and license in the Territory under the BioLineRx Intellectual Property (including, for clarity, a sublicense under the Sublicensed IP) to Develop, Manufacture and Commercialize Products for use in the Field.  Subject to the consent of BioLineRx, which consent shall not be unreasonably withheld, conditioned or delayed, the foregoing license includes the right to grant sublicenses under the BioLineRx Intellectual Property, provided that, with respect to sublicenses granted under the Sublicensed IP, Ikaria shall (a) grant such sublicenses only for consideration and at arm’s-length transactions, and (b) grant such sublicenses only pursuant to written agreements that contain such terms and conditions as may be required for Ikaria to comply with this Agreement.  BioLineRx shall use its best efforts to obtain the written consent of the OCS to this Agreement within [**] days after August 26th, 2009, which consent must be in a form that is satisfactory to each Party.  If the OCS has still not provided such consent during such [**] days, Ikaria shall have the right to require BioLineRx to continue to use best efforts to obtain such consent within the subsequent [**] day period.  In addition, (i) Ikaria shall have the right to have a representative present at all interactions between BioLineRx’s representatives and the OCS relating to such consent, (ii) BioLineRx shall (A) provide Ikaria with a reasonable opportunity to review and approve the request for consent submitted to the OCS and (B) keep Ikaria fully informed as to the progress of such request for consent and shall consult with Ikaria in good faith with respect thereto, (iii) BioLineRx shall not engage in any activities or discussions with any Third Party relating to the subject matter of this Agreement, including pursuing any other transactions relating to the BioLineRx Intellectual Property, without Ikaria’s consent, and (iv) Ikaria shall have the right, prior to the Effective Date, to unilaterally modify this Agreement to comply with the specific, formal, written requests of the OCS, provided that such modifications have no detrimental financial impact on BioLineRx under this Agreement.  Notwithstanding BioLineRx’s obligation to exercise best efforts to obtain the consent from the OCS as described above, BioLineRx shall not be required to (y) agree to any request by the OCS that would require BioLineRx to pay to the OCS an aggregate amount of more than $[**] or (z) obtain a consent based on the characterization of this Agreement as a “transfer of know-how outside of Israel” under Section 19B of the Israeli Law for the Encouragement of Industrial Research & Development, 1984.  Notwithstanding anything herein to the contrary, subject to Section 8.6, the provisions of this Agreement other than this Section 2.1, Section 2.2, Article VII, Section 8.6 and Article X shall not be effective until such consent has been obtained and each Party has delivered the certificate set forth in Section 7.8 (the “Effective Date”).

Section 2.2            Non-Competition.  During the term of this Agreement, BioLineRx shall not, within the Territory, directly or indirectly (including through its Affiliates), conduct research or discovery activities, Develop, Manufacture (except as set forth in Section 3.6), Commercialize, or grant any rights or options or provide assistance to any Third Party to conduct research or discovery activities, Develop, Manufacture (except as set forth in Section 3.6) or Commercialize, (a) the Product or (b) any compound, substance, polymer, or product (whether pharmaceutical or device in nature) the method of action or effect of which is similar to any Product.

Section 2.3            Existing Product Agreements.  BioLineRx hereby agrees that, upon the written request of Ikaria, BioLineRx shall assign to Ikaria each of the agreements listed in Schedule 2.3 attached hereto (the “Existing Product Agreements”), and all of its rights, title, and interest therein.  BioLineRx shall cooperate with Ikaria, including by executing and recording documents, as may be necessary to effectuate such assignments and the exercise by Ikaria of its rights under the Existing Product Agreements.

Section 2.4            Intentionally Omitted.

Section 2.5            Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any Section of this Agreement, including under this Article II and with respect to any BioLineRx Intellectual Property subject to Technology Exchange under Section 3.5, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code (such Title, the “Bankruptcy Code”)).  Each of Ikaria and BioLineRx hereby acknowledges “embodiments” of such intellectual property for purposes of Section 365(n) of the Bankruptcy Code shall include (a) copies of research data, (b) laboratory samples, (c) product samples, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical studies, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) research data and results, and (j) marketing, advertising, and promotional materials, in each case, that relate to such intellectual property.  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or analogous legislation in any other jurisdiction.  Upon the institution by or against BioLineRx of any assignment for the benefit of creditors, composition, or any bankruptcy, reorganization, arrangement, insolvency, or similar proceedings under the laws of any jurisdiction, Ikaria shall further be entitled to a complete duplicate of, or complete access to, as appropriate, any such intellectual property (including embodiments thereof), and such intellectual property and embodiments, if not already in its possession, shall be promptly delivered to Ikaria, unless BioLineRx elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 2.6            Retained Rights.  Except as otherwise specifically provided for in this Agreement, each Party retains all rights and licenses to exploit its own intellectual property.

Article III
Development; Manufacturing; Commercialization

Section 3.1            General.  Ikaria shall be solely responsible for conducting and funding all Development activities pursuant to the Development Plan, and shall have the sole right to Develop, Manufacture, and Commercialize Products in the Field in the Territory.  Subject to its obligations under Section 3.8, Ikaria shall prepare a non-binding plan (the “Development Plan”) for the Development of Product(s) (the “Development Program”).  The Development Plan shall include an estimated budget setting forth Ikaria’s anticipated development costs.  Ikaria shall provide BioLineRx with a copy of its then-current Development Plan at least [**] per year, but no later than [**] days following the beginning of each year.  The initial Development Plan is attached hereto as Schedule 3.1, which shall be non-binding, including any timelines or milestones that may be included therein.  In addition, Ikaria shall, within [**] days after the Effective Date, provide BioLineRx with a revised draft protocol for the Interim Analysis of the Pivotal Clinical Trial/Phase IIb Proof of Concept and the Pivotal Clinical Trial, after taking into account any comments BioLineRx may wish to provide based on the initial draft of the protocol attached hereto as Schedule 1.35, that would include modifications designed to maximize the likelihood of obtaining reasonable reimbursement for one or more Products in any one or more of the following countries [**].  Upon the Successful Completion of the Interim Analysis of the Pivotal Clinical Trial/Phase IIb Proof of Concept, or, failing that, upon the Successful Completion of the Pivotal Clinical Trial, Ikaria shall, within [**] days thereafter, submit a formal written request for a reimbursement price for one or more Product(s) to the applicable governmental agency in one or more of the following countries: [**]

Section 3.2            Joint Development Committee.

(a)           The Parties shall establish a Joint Development Committee (the “Joint Development Committee” or “JDC”), comprised of [**] representatives of Ikaria and [**] representatives of BioLineRx, to oversee the Development of Products.  Each Party shall make its initial designation of its representatives not later than [**] days after the Effective Date.  Each Party may change any one or more of its representatives to the Joint Development Committee at any time upon notice to the other Party.

(b)           The JDC shall meet at least [**] during the Development Term or more or less frequently as the JDC may agree.  The JDC may meet in person or by means of a telephone or video conference call.  One meeting of the JDC per year shall be held in person at Ikaria’s headquarters in Clinton, NJ and one meeting of the JDC per year shall be held in person at BioLineRx’s headquarters in Israel, provided, that the Parties’ representatives may participate in person, via telephone, or video conference in their discretion.  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.  Each Party shall bear its own costs with respect to its participation on the JDC.  Prior to every meeting of the JDC, Ikaria will provide to the JDC detailed reports describing Ikaria’s current clinical and development activities and plans.

(c)           The JDC shall be the vehicle by which BioLineRx may offer insight and guidance to Ikaria with respect to (i) establishing the Development Plan setting forth the Development Program’s objectives and the activities to be conducted, (ii) reviewing and updating the Development Plan from time to time, (iii) monitoring the progress and results of the Development Program, (iv) determining future Development Program activities, including Development activities relating to Manufacturing, to be conducted during the Development Term, and (v) establishing success criteria for the clinical trials (other than those for which success criteria are set forth in this Agreement), and determining whether the results of such clinical trials have achieved the applicable success criteria.

(d)           The JDC shall only act unanimously, with each Party given one (1) vote regardless of the number of representatives.  If, however, the JDC is unable to reach agreement with respect to any matter within [**] days, the matter shall be referred to the Parties’ respective Executive Officers for resolution.  If the Executive Officers are not able to resolve any such matter by consensus within [**] days following referral, Ikaria’s Executive Officer shall have the right to decide the matter taking into account Ikaria’s obligation to use Commercially Reasonable Efforts under Section 3.8.

Notwithstanding anything in this Section 3.2, neither Party shall have a unilateral right to resolve any dispute involving the breach or alleged breach of this Agreement, to amend or modify this Agreement or the Parties’ respective rights and obligations hereunder or, except as expressly provided in this Section 3.2, any Development Plan or the Parties’ respective rights and obligations thereunder.

Section 3.3            On-Going Trials.  BioLineRx shall retain control of, bear all costs relating to the On-Going Phase I/II Trial and the Other On-Going Trials, and shall exercise Commercially Reasonable Efforts to continue and complete the On-Going Phase I/II Trial and the Other On-Going Trials, which shall be managed by BioLineRx.  BioLineRx may modify the On-Going Phase I/II Trial and the Other On-Going Trials, including any changes to the protocols therefor, only with the prior written consent of Ikaria, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 3.4            Regulatory Matters.  Ikaria shall prepare and submit all filings with Regulatory Authorities relating to Products, which filings shall be in Ikaria’s name, provided that Ikaria shall provide BioLineRx [**] days prior notice to enable BioLineRx to review and provide any comments on such submissions.  With respect to regulatory matters concerning Products, BioLineRx shall cooperate with Ikaria in the preparation and support of each application for Regulatory Approval and shall provide Ikaria with such reasonable assistance as Ikaria may request.  For example, upon Ikaria’s request, BioLineRx shall describe the materials in sufficient and reasonable detail as requested by Ikaria, the Manufacturing techniques and other appropriate characteristics of Products (and the components thereof), and provide Ikaria with such other information related to the Products, including materials, chemistry, Manufacturing, technical dossier and controls data, batch records, analytical and quality control, device master files (if applicable), data from the On-Going Phase I/II Trial or Other On-Going Trials, or other information as Ikaria may reasonably request.

Section 3.5            Technology Exchange.

(a)           As soon as reasonably practicable after Ikaria’s written request, BioLineRx shall complete the activities assigned to BioLineRx as set forth on the technology exchange plan attached hereto as Exhibit A (the “Technology Exchange Plan”), to effect the transfer to Ikaria (or Ikaria’s designee(s)) of all embodiments of and information relating to BioLineRx Intellectual Property reasonably necessary for the exercise of Ikaria’s rights under the license granted pursuant to Section 2.1, including the Manufacturing of Products (“Technology Exchange”).  BioLineRx shall make available to Ikaria (or Ikaria’s designee(s)) such number of technical personnel as may be set forth in the Technology Exchange Plan to answer any questions or provide instruction as reasonably requested by Ikaria (or Ikaria’s designee(s)) concerning the items delivered pursuant to this Section 3.5, in connection with the Development,  Manufacture and Commercialization of Products hereunder.  Each Party shall bear its own costs with respect to the Technology Exchange.

(b)           The Joint Development Committee shall be responsible for coordinating the technology exchange activities under the Technology Transfer Plan.  Each Party shall cooperate with the other Party in such other Party’s conduct of technology exchange activities under the Technology Exchange Plan.

(c)           If Ikaria desires that BioLineRx provide technology exchange services beyond the scope of the Technology Exchange Plan, BioLineRx shall provide such services on terms to be agreed upon in good faith by the Parties.  Notwithstanding the foregoing, BioLineRx shall provide Ikaria with reasonable access to BioLineRx’s employees and consultants involved prior to the Effective Date and during the term of this Agreement with the Development of any Product.

Section 3.6            Manufacturing.

(a)           Ikaria shall be solely responsible for the Manufacture of Products for Development or for Commercialization in the Field in the Territory, which Ikaria may conduct itself or through Affiliates or Licensees.

(b)           BioLineRx Ltd. shall have the option (either directly or through an Affiliate), exercisable in its sole discretion no later than [**] months prior to the date on which Ikaria intends to file for Regulatory Approval in the U.S., to Manufacture Product pursuant to the terms of a supply agreement to be negotiated in good faith by the Parties, provided that (i) BioLineRx may exercise the foregoing option only to the extent that it has the demonstrated ability to manufacture the Product, including compliance with cGMP and all applicable laws and regulations, including those of the FDA and EMEA, (ii) BioLineRx shall bear all expenses required to establish and qualify the BioLineRx manufacturing site, including the costs of scale-up batches, process validation batches and stability batches, (iii) BioLineRx shall not be entitled to assign such option or to utilize subcontract manufacturing, and (iv) neither Party shall have any obligation to enter into such agreement unless all of the terms and conditions thereof are acceptable to both Parties.  If BioLineRx Ltd. exercises such option and the Parties enter into a supply agreement, (x) Ikaria shall be required to purchase no less than twenty percent (20%) of its requirements for the Product from BioLineRx, and (y) the per unit price for the Product shall be the [**], provided that the price shall not exceed [**] percent ([**]%) of the Net Sales price per unit of Product; provided, further, that if BioLineRx at any time shall fail to supply Product on time or such supply is otherwise disrupted, the minimum purchase requirement set forth in the preceding clause (x) shall no longer apply.  Any clinical supply provided to Ikaria by BioLineRx would be provided at cost.

(c)           The Parties will discuss the most efficient structure for the Manufacture and supply of Product for Development and Commercialization purposes.  If the Parties determine that coordination in Manufacturing is appropriate, the Parties will establish a Joint Manufacturing Committee (the “Joint Manufacturing Committee” or “JMC”) to coordinate Manufacturing efforts.  If established, the JMC would be comprised of [**] representatives of Ikaria and [**] representatives of BioLineRx, to oversee the Manufacturing of Products.  Each Party would make its initial designation of its representatives not later than [**] days after the Parties agreed to establish the JMC.  Each Party shall designate as its representatives individuals who have the requisite experience and knowledge to discuss the Manufacturing of Products.  Each Party would be permitted to change any one or more of its representatives to the JMC at any time upon notice to the other Party.

(d)           The JMC would meet at least [**] or more or less frequently as the JMC may agree.  The location of such meetings shall be as mutually agreed by the Parties.  The JMC may also meet by means of a telephone or video conference call.  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JMC.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.  Each Party would bear its own costs with respect to its participation on the JMC.

(e)           The JMC would only act unanimously.  If, however, the JMC is unable to reach agreement with respect to any matter within [**] days, the matter shall be referred to the Parties’ respective Executive Officers for resolution.  If the Executive Officers are not able to resolve any such matter by consensus within [**] days following referral, Ikaria’s Executive Officer shall have the right to decide the matter taking into account Ikaria’s obligation to use Commercially Reasonable Efforts under Section 3.8.

Section 3.7            Commercialization.  Ikaria shall be solely responsible for conducting, itself or through Affiliates or Licensees, the Commercialization of Products in the Field in the Territory, including (a) contracting with customers and booking sales, (b) setting the price and terms and conditions under which a Product may be sold to customers, and (c) handling of managed care accounts, and, subject to Section 1.29, Section 4.2(b), Section 5.2(d), Section 5.3(e) and Section 10.1(b), as between the Parties, Ikaria shall bear all costs associated therewith.  Ikaria shall produce and update from time to time a comprehensive Commercialization plan (the “Commercialization Plan”), which shall include plans for Commercializing Product in each major market in which Ikaria does not then have a presence.  The Commercialization Plan shall include a preliminary timeline for the initial Commercialization of Products, which is intended as a planning and informational tool and shall not constitute a binding obligation on Ikaria, and shall be subject to adjustment by Ikaria from time to time, provided, that, Ikaria shall provide BioLineRx with prior written notice of any material proposed change to a timeline.  The most recent preliminary Commercialization Plan is attached hereto as Schedule 3.7.

Section 3.8            Efforts.  Ikaria shall use Commercially Reasonable Efforts, either itself or through Affiliates or Licensees, (a) to Develop at least one Product in the Territory and (b) to Commercialize at least one Product in the Territory.

Article IV
Financial Provisions

Section 4.1            Milestone Payments.

(a)           Development and Regulatory Milestones.  With respect to each of the following milestones, Ikaria shall pay BioLineRx the corresponding payment set forth below within [**] days after the achievement by Ikaria, its Affiliates or Licensees of such milestone:

MILESTONE				PAYMENT

1.	Effective Date				$7,000,000

2.	Successful Completion of On-Going Phase I/II Trial				$10,000,000

3.	[**]			$	[**]

	[**]		$12,500,000

	[**]	$	[**]

4.	[**]			$	[**]

5.	[**]			$	[**]

6.	[**]			$	[**]

Total Development and Regulatory Milestone Payments				132,500,000

(b)           Commercialization Milestones.  Ikaria shall pay each of the following milestone payments to BioLineRx within [**] days after the achievement of such milestone:

MILESTONE	PAYMENT

1. Annual Net Sales in Territory exceed $[**] in a Calendar Year	$	[**]

2. Annual Net Sales in Territory exceed $[**] in a Calendar Year	$	[**]

3. Annual Net Sales in Territory exceed $[**] in a Calendar Year	$	[**]

Each of the milestones set forth in Section 4.1(a) and Section 4.1(b) shall be paid only once regardless of the number of Products that achieve such milestone.

Section 4.2            Royalties on Net Sales of Products.  During the Royalty Term applicable to each Product, and subject to adjustment as set forth in Section 4.2(b), Ikaria shall pay to BioLineRx royalties on a Product-by-Product basis, with the amount of such royalties calculated as a percentage of Net Sales in a calendar year for such Product as set forth below:

Net Sales	Royalty

Up to $[**]	[**]	%
>$[**] to $[**]	[**]	%
>$[**]	[**]	%

(a)           Royalties Payable Only Once.  The obligation to pay royalties is imposed only once with respect to Net Sales of the same unit of a Product.

(b)           Royalty Reductions for Third Party Payments.  Ikaria shall use Commercially Reasonable Efforts to avoid any Third Party Payments.  Ikaria shall provide BioLineRx written notice within [**] days of its receipt of any request or demand that Ikaria, its Affiliates or any Licensee obtain a license or immunity from suit from any Third Party in order for Ikaria, its Affiliates, or any Licensee to exercise or use the rights granted to Ikaria herein.  If Ikaria is required to obtain a license or immunity from suit from any Third Party in order for Ikaria, its Affiliates, or any Licensee to exercise or use the rights granted to Ikaria herein, and Ikaria, its Affiliates, or any Licensee pays any Third Party any up-front fee, milestone, royalty, or other payment (each, a “Third Party Payment”) in connection with such license or immunity from suit, Ikaria shall have the right to set off against any amounts payable to BioLineRx under this Article IV [**] percent ([**]%) of any Third Party Payments provided that in no event will the royalty paid to BioLineRx on Net Sales in the applicable country fall below [**] percent ([**]%).  If the amount of Third Party Payments that Ikaria is entitled to set off exceeds the amount otherwise payable to BioLineRx at any given time, or is limited by the foregoing [**] percent ([**]%), Ikaria shall be entitled to carry over the excess for set off against amounts payable to BioLineRx in subsequent periods until Ikaria has been credited for the full amount it is entitled to set off.  Prior to paying any Third Party Payment, the Parties shall obtain an analysis from their respective counsel in respect of the validity of the claim of any Third Party seeking Third Party Payments.  If the Parties are unable to agree on an assessment of the claim, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to assess such claims.  Ikaria shall substitute the decision of such independent patent counsel for that of its own counsel with respect to deciding whether to obtain a license or immunity from suit from any Third Party in order for Ikaria, its Affiliates, or any Licensee to exercise or use the rights granted to Ikaria herein.

(c)           Duration of Payments.  The amounts payable to BioLineRx under Section 4.2 shall be paid on a Product-by-Product and country-by-country basis until the expiration of the Royalty Term for such Product in such country.

(d)           Price Concessions.  Ikaria shall not, and shall ensure that its Affiliates and Licensees do not, sell or distribute the Product at a discount (including in the form of government mandated rebates) (with or without consideration) in return substantially for (i) concessions or consideration received in transactions involving products or services other than the Product or (ii) concessions from any government or governmental authority relating to products or services other than the Product.

Section 4.3            Reports and Accounting.

(a)           Reports; Payments.  Ikaria shall deliver to BioLineRx, within [**] days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Products that are subject to payment obligations to BioLineRx for such calendar quarter.  Such quarterly reports shall indicate (i) gross sales and Net Sales on a country-by-country basis, (ii) the calculation of payment amounts owed to BioLineRx from such gross sales and Net Sales, and (iii) any amounts set off pursuant to Section 4.2(b) against payments owed to BioLineRx.  When Ikaria delivers such accounting to BioLineRx, Ikaria shall also deliver all amounts due under Section 4.2 to BioLineRx for the calendar quarter.  All payments shall be made by wire transfer to the account specified in Schedule 4.3(a).

(b)           Audits by BioLineRx.  Ikaria shall keep, and shall require its Affiliates and Licensees to keep, complete and accurate records of the most recent [**] years relating to gross sales and Net Sales and all information relevant under Section 4.1 and Section 4.2.  For the sole purpose of verifying amounts payable to BioLineRx, BioLineRx shall have the right no more than [**] per calendar year, at BioLineRx’s expense, to engage independent accountants to review such records in the location(s) where such records are maintained by Ikaria, its Affiliates, and its Licensees upon reasonable notice and during regular business hours.  Prior to any review conducted pursuant to this Section 4.3(b), BioLineRx’s accountants shall have entered into a written agreement with Ikaria limiting the use of such records to verification of the accuracy of payments due under this Agreement and prohibiting the disclosure of any information contained in such records to a Third Party and to BioLineRx for a purpose other than as set forth in this Section 4.3(b).  The right to audit any royalty report or quarterly report or payment shall extend for [**] years from the end of the calendar year in which such royalty report or quarterly report was delivered or such payment made.  Results of such review shall be made available to Ikaria.  If the review reflects an underpayment to BioLineRx, such underpayment shall be promptly remitted to BioLineRx.  Likewise, if the review reflects an overpayment, Ikaria shall be entitled to reduce any subsequent payments by the amount of the overpayment.  If the underpayment to BioLineRx is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, BioLineRx shall be entitled to have Ikaria reimburse BioLineRx’s reasonable out-of-pocket costs of such review.

Section 4.4            Currency Amounts.  All dollar ($) amounts specified in this Agreement are United States Dollar amounts.

Section 4.5            Currency Exchange.  With respect to sales of Products invoiced in U.S. Dollars and other amounts received or paid by Ikaria, its Affiliates or Licensees in U.S. Dollars, such amounts and the amounts payable hereunder shall be expressed in U.S. Dollars.  With respect to sales of Products invoiced in a currency other than U.S. Dollars and other amounts received or paid by Ikaria, its Affiliates or Licensees in a currency other than U.S. Dollars, such amounts and the amounts payable hereunder shall be expressed in their U.S. Dollar equivalent calculated using the applicable rate of exchange reported by The Wall Street Journal (Eastern U.S. edition) on the last Business Day of the calendar quarter to which the report under Section 4.3(a) relates.  All payments hereunder shall be made in U.S. Dollars.

Section 4.6            Tax Withholding.  The Parties shall use all reasonable and legal efforts to reduce tax withholding on payments made to BioLineRx.  The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable Ikaria to minimize any withholding tax obligations.  Ikaria shall promptly provide to BioLineRx documentation of the payment of any withholding taxes that are paid pursuant to this Section 4.6, including copies of receipts or other evidence reasonably required and sufficient to allow BioLineRx to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

Section 4.7            Upfront Payments Received Under Sublicenses.  If Ikaria receives an upfront payment consideration under a sublicense granted to a Third Party under this Agreement, Ikaria shall pay to BioLineRx ten percent (10%) of any such payment within 30 days after actual receipt thereof from the Third Party.

Article V
Intellectual Property Ownership, Protection and Related Matters

Section 5.1            Ownership of Inventions.

(a)           Intentionally Omitted.

(b)           Intentionally Omitted.

(c)           Inventorship.  Questions of inventorship shall be resolved in accordance with United States patent laws.  In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute.  The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

(d)           Further Actions and Assignments.  Each Party shall take all further actions and execute all assignments requested by the other Party and reasonably necessary or desirable to vest in the other Party the ownership rights set forth in this Section 5.1.

Section 5.2            Prosecution and Maintenance of Patent Rights.

(a)           Intentionally Omitted.

(b)           BioLineRx Intellectual Property.  Upon the Effective Date, Ikaria shall assume responsibility for the management of the preparation, filing prosecution and maintenance of any and all patent applications, including any interference proceedings related thereto, included in the BioLineRx Intellectual Property (including, for clarity, the Sublicensed IP, BioLineRx Patent Rights and patents and patent applications that claim or disclose BioLineRx Know-How).

(c)           BioLineRx Step-in Right.  If Ikaria, on a country-by-country basis, declines to file and prosecute, or elects not to take actions necessary to avoid abandonment of, any patent applications or maintain any patent in any country, in each case for which it has responsibility under Section 5.2(a) or Section 5.2(b), it shall give BioLineRx reasonable notice to this effect sufficiently in advance to permit BioLineRx to undertake such filing and prosecution without a loss of rights, and thereafter BioLineRx may, upon written notice to Ikaria, file and prosecute such patent applications and maintain such patents in such country.  If BioLineRx files, prosecutes or maintains any such patent application or patent in such country and any resulting Valid Claim of BioLineRx Patent Rights constitutes the only BioLineRx Patent Rights Covering the Product in such country (i.e., there are no other BioLineRx Patent Rights Covering the Product in such country), then [**].

If BioLineRx exercises the foregoing step-in right following the election by Ikaria to abandon all existing BioLineRx Patent Rights in a given country, Ikaria shall, within [**] days following BioLineRx’s written request, notify BioLineRx in writing whether Ikaria intends to Commercialize a Product in the Field in such country.  If Ikaria notifies BioLineRx that Ikaria has no intent to Commercialize a Product in the Field in such country, BioLineRx may, upon written notice to Ikaria within [**] days of receipt of Ikaria’s notice of lack of intent, exercise a right to directly Commercialize a Product in the Field in such country.  If BioLineRx provides Ikaria with such notice: [**].

(d)           Costs and Expenses.  Ikaria shall pay the costs and expenses of preparing, filing, prosecuting, and maintaining the Patent Rights covered by Section 5.2(a) or Section 5.2(b), [**].

(e)           Cooperation Between Parties.  Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of Patent Rights pursuant to this Section 5.2, including the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution or maintenance of such Patent Rights, including Patent Rights that such Party has elected not to pursue, as provided for in subsections (a), (b) and (c) above.  In addition, the filing, prosecuting and maintaining Party in subsections (a), (b) and (c) above shall promptly forward to the other Party copies of any substantive correspondence and actions prepared for or received from the U.S. Patent and Trademark Office or any foreign patent office that may materially affect the Patent Rights being prosecuted or maintained.  The other Party’s patent counsel may provide comments to the filing, prosecuting and maintaining Party.  If any comments by the other Party’s patent counsel are provided in sufficient time for the filing, prosecuting and maintaining Party to reflect such comments in its correspondence or response, and such comments are reasonably directed to maximizing the coverage of the claims of the Patent Rights being prosecuted or maintained, the filing, prosecuting and maintaining Party shall reflect such comments in its correspondence or response, if its patent counsel deems it prudent to do so.

(f)            Coordination with BioLineRx pursuant to the Sublicensed IP.  With respect to any Sublicensed IP which Ikaria is responsible for filing, prosecuting, and maintaining, Ikaria shall:

(i)            consult with BioLineRx regarding the preparation, filing, and prosecution of all patent applications, and the maintenance of all patents, included within such Sublicensed IP, including the content, timing, and jurisdiction of the filing of such patent applications and their prosecution, and other details and overall global strategy pertaining to the procurement and maintenance of Patent Rights in such Sublicensed IP, and shall file, prosecute, and maintain all such Patent Rights through a law or patent attorney firm selected by Ikaria and approved by BioLineRx (and  BioLineRx shall exercise its rights under the BGN License Agreement as may be necessary to obtain BGN’s approval); and

(ii)           provide BioLineRx with copies of all patent applications that claim or disclose such Sublicensed IP, and BioLineRx shall exercise its rights under the BGN License Agreement to ensure that BGN cooperates in a timely manner with Ikaria’s efforts to register such Patent Rights, including by causing BGN to execute any documents as may be required for such purpose.

BioLineRx shall take all actions required to remain in compliance with the BGN License Agreement in connection with the foregoing.

Section 5.3            Third Party Infringement.

(a)           Notice.  Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known or suspected infringement of any of the BioLineRx Patent

Rights or (ii) unauthorized use of any of the BioLineRx Know-How of which such Party becomes aware, including, in the case of either clause (i) or clause (ii) involving, or that may reasonably lead to, the Development, Manufacture, use or Commercialization of a product or product candidate that is or may be competitive with a Product in the Field (“Competitive Infringement”), and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or suspected unauthorized use.

(b)           BioLineRx Intellectual Property; Step-in Rights.

(i)            Ikaria shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that either Party reasonably believes is required to protect BioLineRx Intellectual Property from Competitive Infringement .  Ikaria shall give BioLineRx sufficient advance notice of its intent to file any such suit or take any such action, and the reasons therefor, and shall provide BioLineRx with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, Ikaria shall keep BioLineRx informed, and shall from time to time consult with BioLineRx regarding the status of any such suit or action and shall provide BioLineRx with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  Any recovery obtained as a result of any proceeding pursuant to this subsection (b)(i), by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit; and (B) second, [**].

(ii)           If Ikaria chooses not to initiate a suit or take other appropriate action under subsection (b)(i) above to protect BioLineRx Intellectual Property from Competitive Infringement, Ikaria will so notify BioLineRx of its intention, in which case BioLineRx shall have the right to initiate such suit or take such other appropriate action.  BioLineRx shall give Ikaria sufficient advance notice of its intent to file any such suit or take any such action, and the reasons therefor, and shall provide Ikaria with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, BioLineRx shall keep Ikaria informed, and shall from time to time consult with Ikaria regarding the status of any such suit or action and shall provide Ikaria with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  Any recovery obtained as a result of any proceeding pursuant to this subsection (b)(ii), by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit; and (B) second, any remainder shall be shared [**]% for BioLineRx and [**]% for Ikaria.

(iii)          If BioLineRx chooses not to initiate a suit or take other appropriate action under subsection (b)(ii) above to protect Sublicensed IP from Competitive Infringement and

BGN exercises its rights under the BGN License Agreement to prosecute, prevent, or terminate such Competitive Infringement, any amount received by BioLineRx in connection therewith, whether by settlement or otherwise, [**].

(c)           Claimed Infringement.  If a Party becomes aware of any claim that the Development, Manufacture, or Commercialization of Products for use in the Field in the Territory infringes Patent Rights or any other intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, Ikaria shall have the exclusive right to settle such claim.

(d)           Patent Invalidity Claim.  If a Third Party at any time asserts a claim that any BioLineRx Patent Rights is invalid or otherwise unenforceable (an “Invalidity Claim”), whether (i) as a defense in an infringement action brought by Ikaria or BioLineRx pursuant to subsection (b) above, or (ii) in an action brought against Ikaria or BioLineRx referred to in subsection (c) above, or (iii) otherwise, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim.  Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           Conduct of Certain Actions; Costs.  Ikaria shall have the sole and exclusive right to select counsel for any suit initiated by it referenced in subsection (b)(i) above or against it referenced in subsection (c) above, and BioLineRx shall have the sole and exclusive right to select counsel for any suit initiated by it referenced in subsection (b)(ii) above.  If required under applicable law in order for a Party (the “Lead Party”) to initiate or maintain such suit, the other Party shall join as a party to the suit.  Such other Party shall offer reasonable assistance to the Lead Party in connection therewith at no charge to the Lead Party except for reimbursement of such other Party’s reasonable out-of-pocket expenses incurred in rendering such assistance.  The Lead Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings referenced in the first sentence of this subsection (e), including the fees and expenses of the counsel selected by it.  Subject to applicable law, the other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(f)            Coordination with BGN.  With respect to any suit to protect Sublicensed IP from infringement for which Ikaria is the Lead Party, notwithstanding anything to the contrary in this Section 5.3:

(i)            if required under applicable law in order for Ikaria to initiate or maintain such suit, BioLineRx shall (A) exercise its rights under the BGN License Agreement to cause BGN to join as a party to such suit, (B) exercise its rights under the BGN License Agreement to obtain BGN’s approval of counsel selected by Ikaria to represent Ikaria and BGN in such suit, and (C) [**];

(ii)              Ikaria shall not compromise or settle such suit without the prior written consent of BGN, which consent BioLineRx shall exercise its rights under the BGN License Agreement to obtain; and

(iii)          any recovery obtained by Ikaria as a result of such suit, by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit (for clarity, BioLineRx shall be reimbursed for any costs of BGN paid by BioLineRx in accordance with clause (i)(C) above); (B) second, [**] percent ([**]%) of any remainder shall paid to BioLineRx for remittance to BGN as provided in Section 10.1.2 of the BGN License Agreement ; and (C) third, the remaining [**] percent ([**]%) shall be retained by Ikaria; [**].

Article VI
Confidentiality; Non-Solicitation; Standstill

Section 6.1            Confidential Information.  Each Party agrees that all Confidential Information disclosed to it or its Affiliates by the other Party (a) shall not be used by the receiving Party or its Affiliates except to fulfill its obligations or exercise its rights under this Agreement, (b) shall be maintained in confidence by the receiving Party and its Affiliates, and (c) shall not be disclosed by the receiving Party or its Affiliates to any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party, which consent the disclosing Party may withhold in its sole discretion.  Notwithstanding the foregoing, either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by applicable law, regulation or legal process, including by Israeli securities laws, the rules or regulations of the United States Securities and Exchange Commission (the “SEC”) or any similar regulatory agency in a country other than the United States or of any stock exchange, including the Tel Aviv Stock Exchange, in which event such Party shall provide prior notice of such intended disclosure to such other Party, if possible under the circumstances, and shall disclose only such Confidential Information of the other Party as is required to be disclosed.  If this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party pursuant to the preceding sentence, such Party shall use, or shall cause its Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency or stock exchange of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

Section 6.2            Disclosures to Employees, Consultants, Advisors, Etc.  Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants, advisors, Licensees and potential Licensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and only under conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement, provided that BioLineRx and Ikaria shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants, advisors, Licensees and potential Licensees to treat such information and materials as required under Section 6.1.  For clarity, (a) Ikaria is permitted to disclose Confidential Information to actual or potential Licensees, acquirors or financing sources; and (b) BioLineRx is permitted to disclose this Agreement and the Development Plan to BGN, solely to the extent required under the BGN License Agreement; provided that any such disclosure subjects the receiving Third Party to conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement.

Section 6.3            Non-Solicitation.  During the term of this Agreement and continuing for [**] months after the termination of this Agreement, neither Party shall directly or indirectly, for its own account or for the account of others, urge, induce, entice, or in any manner whatsoever solicit any employee directly involved in the activities conducted pursuant to this Agreement to leave the employment of the other Party or any of its Affiliates.  For purposes of the foregoing, “urge”, “induce”, “entice” or “solicit” shall not be deemed to mean: (a) circumstances where an employee of a Party initiates contact with the other Party or any of its Affiliates with regard to possible employment; or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

Section 6.4            Standstill.  Neither Ikaria nor any of its Affiliates shall directly or indirectly, for its own account or for the account of others, acquire more than [**] of the equity or debt securities of BioLineRx, or urge, induce, entice or solicit any Third Party to acquire the equity or debt securities of BioLineRx, in either case without the consent of BioLineRx, which may be withheld in its sole discretion.  The obligations of Ikaria under this Section 6.4 shall terminate in the event that (a) any Third Party initiates a tender or exchange offer, or otherwise publicly proposes or agrees to acquire, a majority of the equity or debt securities of BioLineRx (provided that the restrictions set forth in this Section 6.4 shall be reinstated in the event that such tender or exchange offer, or proposal, is terminated or withdrawn), (b) it is publicly disclosed that voting securities representing at least [**] of the total voting power of BioLineRx have been acquired by any one or more Third Parties, (c) BioLineRx publicly announces that it intends to seek a Third Party acquirer (provided that the restrictions set forth in this Section 6.4 shall be reinstated in the event that BioLineRx publicly announces that it no longer is seeking a Third Party acquirer and so notifies Ikaria in writing), (d) BioLineRx enters into any agreement to merge with, or sell or dispose of [**] or more of its assets or securities, or (e) this Agreement is terminated pursuant to Article VIII.  BioLineRx shall provide Ikaria with prompt written notice of the occurrence of any of the foregoing events to the extent permitted under applicable law.  For clarity, the acquisition by any employee benefit plan of Ikaria or its Affiliates in any diversified index, mutual or pension fund, which fund in turn holds BioLineRx securities, shall not be deemed a breach of this Section 6.4.

Section 6.5            Term.  All obligations of confidentiality imposed under this Article VI shall survive until the date that is [**] years after the expiration or termination of this Agreement.

Section 6.6            Publicity.  During the term of this Agreement, the content of any press release or public announcement relating to this Agreement or a Product shall be mutually approved by the Parties, except that (a) a Party may issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, (b) a Party may issue such a press release or public announcement if it is advised by counsel that such press release or public announcement is required by applicable law, regulation or legal process, including by Israeli securities laws, the rules or regulations of the SEC or any similar regulatory agency in a country other than the United States or of any stock exchange, including the Tel Aviv Stock Exchange, and (c) Ikaria shall remain free to issue press releases and public announcements regarding the Development, Manufacturing, Commercialization and use of Products in the Field, provided that Ikaria shall provide BioLineRx with advance notice of at least [**] days prior to public disclosure of such releases and announcements or such shorter period as required to comply with any applicable law.  In addition, BioLineRx shall reasonably implement any changes that Ikaria may recommend with respect to any filing to be made in accordance with the rules or regulations of the SEC or any similar regulatory agency in a country other than the United States or of any stock exchange, including the Tel Aviv Stock Exchange; provided that such Ikaria shall only have the right to comment upon portions of such filings that directly related to Ikaria or this Agreement.  Nothing in the foregoing shall require BioLineRx to implement any change that Ikaria may recommend that is not consistent with the rules or regulations of the Israel Securities Authority, Tel Aviv Stock Exchange, the rules or regulations of the SEC, or any similar regulatory agency in a country other than the United States or Israel, as advised in writing by BioLineRx’s legal counsel.  BioLineRx’s legal counsel will provide Ikaria confirmation of such advise.

Section 6.7            Publications.  The results of the Development Program may be published by a Party as part of a scientific presentation or publication only after scientific review by and approval of the Joint Development Committee unless the other Party, acting reasonably, disapproves of the presentation or publication in writing within [**] days after receipt of the presentation or publication.  Either Party may require that such Party’s Confidential Information be redacted from such presentation or publication and may reasonably require that other information also be redacted.  In addition, at the request of either Party, the date of submission for presentation or publication shall be delayed for a period of time sufficiently long to permit a Party to seek appropriate patent protection.  Other than as provided for herein, BioLineRx shall not make any publication regarding any Product or containing any Confidential Information of Ikaria without the prior written consent of Ikaria.  Notwithstanding the foregoing, to the extent necessary or appropriate as determined in Ikaria’s discretion, Ikaria may disclose information otherwise covered by this Section 6.7 in documents filed with the SEC.

Article VII
Representations and Warranties

Section 7.1            Representations of Authority.  BioLineRx and Ikaria each represents and warrants to the other Party that, except for the consent of the OCS, it has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other Party the rights and licenses granted pursuant to this Agreement.

Section 7.2            Consents.  BioLineRx and Ikaria each represents and warrants to the other Party that, except for the consent of the OCS, all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the date hereof in connection with the execution, delivery and performance of this Agreement have been obtained.

Section 7.3            No Conflict.  BioLineRx and Ikaria each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, except for the consent of the OCS, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the collaboration and the licenses and rights to be granted pursuant to this Agreement (a) do not conflict with or violate any requirement of applicable laws or regulations existing as of the date hereof and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the date hereof.

Section 7.4            Enforceability.  BioLineRx and Ikaria each represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

Section 7.5            Additional BioLineRx Representations.  BioLineRx represents and warrants to Ikaria that:

(a)           BioLineRx has the right to grant the licenses granted to Ikaria on the terms set forth in this Agreement;

(b)           BioLineRx is not engaged with any Third Party in any Development efforts directed to Products in the Field in the Territory other than with respect to the On-Going Phase I/II Trial, the Other On-Going Trials or the Existing Product Agreements;

(c)           BioLineRx has provided Ikaria with true and complete copies of each of the Existing Product Agreements, each of which is in full force and effect in accordance with its terms as of the date hereof, and has obtained all consents necessary for the assignment to Ikaria of each of the Existing Product Agreements hereunder, and, following such assignment, Ikaria shall have the legal right to exercise all rights of BioLineRx that existed thereunder immediately prior to such assignment;

(d)           to BioLineRx’s Knowledge, the BioLineRx Patent Rights listed in Exhibit B are valid and enforceable and constitute all of the Patent Rights necessary or useful for Ikaria to fully exercise and enforce its rights hereunder;

(e)           to BioLineRx’s Knowledge, the BioLineRx Patent Rights are not being infringed and the BioLineRx Know-How is not being misappropriated by any Third Party;

(f)            BioLineRx owns the entire right, title and interest in and to the BioLineRx Intellectual Property (other than the Sublicensed IP) free and clear of any liens, charges, claims and encumbrances, and no other Person has any claim of ownership or right to obtain compensation with respect to such BioLineRx Intellectual Property;

(g)           to BioLineRx’s Knowledge, the Products developed in the Development Program and the Development, Manufacture and Commercialization of such Products will not infringe or misappropriate any intellectual property rights not licensed to Ikaria hereunder; and

(h)           BioLineRx has not received and has no Knowledge of any claim or demand of any Person pertaining to, or any proceeding which is pending or threatened that asserts, the invalidity, misuse or unenforceability of the BioLineRx Patent Rights or that challenges BioLineRx’s ownership of the BioLineRx Intellectual Property or that makes any adverse claim with respect thereto, and, to the Knowledge of BioLineRx, there is no basis for any such claim, demand or proceeding.

Section 7.6            BGN License Agreement.  BioLineRx represents, warrants and covenants to Ikaria that:

(a)           BioLineRx has provided Ikaria with a true and complete copy of the BGN License Agreement, which is in full force and effect in accordance with its terms as of the date hereof;

(b)           BioLineRx shall obtain and provide to Ikaria within ten (10) days of execution of this Agreement a written statement from BGN certifying that the terms of this Agreement are consistent with those of the BGN License Agreement, including in the context of Section 13.4.1(c) thereof;

(c)           BioLineRx has (i) achieved by its designated performance date each Milestone (as that term is defined in the BGN License Agreement) having a designated performance date on or before the date hereof, or obtained a waiver in respect thereof, and (ii) neither (A) committed any material breach of the its obligations under the BGN License Agreement nor (B) received any notice from BGN of any alleged material breach thereof by BioLineRx or of any Failure (as that term is defined therein);

(d)           BioLineRx shall upon receipt by BioLineRx promptly provide Ikaria with a copy of any notice from BGN described in the foregoing clause (c)(ii)(B);

(e)           BioLineRx shall not terminate, amend, supplement or otherwise modify the BGN License Agreement without Ikaria’s prior written consent;

(f)            the rights and obligations of BioLine Jerusalem L.P. under the BGN License Agreement have been assigned and delegated, or otherwise transferred, to BioLineRx;

(g)           as between BioLineRx and Ikaria, BioLineRx shall be responsible for any and all payments to be made under the BGN License Agreement;

(h)           in the event of any termination of the BGN License Agreement, BioLineRx shall, at Ikaria’s request, provide all reasonable assistance to Ikaria in Ikaria’s efforts to obtain from BGN an exclusive license to the Sublicensed IP, including through enforcement of the provisions of Sections 5.2.3 and 13.4.1(c) of the BGN License Agreement.

Section 7.7            Employee, Consultant and Advisor Legal Obligations.  BioLineRx and Ikaria each represents and warrants that each of its and its Affiliates’ employees, consultants and advisors who is or will be involved in performing any obligations hereunder has executed or will have executed an agreement or have an existing obligation under law requiring assignment to such Party of all intellectual property made during the course of and as the result of his, her or its association with such Party or such Affiliate, and obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under

Article VI.  BioLineRx and Ikaria each represents and warrants that, to its Knowledge, none of its or its Affiliates’ employees, consultants or advisors who is or will be involved in performing any obligations hereunder is, as a result of the nature of such obligations to be performed by the Parties, in violation of any covenant in any contract relating to non-disclosure of proprietary information, non-competition or non-solicitation.

Section 7.8            Accuracy of Representations and Warranties on Effective Date.  The representations and warranties of each of the Parties set forth in the preceding sections of this Article VII remain true and accurate on and as of the Effective Date.  Each Party shall promptly following receipt of acceptable consent from the OCS deliver to the other Party a certificate to such effect executed by its Chief Executive Officer.

Section 7.9            No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING THAT ANY PRODUCTS WILL BE ECONOMICALLY OR TECHNICALLY UTILIZABLE, THAT ANY SALES OF ANY PRODUCTS WILL OCCUR, THAT THE DEVELOPMENT PROGRAM ACTIVITIES WILL BE COMPLETED IN THE EXPECTED TIMEFRAME, OR THAT ANY PRODUCT WILL BE FREE OF ANY THIRD PARTY RIGHTS.

Article VIII
Term and Termination

Section 8.1            Term.  The term of this Agreement shall begin on the Effective Date, may be terminated as set forth in this Article VIII, and shall expire on a Product-by-Product and country-by-country basis upon the date of expiration of the Royalty Term for such Product in such country, and shall expire in its entirety upon the last-to-expire Royalty Term, unless earlier terminated as set forth in this Article VIII.

Section 8.2            Termination for Material Breach.  Upon any breach of a material provision of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may terminate this Agreement by providing ninety (90) days written notice to the Breaching Party specifying the material breach.  The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period.  Ikaria may terminate this Agreement pursuant to this Section 8.2 immediately upon any termination of the BGN License Agreement.

Section 8.3            Development-Related Termination.  Ikaria shall have the right to terminate this Agreement upon sixty (60) days prior written notice, if Ikaria at any time determines, in its sole judgment, that the results of the Development Program do not warrant further Development of Products.

Section 8.4            Effect of Certain Terminations and Expiration.

(a)           If this Agreement is terminated by Ikaria under Section 8.2:

(i)            The licenses granted by BioLineRx to Ikaria under Section 2.1 and, notwithstanding any other provision in this Agreement to the contrary, Ikaria’s obligations under Section 4.2, shall survive;

(ii)           Section 2.2 shall survive until Ikaria is no longer obligated to pay royalties to BioLineRx under Section 4.2; and

(iii)          Section 5.1 and Section 5.3 shall survive.

(b)           If this Agreement is terminated by either BioLineRx under Section 8.2, or by Ikaria under Section 8.3, the licenses granted under Section 2.1 shall terminate as of the effective date of such termination; provided, however, that Ikaria, its Affiliates, and its Licensees shall be afforded a commercially reasonable period of time (but no less than [**] months) to sell off any then existing or in process stocks of the Products, subject to the terms and conditions of this Agreement, including the payment of royalties thereon.

(c)           Upon any termination or expiration of this Agreement, each Party shall return to the other Party any tangible property owned by the other Party, including any books and records and Confidential Information, in accordance with the reasonable instructions given by the other Party, with any shipping costs to be borne by the other Party, provided, however, that a Party may retain a copy of any regulatory records it is required to maintain in accordance with applicable law.

Section 8.5            Survival.  In the event of any expiration or termination of this Agreement, (a) all financial obligations under Article IV and Article V owed as of the effective date of such expiration or termination shall remain in effect, including such obligations that have accrued, but have not been invoiced, as of such effective date, and (b) the obligations set forth in Section 5.1, Article VI, Article IX and Article X, and all other terms, provisions, representations, rights and obligations contained in this Agreement that by their express terms survive expiration or termination of this Agreement (including Section 8.4 and this Section 8.5), shall survive and all other terms, provisions, representations, rights and obligations contained in this Agreement shall terminate.

Section 8.6            Termination Prior to Effective Date.  Notwithstanding anything to the contrary in this Article VIII, Ikaria may terminate this Agreement prior to the Effective Date, with no liability to BioLineRx, if the OCS does not consent to the Agreement in a form reasonably satisfactory to both Parties within forty-five (45) days after the execution of this Agreement.  The provisions of Article X (except for Section 10.1(a)) and this Section 8.6 shall survive such termination, and all other terms, provisions, representations, rights and obligations contained in this Agreement shall terminate.

Article IX
Dispute Resolution

Section 9.1            Negotiation.  Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled, if possible, through good faith negotiations between the Parties.

Section 9.2            Escalation.  If the Parties are unable to settle any dispute after good faith negotiations pursuant to Section 9.1 after [**] days, such dispute (except for any matter that by its express terms shall be resolved as provided in this Agreement, including any matter arising under Section 3.2 or Section 3.6) shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than [**] days after referral.

Section 9.3            Mediation.  Solely with respect to a dispute as to whether Ikaria has breached its obligations to use Commercially Reasonable Efforts as set forth in Section 3.8, if the Executive Officers are unable to settle such dispute after good faith negotiations pursuant to Section 9.2 within [**] days after referral to the Executive Officers, the Parties shall, within [**] days thereof, engage a mutually agreeable Third Party mediator on a non-binding basis to assist the Parties in determining whether such a breach has occurred.  The Parties agree that they will participate in good faith in an effort to resolve the dispute in an informal, inexpensive and expeditious manner and that any mediator selected shall agree to render any judgments in a timely manner, but no later than [**] days after the mediator is selected.  All expenses of the mediator will be shared equally by the Parties.

Section 9.4            Litigation.  If the Executive Officers are unable to settle any dispute after good faith negotiations pursuant to Section 9.2 (other than a dispute as to whether Ikaria has breached its obligations to use Commercially Reasonable Efforts as set forth in Section 3.8) within [**] days after referral, or if the Parties continue to dispute whether Ikaria has breached its obligations to use Commercially Reasonable Efforts as set forth in Section 3.8 following mediation pursuant to Section 9.3, then either Party may seek resolution of the dispute (except for any matter that by its express terms shall be resolved as provided in this Agreement, including any matter arising under Section 3.2 or Section 3.6) through remedies available at law or in equity from any court of competent jurisdiction as set forth in Section 10.3.

Section 9.5            Equitable Relief.  Each Party acknowledges and agrees that the other Party would be damaged irreparably if any of the provisions of Article II, Article V and Article VI are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of such provisions, to preserve status quo, and to enforce specifically such provisions in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Article X
Miscellaneous Provisions

Section 10.1          Indemnification.

(a)           By Ikaria.  Ikaria agrees to defend BioLineRx, its Affiliates and their respective directors, officers, employees and agents at Ikaria’s cost and expense, and shall indemnify and hold harmless BioLineRx and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses (collectively, “Losses”) arising out of any Third Party claim to the extent relating to (i) any breach by Ikaria of any of its representations, warranties or obligations pursuant to this Agreement, or (ii) personal injury, property damage, product liability or other damage resulting from the Development, Manufacture, use or Commercialization of a Product by Ikaria or its Affiliates or Licensees, excluding any claim for which BioLineRx indemnifies Ikaria under subsection (b) below.

(b)           By BioLineRx.  BioLineRx agrees to defend Ikaria, its Affiliates and their respective directors, officers, employees and agents at BioLineRx’s cost and expense, and shall indemnify and hold harmless Ikaria and its Affiliates and their respective directors, officers, employees and agents from and against any Losses arising out of any Third Party claim to the extent relating to (i) any breach by BioLineRx of any of its representations, warranties or obligations pursuant to this Agreement, (ii) personal injury, property damage or other damage resulting from the conduct of the On-Going Phase I/II Trial or the Other On-Going Trials by or on behalf of BioLineRx or its Affiliates, (iii) the BGN Agreement, or (iv) any allegation that the practice of the BioLineRx Intellectual Property rights in the Development Program infringes or misappropriates any Third Party intellectual property rights, to the extent BioLineRx had Knowledge that such practice would infringe or misappropriate such Third Party intellectual property rights on or before the Effective Date.

(c)           Claims for Indemnification.  A Person entitled to indemnification under this Section 10.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 10.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).  Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent the Indemnifying Party shall not unreasonably withhold, condition or delay.  The Indemnifying Party shall not agree, without the prior written consent of the Indemnified Party, which consent the Indemnified Party shall not unreasonably withhold, condition or delay, to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

Section 10.2          Governing Law.  This Agreement shall be construed and the respective rights of the Parties determined in accordance with the laws of the State of New York, USA (other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction).

Section 10.3          Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of New York, USA in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, unless the state or federal courts sitting in the State of New York decline to exercise jurisdiction over any such action or proceeding or if those courts lack proper jurisdiction, then any action or proceeding arising out of or relating to this Agreement may be brought in any other U.S. court of competent jurisdiction.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.6, provided that nothing in this Section 10.3 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

Section 10.4          Assignment.  Ikaria may assign this Agreement or any right hereunder, or delegate any obligation hereunder, in its sole discretion, to (a) any Affiliate of Ikaria or (b) any entity acquiring all or substantially all of the assets of Ikaria Holdings, Inc. and its Affiliates.  All other assignments by Ikaria, including (i) to any entity acquiring all or substantially all of the assets of Ikaria to which this Agreement relates or (ii) to any entity with which or into which Ikaria may consolidate or merge, are subject to BioLineRx’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.  BioLineRx may assign its right to receive payments hereunder to a Third Party, in its sole discretion, but BioLineRx shall not otherwise be permitted to assign this Agreement, in whole or in part, without the prior written consent of Ikaria, which approval shall not be unreasonably withheld, conditioned or delayed.  Any assignments in contravention of this Section 10.4 shall be null and void.

Section 10.5          Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, except for that certain Mutual Non Disclosure Agreement between the Parties dated February 25, 2009.  Without limiting the generality of the foregoing, this Agreement hereby supersedes and replaces in its entirety the License and Commercialization Agreement by and among the parties dated as of July 5th, 2009.  To the extent that any provision of this Agreement conflicts with any provisions of such Mutual Non Disclosure Agreement, the provision of this Agreement shall control.  Except as set forth in Section 2.1(iv), any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 10.6          Notices.

Notices to Ikaria shall be addressed to:

Ikaria Development Subsidiary One LLC
6 State Route 173
Clinton, NJ 08809, USA
Attention: Chief Executive Officer

with copy to:

Ikaria Holdings, Inc.
6 State Route 173
Clinton, NJ 08809, USA
Attention: General Counsel

Notices to BioLineRx Ltd. shall be addressed to:

BioLineRx Ltd.
19 Hartum Street
P.O. Box 45158
Jerusalem 91450, Israel
Attention:  Chief Executive Officer

with copy to:

Arent Fox LLP
1050 Connecticut Avenue
Washington, DC  20036, USA
Attention: John Dwyer, Esq.

Notices to BioLine Innovations Jerusalem L.P. shall be addressed to:

BioLine Innovations Jerusalem L.P.
19 Hartum Street
P.O. Box 45158
Jerusalem 91450, Israel
Attention:  Chief Executive Officer

with copy to:

Arent Fox LLP
1050 Connecticut Avenue
Washington, DC  20036, USA
Attention: John Dwyer, Esq.

Any Party may change its address by giving notice to the other Party in the manner herein provided.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 10.7          Force Majeure.  No failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, including the following: acts of God; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion (each such event, a “Force Majeure Event”) and provided that such Party cures such failure or omission resulting from one of the above causes as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

Section 10.8          Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either BioLineRx or Ikaria to act as agent for the other.

Section 10.9          Limitations of Liability.  NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 10.9 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS; (B) ANY LOSSES, INCLUDING LOST PROFITS, ARISING FROM ANY (I) BREACH OF A PARTY’S OBLIGATIONS WITH RESPECT TO THE OTHER PARTY’S CONFIDENTIAL INFORMATION, (II) BREACH BY BIOLINERX OF THE EXCLUSIVE RIGHTS GRANTED IN SECTION 2.1 OR THE COVENANT CONTAINED IN SECTION 2.2, OR (III) USE OF ANY PATENT RIGHTS OR KNOW-HOW LICENSED HEREUNDER BEYOND THE SCOPE OF SUCH LICENSE; OR (C) ANY LOSSES ARISING AS A RESULT OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.10       No Implied Waivers; Rights Cumulative.  No failure on the part of BioLineRx or Ikaria to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any further or other exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 10.11       Severability.  If, under applicable law or regulation, any provision of this Agreement is invalid, incomplete or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid, incomplete or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid, complete and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 10.12       Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

REMAINDER OF PAGE LEFT EMPTY; NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this License and Commercialization Agreement as of the Effective Date.

IKARIA DEVELOPMENT SUBSIDIARY ONE LLC

By:	/s/ Matthew M. Bennett

Name:	Matthew M. Bennett

Title:	Senior Vice President

BIOLINERX LTD.

By:	/s/ Morris Laster M.D.

Name:	Morris Laster M.D.

Title:	CEO

BIOLINE INNOVATIONS JERUSALEM L.P. by its General Partner, BioLine Innovations Jerusalem, Ltd.

By:	/s/ Morris Laster M.D.

Name:	Morris Laster M.D.

Title:	Director

SCHEDULE 1.30

PROTOCOL FOR ON-GOING PHASE I/II TRIAL

[PROTOCOL IMMEDIATELY FOLLOWS]

CLINICAL STUDY

Protocol No. BL-1040.01
Version 5.00 Incorporating Amendments 1, 2, 3 and 4
Safety and Feasibility
Final

A Phase I, multi-center, open label study designed to assess the safety and feasibility of the injectable BL-1040 implant to provide scaffolding to infarcted myocardial tissue

BioLine Innovations Jerusalem

Confidentiality Statement

This document contains information that is the property of BioLine Innovations Jerusalem and therefore is provided to you in confidence for review by you, your staff, an applicable ethics committee/institutional review board and regulatory authorities. It is understood that this information will not be disclosed to others without written approval from BioLine innovations Jerusalem, except to the extent necessary to obtain informed consent from those persons to whom BL-1040 may be administered.

Annotated Protocol incorporating Amendment 1, Amendment 2, Amendment 3, and Amendment 4

01 December 2008

Protocol BL-1040.01, Version 5.00 Safety and Feasibility study of BL-1040 Final	CONFIDENTIAL

PROTOCOL NUMBER:	BL-1040.01 Safety and Feasibility

DATE OF PROTOCOL:

Final, 01 December 2008
Version 2 incorporating Amendment 1, 07 August 2007
Version 3 incorporating Amendment 2, 03 December 2007
Version 4 incorporating Amendment 3, 17 April 2008
Version 5 incorporating Amendment 4, 27 November 2008

PROTOCOL TITLE:	A Phase I, multi-center, open label study designed to assess the safety and feasibility of the injectable BL-1040 implant to provide scaffolding to infarcted myocardial tissue

SPONSOR:	BioLine Innovations Jerusalem

Responsible study personnel:

Name:	Prof. Moshe Phillip, MD, Vice-President of Medical Affairs, Sr. Clinical Advisor
Address:	BioLine Innovations Jerusalem, 19 Hartum St., POB 45158 Jerusalem, Israel 91450
Phone:	+972-2-548-9100
Fax:	+972-2-548-9101
e-mail:	moshep@biolinerx.com

Name:	Shmuel Tuvia, PhD
Address:	BioLine Innovations Jerusalem, 19 Hartum St., POB 45158 Jerusalem, Israel 91450
Phone:	+972-2-548-9100, ext. 124
Fax:	+972-2-548-9101
e-mail:	shmuelt@biolinerx.com

Name:	Moti Gal, Clinical Operations Manager
Address:	BioLine Innovations Jerusalem, 19 Hartum St., POB 45158 Jerusalem, Israel 91450
Phone:	+972-2-548-9100, ext. 147
Fax:	+972-2-548-9101
e-mail:	motig@biolinerx.com

Name:	Jonathan Leor, MD, Medical Advisor
Address:	Head, Neufeld Cardiac Research Institute. Tel-Aviv University Sheba Medical Center Tel-Hashomer, Israel 52621
Phone:	+972-3-534-8685, 972-3-530-2614
Fax:	+972-3-535-1139
e-mail:	leorj@post.tau.ac.il

CRO:	Venn Life Sciences AG
Address:	Elisabethenstrasse 23/3, CH- 4051 Basel
Phone:	+41 61 201 11 00Fax: +41 61 273 42 50

Authorized representative:	Voisin Consulting
Address:	3, rue des Longs Prés, 92100 Boulogne, France
Phone:	+33-1-41-31-8300
Fax:	+33-1 41-31-8309
e-mail:	voisin@voisinconsulting.com

Medical Monitor, US (ISMB support only)
Name:	Sanjay Machado, MD
Address:	Venn Life Sciences Group
7355 TransCanada Hwy
Suite 200
Saint-Laurent, Quebec, Canada H4T 1T3

Phone:	+1 514.315.2992 ext 117
Fax:	+1 514.315.0995
e-mail:	sanjay.machado@vlsworldwide.com

Medical Monitor, Europe
Name:	Andrea Kempf-Mueller, MD
Address:	Venn Life Sciences AG
Elisabethenstrasse 23/3, 4051 Basel, Switzerland
Phone:	+41 61 201 11 83
Fax:	+41 61 273 42 50
e-mail:	andrea.kempf-mueller@vlsworldwide.com

Investigator’s Signature Page

INVESTIGATOR:

Name: Address:
Phone: Fax: e-mail:

I, the undersigned, have reviewed this Protocol, including Appendices, and I will conduct the clinical study as described and will adhere to GCP/ICH and all the ethical and regulatory considerations stated. I have read and understood the contents of the Investigator Brochure.

Date/Place	Signature
(Name of Investigator)

Sponsor Signature Page

Sponsor: Address:	BioLine Innovations Jerusalem 19 Hartum St., POB 45158 Jerusalem, Israel 91450
Phone: Fax: e-mail:	+972-2-548-9100 +972-2-548-9101 Info@biolineRx.com

I have read the protocol and confirm that the protocol follows the current GCP guidelines.

Date/Place	27 Jan 2009	Signature	/s/ Moshe Phillip
(Prof Moshe Phillip, VP of Medical Affairs, Sr. Clinical Advisor)

Date/Place	27 Jan 2009	Signature	/s/ Shmuel Tuvia
(Shmuel Tuvia, PhD, Project Manager)

Date/Place	27 Jan 2009	Signature	/s/ Moti Gal
(Moti Gal, Clinical Operations Manager)

Medical Advisor Signature Page

Name:	Prof Jonathan Leor, MD
Address:	Head, Neufeld Cardiac Research Institute.
Tel-Aviv University
Sheba Medical Center
Tel-Hashomer 52621
Israel
Phone:	+972-3-534-8685
Fax:	+972-3-5351139

I have read the protocol and confirm that the protocol follows the current GCP guidelines.

Date/Place	28/1/09	Signature	/s/ Jonathan Leor
(Jonathan Leor, MD, Medical Advisor)

Synopsis

STUDY NUMBER	BL-1040.01

TITLE OF THE STUDY	A Phase I, multi-center, open label study designed to assess the safety and feasibility of the injectable BL-1040 implant to provide scaffolding to infarcted myocardial tissue

STUDY CENTER/COUNTRY	Approximately 10 centers in 3 countries: ~~Netherlands~~, Belgium, Germany, ~~Israel~~, possibly Switzerland

PLANNED STUDY PERIOD + CLINICAL PHASE	Q1 2008 to Q1 2010 Phase I

INDICATION AND RATIONALE

Heart failure after myocardial infarction (MI) is often precipitated by early and progressive extracellular matrix degradation and pathological remodeling of the left ventricle (LV). In response to MI, a series of molecular, cellular and physiological responses are triggered, which can lead to early infarct expansion (infarct thinning), which may result in early ventricular rupture or aneurysm formation and the transition to heart failure. Late remodeling involves the left ventricle globally and is associated with time-dependent dilatation, and the distortion of ventricular shape. The failure to normalize increased wall stresses results in progressive dilatation, recruitment of border zone myocardium into the infarct, and deterioration in contractile function. Current anti-remodeling therapies are clearly limited, as many ventricles continue to enlarge and mortality and morbidity remain significantly high.

Based on the mechanism of LV remodeling, it has been hypothesized that injection of biomaterials into the infarct could thicken the infarct, arrest infarct expansion, prevent LV dilatation and reduce wall stress that initiates progressive adverse LV remodeling. BL-1040 Myocardial Implant is a non-pharmacologic cross-linked alginate solution administered via intracoronary (IC) injection to infarcted tissue, forming a flexible, three-dimensional mechanical scaffold.

BL-1040 Myocardial Implant presents a novel, safe and non-surgical therapy that directly addresses the stability and structural integrity of myocardial tissue while potentially preventing post infarction remodeling, primarily via limiting left ventricle dilation.

OBJECTIVES

•                  To evaluate the safety of the BL-1040 myocardial implant in patients after MI at high risk for LV remodeling and CHF.

•                  To provide feasibility data in order to initiate and conduct a pivotal clinical study evaluating the safety and efficacy of the BL-1040 implant in patients following myocardial infarction.

ENDPOINTS

Primary safety endpoints

Occurrence of all adverse events including but not limited to

•                  All MIs

•                  Cardiovascular hospitalization

•                  Serious ventricular arrhythmias sustained:

•                  VT (symptomatic or sustained VT [duration longer than 30 seconds or 100 beats, or associated with hemodynamic collapse])

•                  VF

•                  symptomatic bradycardia, pauses of longer than 3.0 seconds, complete atrioventricular block, Mobitz II atrioventricular block

•                  Symptomatic heart failure (NYHA criteria + physical examination OR hospitalization due to heart failure)

•                  Renal failure

•                  Stroke

•                  Death

Secondary safety endpoints

•                  Change from baseline in LV dimensions (end-systolic volume index, end-diastolic volume index, left ventricular mass)

•                  Change from baseline in regional (infarct related) and global wall motion score

•                  Change from baseline in ejection fraction

•                  Cardiac rupture

•                  NT-proBNP

DESIGN	Multi-center, open label

PATIENTS	NUMBER	Maximum 30

MAIN INCLUSION CRITERIA

•                  Signed informed consent

•                  18 to 75 years of age, inclusive

•                  Male or female

•                  Negative pregnancy test for women of child-bearing potential, or surgically sterile, or post menopausal

•                  Acute MI defined as:

1.              Typical rise and gradual fall (troponin) or more rapid rise and fall (CK-MB) of biochemical markers of myocardial necrosis with at least one of the following: a) ischemic symptoms: b) development of pathologic Qwaves on the ECG: c) ECG changes indicative of ischemia (ST segment elevation or depression)

2.              First anterior or inferolateral STEMI or Qwave MI (QMI Anterior: V1-V3 or V1-V4 or V1-V5 or V1-V6.QMI Inferior: L2, L3, AVF, or L2, L3, AVF+ V5, V6 or L2, L3, AVF+ V6-V9 [posterior leads])

3.              Regional wall motion score index (at least 4 out of 16 akinetic segments)

•                  One or more of the following:

•                  LVEF >20% and <45% measured and calculated by 2-dimensional measurement

•                  Biomarkers: peak CK > 2000 IU

•                  Infarct size > 25% as measured by MRI

•                  Successful revascularization with PCI ~~with 1 stent only~~, within 7 days of the index MI (only safe and MRI compatible stents)

•                  At time of application of study device, patient must have patent infarct related artery (IRA) and TIMI flow grade = 3

MAIN EXCLUSION CRITERIA

•                  History of CHF, Class I to Class IV, as per NYHA criteria

•                  History of prior LV dysfunction

•                  At time of application of study device - Killip III-IV (pulmonary edema, cardiogenic shock - hypotension [systolic < 90 mmHg] and evidence of peripheral hypoperfusion [oliguria, cyanosis, sweating]) or HR > 100 bpm

•                  Patient with pacemaker

•                  Prior CABG

•                  Prior MI

•                  History of stroke

•                  Significant valvular disease (moderate or severe)

•                  Patient is a candidate for CABG or PCI on non-IRA

•                  Patient is being considered for CRT within the next

30 days

•                  Renal insufficiency (eGFR < 60)

•                  Chronic liver disease (> 3 times upper limit of normal)

•                  Life expectancy < 12 months

•                  Current participant in another clinical trial, or participation in another trial within the last 6 months

•                  Any contraindication to coronary angiography, MRI or PCI procedures

•                  Patient taking anti-coagulation medication prior to MI

•                  Pregnant or lactating women; pregnancy confirmed by urine pregnancy test

STUDY DEVICE	ROUTE OF APPLICATION	Administered via intracoronary (IC) injection, using multiple commercially available devices

	DURATION AND FREQUENCY	2 mL of BL-1040 administered for no longer than 30 seconds

	FORMULATION	Calcium D-Gluconate (Gluconic acid hemicalcium salt) PRONOVA UP VLVG (Generic name: Sodium Alginate) Water for Injection USP/EP

SAFETY EVALUATIONS

TIMING AND ASSESSMENTS PERFORMED

Screening

•                  lst Coronary angiography, PCI and stent (as part of treatment of MI)

•                  Physical examination

•                  Vital signs

•                  12-lead ECG

•                  Blood and urine sampling for laboratory safety parameters (biochemistry, hematology and urinalysis)

•                  Total CK/CK MB

•                  NT-proBNP

•                  Mandatory echocardiography; MRI as an additional measurement is encouraged

Telephone contact, 1 week post-procedure

•                  Phone call to confirm status of patient discharged from the hospital

Day 1 and during hospitalization

•                  Physical examination daily during hospitalization

•                  Vital signs daily during hospitalization

•                  12-lead ECG prior to and after administration of BL-1040; daily during hospitalization

•                  24 hour Holter monitor (after completion of 12-lead ECG)

•                  Blood and urine sampling for laboratory safety parameters (biochemistry, hematology and urinalysis), on Day 1 (only if not done within the previous 48 hours) and on day of discharge (only if not done within the previous 48 hours)

•                  Total CK/CK MB measured prior to, and 8, 16, 24 and 48 hours after administration of BL-1040

•                  NT-proBNP on Day 1 (only if not done within the previous 48 hours) and on day of discharge (only if not done within the previous 48 hours)

•                  continuous ECG during the procedure

•                  2nd cardiac catheterization (for implantation of BL-1040)

•                  PTT or ACT measurements, during procedure only (prior to implantation of BL-1040 and prior to removal of sheath)

Follow-up visits (Days 30, 90 180 [End of Study]; Months 12, 24, 36, 48 and 60)
• Physical examination
• Vital signs
• 12-lead ECG
• 24 hour ambulatory Holter monitoring
• Blood and urine sampling for laboratory safety parameters (biochemistry, hematology and urinalysis)
• NT-proBNP (through Day 180 only)
• Mandatory echocardiography: MRI as an additional measurement is encouraged (MRI through Day 180 only)
• Minnesota Living with Heart Failure® questionnaire

AEs and SAEs will be collected throughout the study

PROCEDURE

Patient is admitted to the hospital as a result of an AMI. As part of the inclusion criteria for this study, the patient will undergo revascularization with PCI stent implantation. Within 7 days of the index MI, the patient will undergo an echocardiogram to determine LVEF. Although not mandatory, the patient will be encouraged to undergo an MRI as an additional assessment. If the patient satisfies inclusion/exclusion criteria, a 2nd cardiac catheterization will be performed to administer BL-1040 after revascularization but within 7 days of the index AMI. BL-1040 is applied via intracoronary injection through the infarct related artery. Patients discharged from the hospital will be contacted by phone on Day 8 for a safety follow-up. Follow-up examinations are scheduled for Day 30, Day 90 and Day 180 (End of Study) post-procedure. In addition, the patient will return to the hospital at Months 12, 24, 36, 48 and 60 for yearly follow-up assessments, as part of a long-term safety follow-up.

STATISTICAL METHODS	All data recorded will be presented in data listings and summary tables, as appropriate. Missing values will not be replaced. No formal hypothesis testing will be performed.
All participants who received BL-1040 will be included in the safety analysis.
Any excluded cases will be documented together with the reason for exclusion.
All decisions on exclusions from the analysis will be finalized prior to database lock.

Continuous variables (age, height, weight) will be summarized using mean, median, standard deviation, minimum, maximum, and number of available observations. Qualitative variables will be summarized by counts and percentages.

An interim safety analysis will be performed after 5 patients have completed the Day 30 visit, on all data collected up to this timepoint.

Schedule of Events

Visits/Week	Hospitalization							Post discharge follow-up
Study days	Screening (Day) (-7) to Day (-1)		Day 1 Day of application(1)		Daily during hospitalization(2)	Day of discharge		Telephone Contact Day 8 (± 1 day)	Day 30 (± 5 days)	Day 90 (± 5 days)	Day 180 (± 7 days) End of Study Visit	Follow-up Safety Visits (Months 12, 24, 36, 48 60, ± 30 days)
AMI	X
Hospitalization	X		X		X	X		X
Coronary angiography, PCI, stent(1)	X
Informed consent	X
Inclusion/exclusion criteria	X
Pregnancy test	X
Demography; medical history; concurrent illnesses	X
Physical examination	X		X		X	X			X	X	X	X
Vital signs (temperature, arterial BP, weight)	X		X		X	X			X	X	X	X
12-lead ECG	X		X	(4)	X	X			X	X	X	X
Laboratory safety parameters	X	(5)	X	(6)		X	(6)		X	X	X	X
Total CK/CK MB	X		X	(7)
NT-proBNP	X		X	(6)		X	(6)		X	X	X
Echocardiography/MRI	X								X	X	X	X
Continuous ECG monitoring			X	(9)
Cardiac catheterization; application of BL- 1040; coronary angiography			X
PTT or ACT measurements			X	(10)
24-hour ambulatory Holter monitoring			X						X	X	X	X
Safety contact for discharged patients								X
Minnesota Living with Heart Failure									X	X	X	X
Serious/Adverse events and concomitant medication	X		X		X	X		X	X	X	X	X

(1)                  Device to be administered within 7 days of AMI

(2)                  Patient must remain hospitalized for at least 48 hours after procedure.

(3)                  Done as treatment of AMI

(4)                  Prior to and after administration of BL-1040

(5)                  Troponin I or T to be measured at Screening only

(6)                  If not done within previous 48 hours

(7)                  Parameters to be assessed prior to, and 8, 16, 24 and 48 hours after administration of BL-1040

(8)                  Echocardiography to be done at each visit. MRIs are to be encouraged as an additional assessment through Day 180, but are contingent upon patient agreement. MRIs are not to be requested as part of the Follow-up Safety visits.

(9)                  Patient to be connected prior to implantation of BL-1040, and for the duration of the procedure

(10)           Measured prior to implantation of BL-1040, and prior to removal of sheath

Table of Contents

List of Abbreviations		14
1	Introduction	15
1.1	Background	15
1.1.1	Acute Myocardial Infarction- Definition	15
1.1.2	Infarction types and pathogenesis	15
1.1.3	Mechanisms of myocardial damage	15
1.1.4	Treatment of AMI	15
1.2	Rationale and justification	16
2	Study Objectives	17
3	Safety Endpoints	18
3.1	Primary endpoints	18
3.2	Secondary endpoints	18
4	Investigational Plan	19
4.1	Summary of study design	19
4.1.1	Estimated study duration	19
4.1.2	Number of Patients	19
4.2	Sequential enrollment	19
4.3	Responsibilities of the Independent Safety Monitoring Board	19
4.3.1	Stopping Criteria	19
4.4	Inclusion criteria	20
4.5	Exclusion criteria	21
4.6	Withdrawal criteria during the study	22
4.7	Treatment allocation	22
4.8	Method of blinding and unblinding	22
5	Product Overview	23
5.1	BL-1040	23
5.2	Formulation	23
5.3	Dosage and application	23
5.4	Labelling/Packaging	24
5.5	Storage	24
5.6	Compliance	24
5.7	BL-1040 accountability	24
5.8	Concomitant medication	24
6	Study Procedures	26
6.1	General study aspects	26
6.2	Outline of study procedures	26
6.2.1	Detailed description of study stages/visits	28
6.2.1.1	Screening, Day -7 to Day -1	28
6.2.1.2	Day 1	28
6.2.1.3	Daily during hospitalization	29
6.2.1.4	Telephone Contact, Day 8, =1	29
6.2.1.5	Day 30, Day 90 and Day 180 (End of Study)	29
6.2.1.6	Extended safety follow-up (Months 12, 24, 36, 48, 60 = 30 days)	30
6.3	Study evaluations and procedures	30
6.3.1	Safety	30
6.3.1.1	Physical examinations	30
6.3.1.2	Vital signs	30
6.3.1.3	ECGs	31
6.3.1.4	Echocardiograms	31
6.3.1.5	MRIs	31

6.3.1.6	Clinical safety evaluations	32
6.3.2	Core laboratories	33
6.4	Minnesota Living with Heart Failure® questionnaire	33
7	Adverse and Serious Adverse Events	35
7.1	Adverse event definition	35
7.2	Recording adverse events	35
7.3	Pre-device events	35
7.4	General adverse events	36
7.4.1	Assessment of severity of general adverse events	36
7.4.2	Assessment of causality of adverse events	36
7.4.3	Follow-up of adverse events and assessment of outcome	36
7.5	Serious Adverse Events	37
7.5.1	Definition of Serious Adverse Event (SAE)	37
7.5.2	Pre-defined SAEs	38
7.5.3	Reporting serious adverse events	38
7.5.4	Follow-up of serious adverse events	38
7.6	Treatment of adverse events	39
7.7	Pregnancy	39
8	Data Evaluation and Statistics	40
8.1	Endpoints	40
8.2	Estimated sample size	40
8.3	Planned methods of analysis	40
8.3.1	Analysis population	40
8.3.2	Analysis of demographics	40
8.3.3	Analysis of safety	41
8.4	Interim analysis	41
8.5	Final and follow-up reporting	41
8.6	Quality assurance	41
9	Ethics and regulatory considerations	42
9.1	Informed Consent	42
9.2	Authorities	42
9.3	Protocol Amendments	42
9.4	Patient confidentiality	42
9.5	Insurance	43
9.6	Duration of the study	43
10	Data Handling and Record Keeping	44
10.1	Documentation	44
10.2	Case Report Forms	44
10.3	Monitoring and quality control	44
10.4	Publication policy	44
11	References	45

Appendix A: Declaration of Helsinki

Appendix B: Minnesota Living with Heart Failure® questionnaire

List of Abbreviations

AE(s)	Adverse event(s)
ALT	Alanine transminase
AMI	Acute myocardial infarction
AST	Aspartate transaminase
BP	Blood pressure
bpm	Beats per minutes
BUN	Blood urea nitrogen
CABG	Coronary artery bypass graft
CHF	Chronic heart failure
CRF	Case Report Form
CRT	Cardiac Resynchronization Therapy
CV	Cardiovascular
ECG	Electrocardiogram
EF	Ejection fraction
eGFR	Estimated glomerular filtration rate
EOS	End of study
GCP	Good Clinical Practice
GGT	Gamma glutamyl transferase
GLP	Good Laboratory Practice
GMP	Good Manufacturing Practices
HPF	High power field
HR	Heart rate
IC	Intracoronary
ICH	International Conference on Harmonization
IRA	Infarct related artery
ISMB	Independent Safety Monitoring Board
LDH	Lactate dehydrogenase
LV	Left ventricle
LVEF	Left ventricular ejection fraction
MedDRA	Medical Dictionary for Regulatory Activities
mg	Milligram
MI	Myocardial infarction
min	Minute
mL	Milliliter
MRI	Magnetic resonance imaging
NCE	New chemical entity
NT-proBNP	N-terminal prohormone brain natnuretic peptide
NYHA	New York Heart Association
°C	Degrees centigrade
OTC	Over the Counter
PCI	Primary coronary intervention
QMI	Qwave myocardial infarction
SAE(s)	Serious Adverse Event(s)
SAS	Statistical Analysis System
STEMI	ST-segment elevation myocardial infarction
TIMI	Thrombolysis in Myocardial Infarction
VF	Ventricular fibrillation
VT	Ventricular tachycardia

1         Introduction

1.1      Background

1.1.1   Acute Myocardial Infarction- Definition

Acute myocardial infarction (AMI) is defined as death or necrosis of myocardial cells. It is a diagnosis at the end of the spectrum of myocardial ischemia or acute coronary syndromes. AMI occurs when myocardial ischemia exceeds a critical threshold and overwhelms myocardial cellular repair mechanisms that are designed to maintain normal cardiac function. Ischemia at this critical threshold level, when present for an extended time period, results in irreversible myocardial cell damage and cell death.

1.1.2   Infarction types and pathogenesis

Critical myocardial ischemia may arise as a result of increased myocardial metabolic requirement and/or reduction in the delivery of oxygen and nutrients to the myocardium through the coronary circulation, or both. An interruption in the supply of myocardial oxygen and nutrients occurs when blood flow to the myocardium is interrupted by occlusion of a coronary artery. Often, this event is caused by a thrombus superimposed on an ulcerated or unstable atherosclerotic plaque that left untreated for as little as a 20-40 minutes, can lead to irreversible cell damage and cell death. A high-grade (> 75%) permanent coronary artery stenosis due to atherosclerosis or a dynamic stenosis coupled with coronary vasospasm can also reduce the supply of oxygen and nutrients and be a factor involved in AMI. Additional cardiac valvular pathologies and low cardiac output states associated with a decreased aortic diastolic pressure, which is the prime component of coronary perfusion pressure, can also precipitate AMI.

1.1.3    Mechanisms of myocardial damage

The severity of an AMI is dependent on three factors: the level of the occlusion in the coronary artery, the length of time of the occlusion, and the presence or absence of collateral circulation. In general, the more proximal the coronary occlusion, there is a greater risk of an increased area of necrosis. The larger the AMI, the chance of death due to a mechanical complication or pump failure increases. In addition, the longer the time period of vessel occlusion, there is a greater chance of irreversible myocardial damage distal to the occlusion.

The death of myocardial cells first occurs in the area of myocardium that is most distal to the arterial blood supply, the endocardium. As the duration of the occlusion increases, the area of myocardial cell death enlarges, extending from the endocardium to the myocardium and ultimately to the epicardium. The area of myocardial cell death then spreads laterally to areas of watershed or collateral perfusion. The extent of myocardial cell death defines the magnitude of the AMI. If blood flow can be restored to at-risk myocardium, more heart muscle can be saved from irreversible damage or death. The ischemic zone will undergo inflammatory necrotic changes, and the myocardial tissue will eventually be completely replaced by fibrous infarct tissue. In the early stages after an AMI, the damage causes deterioration of cardiac muscle contractility and structural integrity. This results in thinning of the walls of the heart, which can have severe consequences including rupture at the site, expansion of the area of damage, and the formation of blood clots. After some weeks or months, this can evolve to dilatation of the heart, which further reduces its ability to pump blood efficiently, resulting in heart failure.

1.1.4    Treatment of AMI

The goal of treatment for AMI is early reperfusion by rapid revascularization of the occluded culprit coronary artery both by medical means to dissolve the clot with thrombolytics or by cardiac catheterization with primary coronary intervention (PCI) and deployment of stents to maintain patency of the culprit coronary artery. However, while re-opening of the culprit coronary vessel can prevent the development of a large AMI and prevent further loss of viable myocardium, it does not affect myocardial tissue that has already undergone irreversible damage. An undeniable adverse outcome of AMI is progressive worsening of ventricular function that, if left unattended, culminates in the syndrome of congestive heart failure. To date, no treatment has been developed to reliably prevent the deterioration of ventricular function that follows a large AMI. Treatment options for AMI and for the resulting heart failure include medical management, heart transplantation. mechanical circulatory assist devices (left ventricular assist device, etc.), and surgical ventricular restoration, all of which have specific limitations.

1.2   Rationale and justification

BL-1040 Myocardial Implant presents a novel, safe and non-surgical therapy that directly addresses the stability and structural integrity of myocardial tissue in this patient population. BL-1040 potentially prevents post infarction remodeling primarily via limiting left ventricle (LV) dilation, while the untreated patient LV will continue to dilate or enlarge. BL-1040, by creating a scaffold, may stabilize the AMI and limit post AMI expansion manifested as LV dilation.

There are currently no other available medical and/or surgical interventions that directly address the stability and structural integrity of myocardial tissue damaged as a result of AMI. In the setting of an AMI, an inflammatory response triggers the degradation of the extracellular matrix, thus weakening of the collagen cross-link structure or structural “backbone” of the myocardium. Degradation of the extracellular matrix leads to infarct expansion manifested by myocardial wall thinning and often, aneurysmal dilation with subsequent ventricular enlargement. This process results in progressive LV remodeling and increased LV wall stress. The latter can increase myocardial oxygen consumption, a condition that the infarcted and/or failing LV can ill afford and one that can contribute to increased long-term mortality and morbidity.

LV dilation is the predominant cause for morbidity and mortality in congestive heart failure [2], demonstrated that patients with LV end systolic volume smaller than 95 mL showed a 94 % survival after 5 years while LV patients with LV end systolic volume greater than 130 mL showed a 52 % survival after 5 years. Both diastolic and systolic were the main predictors for mortality. Patients with end-stage ischemic heart failure presenting dilated LV with an akinetic/dyskinetic region over 35% and with left ventricular end systolic index >60 mL/m2 are offered LV reconstruction or surgical ventricular restoration (SVR) in order to reduce LV volume and to restore normal LV shape. Overall, in a large number of studies performed using SVR, there is strong evidence that SVR is safe and effective, showing significant reduction in mortality and readmission levels together with significant improvement in ejection fraction as well as in LV end systolic/diastolic index.

2      Study Objectives

The objectives of this study are:

•                  to evaluate the safety of the BL-1040 myocardial implant in patients after MI at high risk for LV remodeling and CHF, and

•                  to provide feasibility data in order to initiate and conduct a pivotal clinical study evaluating the safety and efficacy of the BL-1040 implant in patients following myocardial infarction.

3      Safety Endpoints

3.1   Primary endpoints

Primary safety endpoints include:

•      occurrence of all adverse events including but not limited to

•         all MLs

•         cardiovascular hospitalization

•         serious ventricular arrhythmias sustained

•                  VT (symptomatic or sustained VT [duration longer than 30 seconds or 100 beats, or associated with hemodynamic collapse])

•                  VF

•                  symptomatic bradycardia, pauses of longer than 3.0 seconds, complete atrioventricular block, Mobitz II atrioventricular block

•                            symptomatic heart failure (NYHA criteria + physical examination OR hospitalization because of heart failure)

•                            renal failure

•                            stroke

•                            death

3.2   Secondary endpoints

Secondary safety endpoints include:

•                            change from baseline in LV dimensions (end-systolic volume index, end-diastolic volume index, left ventricular mass)

•                            change from baseline in regional (infarct related) and global wall motion score

•                            change from baseline in ejection fraction

•                            cardiac rupture

•                            NT-proBNP

4       Investigational Plan

4.1    Summary of study design

This is an open label, multi-center, sequentially enrolled. Phase I study to assess the safety and feasibility of the injectable BL-1040 myocardial implant to provide scaffolding to infarcted myocardial tissue.

Patients who experience an MI will be admitted to the hospital. As part of the treatment for the MI, patients will undergo PCI and stent implantation. Patients will also undergo an echocardiography (and if they agree, an MRI) to determine the extent of damage to the infarct related artery (IRA). Patients who satisfy inclusion/exclusion criteria will be enrolled into the study. The BL-1040 myocardial implant will be injected into the IRA, distally to the implanted stent.

The first 2 patients will be sequentially enrolled. After both patients have completed Day 30 assessments, and after approval by the Independent Safety Monitoring Board (ISMB), the decision will be made to enroll 3 additional patients. After the ISMB reviews the Day 30 assessments of these patients, the decision will be made to enroll a maximum of 25 additional patients. Details are provided in Sec. 4.2.

Both female and male patients must agree to use effective contraception (as agreed with the Investigator) for 6 months (180 days) after the procedure.

4.1.1  Estimated study duration

The study is planned to last from Q1 2008 to Q1 2010. The clinical study phase is 180 days for each patient. A long term safety follow-up will include visits at Months 12, 24, 36, 48, and 60. Patients will be consented for the entire 5 year period.

4.1.2  Number of Patients

The maximum number of patients enrolled in this study will be 30.

4.2  Sequential enrollment

The first 2 patients will be sequentially enrolled into the study. After the 1st patient has completed Day 30 assessments, the Independent Safety Monitoring Board (ISMB, Sec. 4.3) will review the patient’s data through Day 30. The ISMB will then decide whether to give approval to enroll the 2nd patient. After the 2nd patient has completed Day 30 assessments, the ISMB will again review the data and provide approval for enrollment of the next 3 patients. After all 3 patients have completed Day 30 assessments, the ISMB will review the data from these patients and provide approval for opening enrollment to the balance of the patients (maximum of 25).

4.3  Responsibilities of the Independent Safety Monitoring Board

An Independent Safety Monitoring Board (ISMB) will be established prior to the start of the study to monitor the safety of BL-1040 during the conduct of the protocol. This ISMB will consist of physicians with expertise in cardiovascular disease, particularly in the area of coronary artery disease and with experience monitoring safety of drugs and/or devices for cardiovascular applications, and will have no participation in the trial in any other capacity.

The ISMB will ensure that this study meets the highest standards of patient safety. During the study the ISMB will have the following main responsibilities:

•                  review 30 day safety data patients from the first 2 sequentially enrolled patients to determine whether 3 additional patients may be enrolled: after reviewing the 30 day safety data from these 3 patients, will determine whether the balance of patients may be enrolled

•                  within 30 days of enrolment of each successive group of 5 patients receiving the device, will review all SAEs occurring to date and will recommend continuation, discontinuation, or modification of the procedure or protocol, based on a determination of whether the occurrence of serious, unexpected, or device-related adverse events (Sec. 7) might outweigh the potential benefit achievable with the device

•                  review emerging findings in patients and identify potential safety concerns with BL-1040

•                  will receive information, on an expedited basis, on all Serious Adverse Events (SAEs), clinically significant laboratory values/vital signs, ECG abnormalities and data from patients who decided to prematurely discontinue the study. All SAES that occur in the cath lab during or after the procedure to administer BL-1040 should be reviewed promptly by the ISMB. The ISMB will review this information and may decide to interrupt, alter, or terminate the trial

•                  will adjudicate whether or not an event is unexpected, based on a pre-specified list of expected SAEs within the study population.

4.3.1       Stopping Criteria

Given the uncontrolled nature of the study, and the small sample size, it is not practical to provide a quantitative stopping rule.

Moreover, given the severely ill nature of the patients who will be enrolled in the study (those with large myocardial infarction and substantial LV dysfunction), adverse cardiac outcomes, including fatal ones, are to be expected in this population, regardless of participation in the study.

The study will be stopped when any of the following occur:

1.     Completion of the study

2.     ISMB and sponsor judge that the study treatment appears to be unsafe for patients. The ISMB will make this assessment based not only upon the frequency of observed complications, but also upon the character and qualitative nature of the events. This determination will be made in the context of clinical judgement of experienced cardiologists regarding the expected outcome in this population of patients and whether observed outcomes differ substantively from the expectation. The committee reserves the right to stop the study after analysis of outcomes of sequential procedures. A decision to stop will be considered by the ISMB in the event of occurrence of severe, unusual or unexpected events.

3.     The ISMB may consider putting the trial on hold or terminating it and will base it decision on weighing the balance between potential but hypothetical benefits and possible risks to the participants in the study.

4.4          Inclusion criteria

The inclusion criteria for this study are:

•                  voluntarily signed the informed consent form prior to the conduct of any study specific procedures

•                  male or female inpatients aged 18 to 75, inclusive

•      negative pregnancy test for all women of child-bearing potential, or surgically sterilized (i.e. tubal ligation, hysterectomy) prior to Screening, or post-menopausal for at least 1 year

•      acute MI defined as:

•      typical rise and gradual fall (troponin) or more rapid rise and fall (CK-MB) of biochemical markers of myocardial necrosis with at least one of the following: a) ischemic symptoms; b) development of pathologic Qwaves on the ECG; c) ECG changes indicative of ischemia (ST segment elevation or depression)

•      first anterior or inferolateral STEMI or Qwave MI (QMI Anterior: V1-V3 or V1-V4 or V1-V5 or V1-V6.QMI Inferior: L2, L3, AVF, or L2, L3, AVF+ V5, V6 or L2, L3, AVF+ V6-V9 [posterior leads])

•      regional wall motion score index (at least 4 out of 16 akinetic segments)

•      one or more of the following:

•      LVEF >20% and <45% measured and calculated by 2-dimensional measurement

•      Biomarkers: peak CK > 2000 IU

•      infarct size > 25% as measured by MRI

•      successful revascularization with PCI within 7 days of the index MI (only safe and MRI compatible stents)

•      at time of application of device patient must have patent infarct related artery (IRA) and TIMI flow grade = 3

4.5          Exclusion criteria

Exclusion criteria for this study are:

•      history of CHF, Class I to Class IV, as per NYHA criteria

•      history of prior LV dysfunction

•      at time of application of study device - Killip III-IV (pulmonary edema, cardiogenic shock - hypotension (systolic < 90 mmHg) and evidence of peripheral hypoperfusion (oliguria, cyanosis, sweating) or HR > 100 bpm

•      patient with pacemaker

•      prior CABG

•      prior MI

•      history of stroke

•      significant valvular disease (moderate or severe)

•      patient is a candidate for CABG or PCI on non-IRA

•      patient is being considered for CRT within the next 30 days

•      renal insufficiency (eGFR < 60)

•      chronic liver disease (> 3 times upper limit of normal)

•      life expectancy < 12 months

•      current participant in another clinical trial, or participation in another trial within the last 6 months

•      any contraindication to coronary angiography, MRI or PCI procedures

•      patient taking anti-coagulation medication prior to MI

•      pregnant or lactating women; pregnancy confirmed by urine pregnancy test

•      patients with a reasonable likelihood for non-compliance with the protocol

•      any other reason that, in the Investigator’s opinion, prohibits the inclusion of the patient into the study

4.6          Withdrawal criteria during the study

Each patient has the right to withdraw from the trial at any time for any reason.

The Investigator must make at least 3 documented attempts to contact those patients who do not return for the scheduled follow-up visits. Attempts must be recorded in the patient’s file.

The Sponsor reserves the right to terminate the study at any time.

Upon withdrawal from the study any time after administration of study device, the patient will undergo the End of Study assessments (Section 6.2.1.5: Table 6.1).

Dropouts that occur after implantation of BL-1040 will not be replaced.

4.7          Treatment allocation

This is an open label study. All patients will be treated with BL-1040. Patient eligibility will be established prior to treatment with BL-1040.

If a patient discontinues from the study, the patient number will not be reused.

4.8          Method of blinding and unblinding

As this is an open label study, there will be no blinding or unblinding procedure.

5             Product Overview

5.1          BL-1040

BL-1040 myocardial implant is a non-pharmacologic, non-surgical, cross-linked alginate solution administered via intracoronary (IC) injection to infarcted tissue. BL-1040 completely disintegrates into its constituent polymers within approximately 90 days after deposition, and is excreted in the urine.

5.2          Formulation

The formulation of BL-1040 is shown in Table 5.1.

Table 5.1 Formulation of BL-1040

0.3% Calcium D-Gluconate (Gluconic acid hemicalcium salt)	Sigma, Dr. Paul Lohmann GmbH KG
1% PRONOVA UP VLVG Generic name: Sodium Alginate	FMC BioPolymer/ NovaMatrix
Water for Injection USP/EP

5.3          Dosage and application

BL-1040 will be administered to the coronary vasculature using multiple commercially available devices. Table 5.2 provides a list of the commercially available components that will be required in order to delivery the BL-1040 implant.

Table 5.2 List of Commercially Available BL-1040 Delivery Devices

BL-1040 Implant Delivery Devices

1	Standard endovascular sheath (femoral or radial or brachial)
2	Standard coronary guiding catheter (example — Launcher, ref LA6AR10SH)
3	Guidewire 0.014 inch (example - Boston Scientific, ref. 383931-035J)
4	Torque device (example - Boston Scientific, ref. K903606))
5	Guidewire introducer (example Input Ref. 87311)
6

Microcatheter designed for coronary intravascular use such as multipurpose probing endovascular microcatheter.

Example:(Boston Scientific Catalog number SCH 50058) or Transit microcatheter, (Cordis Endovascular Systems, MiMI Lakes, Fla.) or Renegase Hi-Flo microcatheter (Boston Scientific)

7.	Disposable syringe, Intmed 5 mL sterile CE, ISO9001, ISO13488

Cardiac catheterization should be done according to the guidelines of the American College of Cardiology/Society for Cardiac Angiography and Interventions Clinical Expert Consensus Document on Cardiac Catheterization Laboratory Standards. All angiographies will be evaluated by a core laboratory. BL-1040 is delivered intra-coronary (IC) via a microcatheter that is intended for coronary intravascular use.

The timing of BL-1040 administration is within 7 days after the index MI. Two (2) mL of BL-1040 will be injected IC through the infarct related artery supplying the infarcted area. BL-1040 may not be mixed with any contrast medium.

All patients will be treated in the same manner.

Detailed instructions for the application of BL-1040 are provided in a separate Instruction Manual.

5.4          Labelling/Packaging

BL-1040 will be packed in a sterile cylindrical injection vial, type A glass. Vials are filled with sterile BL-1040 and sealed with a 20 mm rubber stopper, spun-on aluminum seal and a flip-off top.

All packages will be labeled according to the GMP guideline Volume 4, Annex 13 Manufacture of Investigational Medicinal Products (July 2003 Revision 1) [1] and local laws.

BL-1040 will be packed in labeled boxes, with at least the following information: study number, patient number, route of administration, storage guidelines, batch number, expiry date, instructions for administration, manufacturer name/code, and “Investigational use only”.

The Sponsor must notify the Site Investigator, who has the overall responsibility for the study device, of the anticipated date of arrival.

5.5          Storage

The Site Investigator is responsible for ensuring that BL-1040 is stored in a safe refrigerated location (2-8° C) with controlled access. At this temperature, BL-1040 has a shelf life of 3 months. The temperature must be monitored once daily, and recorded on a temperature log.

BL-104 must be removed from the refrigerator and kept at room temperature 30 minutes prior to administration.

5.6          Compliance

BL-1040 will be administered by the Investigator only, and will not be dispensed to the patient or any other personnel.

5.7          BL-1040 accountability

Under no circumstances is it permitted to use study supplies for any purposes other than those specified in the protocol.

The Investigator will be provided with forms to enable accurate recording of all investigational product at all times. The Investigator must sign a statement that he/she has received BL-1040 for the study. At any time the figures of supplied, used and remaining BL-1040 must match. At the end of the study, it must be possible to reconcile delivery records with those of used and unused stocks. Account must be given of any discrepancies.

At the end of the study, all unused BL-1040 supplies and empty containers must be returned to the Sponsor.

5.8          Concomitant medication

The following medications may only be administered as indicated:

•      ceftriaxone may not be administered during the 48 hours immediately prior to the administration of BL-1040, and for the 48 hours immediately following administration of BL-1040

•      calcium solutions may not be administered during the first week of the study

The introduction of any medication not allowed by the protocol at any point in the study will require a discussion between the Investigator and the Sponsor. If, in the opinion of the Investigator, it becomes necessary to administer any medication during the study, the

Investigator will determine the dose and time of intake, and document the medication(s) in the patient’s CRF.

Patients must be instructed not to begin any new medication before consulting with the Investigator (unless required for emergency medical use). The patient must be instructed that this prohibition applies to over-the-counter products as well as prescription drugs.

All patients will receive optimal medical therapy according to the relevant, updated guidelines from the European Society of Cardiology [3,4,5]. Optimal therapy including aspirin, anticoagulation if indicated, angiotensin-converting-enzyme inhibition, beta-blockade, aldosterone antagonists, when appropriate, and lipid-lowering therapy, unless contraindicated. Clopidogrel therapy will be initiated before PCI and continued for 1 year after myocardial infarction [3].

6              Study Procedures

6.1          General study aspects

This is an open label, multi-center study to assess the safety and feasibility of the injectable BL-1040 myocardial implant to provide scaffolding to infarcted myocardium.

Patients will be admitted to the hospital for treatment of an acute myocardial infarction (AMI), to include angioplasty and implantation of a-stent/s. Within 7 days of successful revascularization, patients will undergo an echocardiogram for assessment of the extent of the changes to the heart, and to verify cardiac inclusion/exclusion criteria. MRIs are to be encouraged as an additional assessment, but are contingent upon the agreement of the patient. After the echocardiogram/MRI, but still within 7 days of the index AMI, patients will undergo a 2nd cardiac catheterization to administer BL-1040. Patients will remain hospitalized for at least 48 hours after the procedure.

The BL-1040 scaffold will be injected into one infarct related artery (IRA), distally to the implanted stent/s. Patients will undergo cardiac monitoring before, during and after the procedure: a 12-lead ECG will be done prior to and after administration of BL-1040; patients will be connected to a continuous ECG monitor and will have continuous hemodynamic measurements during the procedure; immediately after the completion of the 12-lead ECG, a Holter monitor will be placed and will remain connected for the following 24 hours.

Patients will undergo physical examinations, assessment of vital signs and an ECG daily during hospitalization; safety blood sampling will be done on the day of discharge.

Patients who have been discharged from the hospital will be contacted by phone on Day 8 to confirm the administration of any concomitant medications, general status of the patient, and any doctor visits since hospital discharge.

Patients will return for follow-up visits on Day 30, Day 90 and Day 180 (End of Study). Additional follow-up safety visits are planned for Months 12, 24, 36, 48 and 60. At each visit, patients will again undergo a physical examination with measurement of vital signs, ECG, blood sampling, echocardiography and completion of the Minnesota Living with Heart Failure questionnaire®. At each follow-up visit, the patients will be hooked up to a 24-hour ambulatory Holter monitor, which will be returned the following day. MRIs are to be encouraged through Day 180 as an additional assessment, but are contingent upon the agreement of the patient. MRIs are not to be requested as part of the long term safety visits.

Echocardiograms, ECGs, Holters, angiographies and MRIs, will be evaluated in a core laboratory.

The first 2 patients will be sequentially enrolled; if approved by the ISMB; 3 additional patients will be enrolled. After review and approval of the 30 day safety data from these 3 patients, the balance of patients may be enrolled. Details are provided in Sec. 4.2.

Both female and male patients must agree to use effective contraception (as agreed with the Investigator) for 6 months (180 days) after the procedure.

6.2          Outline of study procedures

All study procedures are outlined in the Schedule of Assessments below (Table 6.1). A more detailed description of the study procedures performed at each study stage/visit is given in the following sections.

Table 6.1        Schedule of Events

	Hospitalization							Post discharge follow-up
Visits/Week Study days	Screening Day (-7) to Day (-1)		Day 1 Day of application(1)		Daily during hospitalization(2)	Day of discharge		Telephone Contact Day 8 (+ 1 day)	Day 30 (+ 5 days)	Day 90 (+ 5 days)	Day 180 (+ 7 days) End of Study Visit	Follow-up Safety Visits (Months 12, 24, 36, 48 60, + 30 days)
AM1	X
Hospitalization			X
Coronary angiography, PCI, stent(1)	X
Informed consent	X
Inclusion/exclusion criteria	X
Pregnancy test	X
Demography medical history; concurrent illnesses	X
Physical examination	X		X		X	X			X	X	X	X
Vital signs (temperature, arterial BP. weight)	X		X		X	X			X	X	X	X
12-lead ECG	X		X	(4)	X	X			X	X	X	X
Laboratory safety parameters	X	(5)	X	(6)		X	(6)		X	X	X	X
Total CK/CK MB	X		X	(7)
NT-proBNP	X		X	(8)		X	(6)		X	X	X
Echocardiography/MRI	X								X	X	X	X
Continuous ECG monitoring			X	(9)
Cardiac catheterization; application of BL- 1040; coronary angiography			X
PTT or ACT measurements			X	(10)
24-hour ambulatory Holler monitoring			X						X	X	X	X
Safety contact for discharged patients								X
Minnesota Living with Heart Failure®									X	X	X	X
Serious/Adverse events and concomitant medication	X		X		X	X		X	X	X	X	X

(1)	Device to be administered within 7 days of AMI
(2)	Patient must remain hospitalized for at least 48 hours after procedure.
(3)	Done as treatment of AMI
(4)	Prior to and after administration of BL-1040
(5)	Troponin I or T to be measured at Screening only
(6)	If not done within previous 48 hours
(7)	Parameters to be assessed prior to. and 8, 16, 24 and 48 hours after administration of BL-1040
(8)

Echocardiography to be done at each visit. MRIs are to be encouraged as an additional assessment through Day 180, but are contingent upon patient agreement. MRIs are net to be requested as part of the Follow-up Safety visits.

(9)	Patient to be connected prior to implantation of BL-1040, and for the duration of the procedure
(10)	Measured prior to implantation of BL-1040, and prior to removal of sheath

6.2.1       Detailed description of study stages/visits

6.2.1.1            Screening, Day -7 to Day -1

Patients are admitted to the hospital for treatment of an AMI, prior to enrollment into the study. The treatment will include PCI with placement of a stent. After signing of Informed Consent, and prior to initiation of any study-related procedures, the following activities will be carried out:

•                  confirmation of inclusion/exclusion criteria

•                  negative pregnancy test for all women of child-bearing potential (as defined in Inclusion Criteria)

•                  demographics

•                  medical history

•                  physical examination

•                  vitals signs

•                  12-lead ECG, in supine position

•                  blood and urine sampling for laboratory safety parameters (biochemistry, hematology and urinalysis)

•                  blood sampling for Total CK/CK MB

•                  blood sampling for NT-proBNP

•                  echocardiography

•                  MRI, if patient agrees

•                  concomitant medication record (all currently prescribed and over the counter medications must be recorded in the Case Report Form [CRF], with dose and reason for use)

•                  pre-device serious/adverse events

6.2.1.2            Day 1

BL-1040 must be implanted within 7 days of the index AMI; the day of implant will be considered Day 1 of the study. Prior to implantation, the following assessments will be carried out:

•                  physical examination

•                  vital signs

•                  12-lead ECG

•                  blood and urine sampling for laboratory safety parameters (biochemistry [excluding troponin I or T], hematology, and urinalysis), if not done within the previous 48 hours

•                  Total CK/CK MB

•                  NT-proBNP, if not done within the previous 48 hours

•                  connection to continuous ECG monitoring

BL-1040 will be implanted in the infarcted tissue via the IRA, distally to the stent as outlined in the separate BL-1040 Instruction Manual. During the procedure the following assessments will be done:

•                  continuous ECG monitoring

•                  continuous hemodynamic measurements (arterial blood pressure)

•                  blood sampling for PTT or ACT, prior to implantation of BL-1040 and prior to removal of sheath

An additional coronary angiography will be done 3 minutes after implantation of the BL-1040, and will include an assessment of TIMI flow and myocardial blush.

The following assessments will be done after the procedure:

•                  urinalysis

•                  blood sampling at 8 hours, 16 hours and 24 hours after the procedure, for assessment of Total CK/CK MB

•                  12-lead ECG

•                  connection to 24 hour Holtter monitor

Adverse events and concomitant medications will be monitored continuously during the procedure and recorded on the patient’s CRF.

6.2.1.3            Daily during hospitalization

The patient must remain hospitalized for at least 48 hours after the procedure. The following assessments and procedures will be carried out during each day of hospitalization, including day of discharge:

•                  physical examination

•                  vital signs

•                  12-lead ECG

•                  blood and urine sampling for laboratory safety parameters (biochemistry [excluding troponin I or T], hematology and urinalysis) on day of discharge and only if not done within the previous 48 hours

•                  NT-proBNP on day of discharge and only if not done within the previous 48 hours

•                  serious/adverse events

•                  concomitant medication

6.2.1.4            Telephone Contact, Day 8, ±1

Patients who have been discharged from the hospital will be contacted by phone 7 days after application of BL-1040. The patient should be asked the following questions:

1.              How have you been feeling since your discharge? Have you had any chest pain or experienced any shortness of breath?

2.              Did you call your doctor for any reason? If so, when, and for what reason? Did you go to the emergency room for any reason? If so, when and for what reason?

3.              Are you taking any medications? If so, which ones?

The information collected from this phone call is to be recorded in the patient’s CRF.

6.2.1.5            Day 30, Day 90 and Day 180 (End of Study)

The patient will return to the hospital for the following assessments and procedures on Day 30, Day 90 and Day 180. The visit on Day 180 will be considered the End of Study visit. If a patient is discontinued prior to Day 180 for any reason, the following assessments should be done at the time of discontinuation.

Assessments to be carried out include:

•                  physical examination:

•                  vital signs

•                  12-lead ECG

•                  connection to 24-hour Holter monitor; to be returned on Day 31/Day 91/Day 181

•                  blood and urine sampling for laboratory safety parameters (biochemistry [excluding troponin I or T], hematology and urinalysis)

•                  NT-proBNP

•                  echocardiography

•                  MRI, if patient agrees

•                  completion of the Minnesota Living with Heart Failure® questionnaire

•                  serious/adverse events

•                  concomitant medication

6.2.1.6            Extended safety follow-up (Months 12, 24, 36, 48, 60 ±30 days)

Patients will return to the hospital yearly for completion of follow-up assessments.

Assessments are to include::

•                  physical examination

•                  vital signs

•                  12-lead ECG

•                  connection to 24-hour Holter monitor; the patient is to be connected at the time of the follow-up visit, and the monitor is to be returned the following day

•                  blood and urine sampling for laboratory safety parameters (biochemistry [excluding troponin I or T], hematology and urinalysis)

•                  echocardiography

•                  completion of the Minnesota Living with Heart Failure® questionnaire

•                  completion of the following questions:

•                  How have you been feeling since your last check up?

•                  Have you been hospitalized for any reason? If so, when, and for what reason?

•                  serious/adverse events

•                  concomitant medication

6.3          Study evaluations and procedures

Safety will be evaluated by analyzing the results of physical examinations, laboratory examinations and cardiac assessments, as well as AEs (Section 7) and vital signs. Assessments will be carried out at the time points specified in Section 6.2, and as shown in Table 6.1.

All safety related investigations are to be performed by the Principal Investigator or a medically qualified designee, who is responsible for the overall treatment of the patient.

6.3.1       Safety

6.3.1.1            Physical examinations

Physical examinations will include height (Screening only), weight, and a general assessment of overall body systems (cardiovascular, respiratory).

6.3.1.2            Vital signs

The following vital signs will be assessed:

•      pulse rate

•      blood pressure (supine, systolic and diastolic)

•      body temperature

The actual blood pressure and pulse rate should be recorded in the patient’s CRF. Rounding of values is not allowed.

The following ranges will be used to define acceptable blood pressure:

•      supine systolic blood pressure: 100 - 160 mmHg

•      supine diastolic blood pressure: 60 - 95 mmHg

•      supine pulse <100 bpm

Body temperature should be measured using the same methodology at each assessment, and should be measured in decimals.

6.3.1.3            ECGs

A standard supine 12-lead ECG shall be recorded. ECG morphology and ECG intervals (PR, RR, QRS, QT, and QTc) will be determined: QTc will be calculated using Bazett’s formula.

Patients will be connected to a 24-hour ambulatory Holter monitor at each follow-up visit (Day 30, Day 90, Day 180).

Printouts/copies must be placed in the patient’s chart, clearly labeled with the patient number, time, date, visit, and study number, and signed by the Investigator. A core laboratory will evaluate the results of both the ECG and Holter.

6.3.1.4            Echocardiograms

Echocardiograms will be performed and recorded according to specific criteria established for this study, and provided in a separate Echocardiogram Reference Manual. The same parameters will be measured at each assessment, throughout the study.

A core laboratory will evaluate echocardiograms.

The Principal Investigator, the Sponsor or the ISMB may review echocardiograms at any time if any safety concerns arise. Echocardiograms will be performed at the times indicated on the Schedule of Events and in Sec. 6.2 of the protocol.

6.3.1.5            MRIs

While the MRI is an optional procedure for cardiac assessment at Screening and all follow-up visits (Day 30, Day 90, Day 180/End of Study), patients should be encouraged to undergo the procedure at each relevant visit. Performance of the procedure is always contingent upon patient agreement.

MRIs will be performed according to specific criteria established for this study, and provided in a separate MRI Reference Manual. A core laboratory will evaluate MRIs.

The Principal Investigator, the Sponsor or the ISMB may review MRIs at any time if any safety concerns arise.

6.3.1.6            Clinical safety evaluations

Safety blood sampling

All laboratory samples will be processed at the local laboratory, except for NT-proBNP, which will be assessed at a core lab.

The Investigator must review the laboratory assessments (initialed and dated) within 24 hours after the receipt of those results. Out of range values will be interpreted by the Investigator with a comment of “not clinically significant” (NCS) or “clinically significant” (CS). Clinically significant abnormal laboratory values must be repeated on the appropriate clinical follow-up arranged by the Investigator and documented on the lab report until the lab value has stabilized or has returned to a clinically acceptable range (regardless of relationship to BL-1040). Any laboratory value that remains abnormal at the End of Study visit and is judged to be clinically significant will be followed according to accepted medical standards for up to 30 days or until resolution of the abnormality.

Approximately 15 mL safety blood samples will be collected at the time points indicated in Sec 6.2 and shown in Table 6.1. Analyses will include:

•      biochemistry

•                  total protein

•                  albumin

•                  total bilirubin

•                  ALT

•                  AST

•                  GGT

•                  LDH

•                  alk phosphate

•                  glucose

•                  sodium

•                  potassium

•                  calcium

•                  phosphate

•                  urea/BUN

•                  creatinine

•                  PTT or ACT

•                  troponin I or T (Screening only)

•      hematology

•                  red blood cell count

•                  hemoglobin

•                  hematocrit

•                  mean cell hemoglobin

•                  mean cell hemoglobin concentration

•                  mean cell volume

•                  white blood cell count and differential

•                  platelet count

•      cardiac biomarkers

•                  Total CK/CK MB

•                  NT-proBNP

•                  urinalysis

•                  urine protein

•                  urine glucose

•                  urine blood

•                  leukocytes

•                  nitrites

•                  urobilinogen

•                  bilirubin

•                  pH

•                  specific gravity

•                  ketones

If dipstick analysis reveals any pathological results, a full urine analysis will be conducted and the following should be checked:

1.     Color

2.     Appearance

3.     Leukocytes + erythrocytes per HPF (High Power Field)

4.     Squamos epithelial cells

5.     Non squamos epithelial cells

6.     Yeast in urine

7.     Amorphous cells

8.     Mucous in urine

9.     Casts

10.  Crystals

6.3.2       Core laboratories

Results of echocardiograms, ECGs, Holters, angiographies, and MRIs will be evaluated at Biomedical Systems:

Biomedical Systems
1945 Ch. de Wavre
B-1160 Brussels-Belgium
phone: +32 2 661 20 70
fax: +32 2 661 20 71
email: sjacobs@biomedsys.com

NT-proBNP samples will be assessed at the central laboratory at the University of Heidelberg:

Universitatsklinikum Heidelberg
Zentrallabor
Im Neuenheimer Feld 671
69120 Heidelberg, Germany
Tel.: 06221-56-8803
Fax: 06221-56-5205

6.4          Minnesota Living with Heart Failure® questionnaire

The Minnesota Living with Heart Failure® questionnaire (MLHQ) is a standardized and validated questionnaire designed to measure the effects of heart failure and treatments for heart failure on an individual’s quality of life (ref. 6-8). The questionnaire measures the effects of symptoms, functional limitations, and psychological distress on the individual’s life. These items are measured using a 6 point Likert scale (0-5) to indicate how much each of 21 items has affected their quality of life.

The scales will be administered by the Investigator or trained/designated personnel, in the local language.

7                                         Adverse and Serious Adverse Events

7.1                               Adverse event definition

An adverse event (AE) is any untoward medical occurrence in a clinical trial patient who was administered a medicinal product and/or medical device and which does not necessarily have a causal relationship with this treatment. This includes any noxious, pathological or unintended change in anatomical, physiological or metabolic functions as indicated by physical signs, symptoms and/or laboratory detected changes occurring in any phase of the clinical study whether associated with the study drug/device and whether or not considered related to study intervention. This includes an exacerbation of pre-existing conditions or events, intercurrent illnesses, or drug/device interaction. Anticipated day-to-day fluctuations of pre-existing conditions that do not represent a clinically significant exacerbation need not be considered AEs. Discrete episodes of chronic conditions occurring during a study period should be reported as AEs in order to assess changes in frequency or severity.

AEs should be documented in terms of signs and symptoms observed by the Investigator or reported by the patient at each study visit. A medical diagnosis should be added.

Pre-existing conditions or signs and/or symptoms (including any which are not recognized at study entry but are recognized during the study period) present in a patient prior to the start of the study should be recorded in the Medical History form within the patient’s CRF.

7.2                               Recording adverse events

All non-serious AEs (serious or non-serious) will be recorded from the time of implantation of BL-1040 on Day 1 until the end of the active study period (Day 180); all serious AEs will be recorded from the time of implantation of BL-1040 until the end of the long term follow-up (Month 60). AEs are to be recorded on the appropriate AE pages in the patient’s CRF: if the AE is serious, the appropriate box on the AE page of the CRF should also be ticked. Where possible, a diagnosis rather than a list of symptoms should be recorded. If a diagnosis has not been made then each symptom should be listed individually. The nature, time of onset and cessation, and any treatment provided shall be recorded.

According to “Medical Devices: Post Market Surveillance: Global Guidance for Adverse Event Reporting for Medical Devices — GHTF/SG2/N54R8: 2006, Study Group 2 Final Document’’, typical adverse events for medical devices include but are not limited to:

•                  a malfunction or deterioration in the characteristics or performance

•                  an incorrect or out of specification test result

•                  an inaccuracy in the labeling, instructions for use and/or promotional materials. Inaccuracies include omissions and deficiencies. Omissions do not include the absence of information that should generally be known by the intended users.

•                  use error

All AEs (serious and non-serious) shall be reported as specified in this section of the Protocol and the expanded Medical Device Reporting Guidelines, which will be provided to all investigators prior to the start of the study.

7.3                               Pre-device events

The Investigator will report any pre-device event directly observed or mentioned by the patient from the time of signing Informed Consent until the implantation of BL-1040 on Day 1. Pre-device events are reported in the CRF with at least the nature, the start date and the treatment (if applicable).

7.4                               General adverse events

Information on any AE must be recorded when volunteered by the patient, observed by study personnel, or elicited by a non-leading question, such as “How are you feeling?”.

7.4.1                     Assessment of severity of general adverse events

General events should be assessed according to the following scale:

•	mild	the event is easily tolerated and does not interfere with usual activity; disappears without residual effects
•	moderate	the event interferes with daily activity, but the patient is still able to function
•	severe	the event is incapacitating and the patient is unable to work or complete usual activity; considered as unacceptable by the Investigator

7.4.2                     Assessment of causality of adverse events

Every effort should be made by the Investigator to explain each AE, both serious and non-serious, and assess its causal relationship, if any, to implantation of BL-1040.

The relationship of BL-1040 to the event will be determined by how well the event can be understood in terms of one or more of the following related

there is suspicion of a relationship between BL-1040 and AE (without determining the extent of probability); there are no other more likely causes and administration of BL-1040 is suspected to have contributed to the AE

possible	AE occurs within a reasonable time after the implantation of BL-1040 but can also be reasonably explained by other factors (as mentioned below)

unrelated	there is no suspicion that there is a relationship between BL-1040 and AE, there are other more likely causes and implantation of BL-1040 is not suspected to have contributed to the AE

Non-serious and serious AEs will be evaluated as two distinct types of events given their different medical nature. The Investigator will examine all events assessed as “serious” (Sec. 7.5.1) in order to determine, as far as possible, ALL contributing factors applicable to each serious AE.

Other possible contributors include:

•                  underlying disease

•                  Other medication

•                  protocol required procedure

•                  other (specify)

7.4.3                     Follow-up of adverse events and assessment of outcome

All AEs will be followed to resolution (patient’s health has returned to baseline status or all variables have returned to normal); until an outcome has been reached; stabilization (Investigator does not expect any further improvement of worsening of the event); or the event is otherwise explained, regardless of whether the patient is still participating in the study. Where

Page appropriate, medical tests and examinations will be performed to document resolution of the event. All follow-up information will be recorded in the patient’s CRF until Day 180.

7.5                               Serious Adverse Events

7.5.1                     Definition of Serious Adverse Event (SAE)

A serious adverse event (SAE) is any untoward medical occurrence or effect that led to one of the following outcomes:

•                  death of a patient, user or other person

•                  serious injury of a patient, user or other person

Serious injury (also known as serious deterioration in state of health) is either:

•                  a life threatening illness or injury *

•                  permanent impairment of a body function or permanent damage to a body structure†

•                  a condition necessitating medical or surgical intervention to prevent permanent impairment of a body function or permanent damage to a body structure

The term “permanent” means irreversible impairment or damage to a body structure or function, excluding minor impairment or damage

Medical intervention is not in itself a serious injury. It is the reason that motivated the medical intervention that should be used to assess the reportability of an event.

•                  in-patient hospitalization‡ or prolongation of existing hospitalization

•                  an event that might lead to death or serious injury of a patient, user or other person if the event recurs (sometimes called a ‘‘near incident’’)

*Life threatening: An AE is life threatening if the patient was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.

†Disabling/incapacitating: An AE is incapacitating or disabling if the event results in a substantial disruption of the patient’s ability to carry out normal life functions. This definition is not intended to include experiences of relatively minor medical significance such as headache, nausea, vomiting, diarrhea, influenza, or accidental trauma (e.g. sprained ankle).

‡Hospitalization: In general, hospitalization signifies that the patient has been detained (usually involving at least an overnight stay) at the hospital or emergency ward for treatment that would not have been appropriate in the physician’s office or out-patient setting.

Hospitalization for either elective surgery related to a pre-existing condition which did not increase in severity or frequency following initiation of the study or for routine clinical procedures¶ (including hospitalization for “social” reasons) that are not the result of an AE need not be considered as AEs and are therefore not SAEs. When in doubt as to whether ‘hospitalization’ occurred or was necessary, the AE should be considered serious.

¶Routine Clinical Procedure: procedure which may take place during the study period and should not interfere with the implantation of BL-1040 or any of the ongoing protocol specific procedures. If anything untoward is reported during an elective procedure, that occurrence must be reported as an AE, either ‘serious’ or non-serious according to the usual criteria.

For medical devices, typical serious adverse events include but are not limited to:

•                  use error (e.g. untrained user, incorrect route of administration) related to medical devices, which did result in death or serious injury

•                  damage to tissue or tissue function following administration of study device

•                  impairment of an organ or organ function following administration of study device

•                  interaction with concomitant treatment (other devices or drugs) that might lead to death or serious injury

•                  interaction with materials (e.g. catheters, stent), substances or gases entering into contact with the device during normal use that might lead to death or serious injury

•                  non-biocompatibility leading to serious irritation/allergy that results in in-patient hospitalization or prolongation of existing hospitalization

7.5.2                     Pre-defined SAEs

For the purposes of this study, the following events will be defined as serious:

•                  re-infarction

•                  stroke or transient ischemic attack (TIA)

•                  acute heart failure (decompensation)

The occurrence of any of these events after implantation of BL-1040 will be considered an SAE; they are to be reported and followed up as specified in Sections 7.5.3 and 7.5.4.

7.5.3                     Reporting serious adverse events

All Serious Adverse Events (SAEs) must be reported immediately by the Investigator without filtration, whether considered to be associated with BL-1040 and whether or not considered related to BL-1040. The Investigator must report SAEs within one calendar day of becoming aware of the event by telephone, fax or e-mail to the Study Contact for Reporting Serious Adverse Events as indicated below. This initial notification should include minimal, but sufficient information to permit identification of the reporter, the patient, study device, any medications administered, AEs, causality assessment and date of onset. The Investigator should not wait for additional information to fully document the event before providing notification. An acknowledgement letter will confirm the first notification. The report is then to be followed by submission of a completed SAE Report Form provided by Venn Life Sciences AG as soon as possible but at latest within 3 calendar days of the initial telephone/fax or e-mail report detailing relevant aspects of the AEs in question. All actions taken by the Investigator and the outcome of the event must also be reported immediately. For documentation of the SAE, any actions taken, outcome and follow-up reports, the SAE Report Forms are to be used. Where applicable, hospital case records and autopsy reports should be obtained.

Investigators must report SAEs to the appropriate ethics committee if requested by the committee and/or according to local legal requirements.

Study Contact for Reporting Serious Adverse Events.

Venn Life Sciences AG, Elisabethenstrasse 23/3, CH-4051 Basel

Fax:	00800 201 11 011
e-mail:	SAE@vlsworldwide.com
Tel:	+41 61 201 11 83

24/24 hour and 7/7 day availability

7.5.4                     Follow-up of serious adverse events

All SAEs must be collected and documented until the end of the long term follow-up (Month 60), and followed up until the event either resolved, subsided, stabilized, disappeared or is otherwise explained or the study patient is lost to follow-up. All follow-up activities must be reported, if necessary on one or more consecutive SAE report forms, in a timely manner. All fields with additional or changed information must be completed and the report form should be forwarded to the Study Contact for Reporting Serious Adverse Events as soon as possible but latest within 7 calendar days after receipt of the new information. Clinically significant laboratory abnormalities will be followed up until they have returned to normal, or a satisfactory explanation has been provided. Reports relative to the subsequent course of an AE noted for any patient must be submitted to Venn Life Sciences AG.

7.6                               Treatment of adverse events

Treatment of any AE is at the sole discretion of the Investigator and according to current available best treatment. The applied measures should be recorded in the CRF of the patient.

7.7                               Pregnancy

The Sponsor must be notified immediately of any pregnancy that occurs during the study. The SAE report form should be used to report the pregnancy, even though the pregnancy is not considered an SAE. Women who become pregnant during the study will be followed up until birth of the child. The health status of the newborn will be reported in the patient’s CRF.

8                                         Data Evaluation and Statistics

In all analyses where a change from baseline is performed, baseline is defined as the last available value before device implantation.

8.1                               Endpoints

The primary endpoints are occurrence of all adverse events including but not limited to:

•                  all MIs

•                  cardiovascular hospitalization

•                  serious ventricular arrhythmias sustained

•              VT (symptomatic or sustained VT [duration longer than 30 seconds or 100 beats, or associated with hemodynamic collapse]

•              VF

•              symptomatic bradycardia, pauses of longer than 3.0 seconds, complete atrioventricular block, Mobitz II atrioventricular block

•                  symptomatic heart failure (NYHA criteria + physical examination OR hospitalization due to heart failure)

•                  renal failure

•                  stroke

•                  death

Secondary Endpoints include the parameters:

•                  change from baseline in LV dimensions (end-systolic volume index, end-diastolic volume index, left ventricular mass)

•                  change from baseline in regional (infarct related) and global wall motion score

•                  change from baseline in ejection fraction

•                  cardiac rupture

•                  NT-proBNP

8.2                               Estimated sample size

No formal sample size calculation was performed. Twenty patients followed up to Day 180 were deemed necessary to meet the objectives of this Phase I study. Taking into account drop-outs after the device implantation, thirty patients will be enrolled.

8.3                               Planned methods of analysis

All data recorded will be presented in data listings and summary tables, as appropriate. Missing values will not be replaced. No formal hypothesis testing will be performed.

8.3.1                   Analysis population

All participants who received the BL-1040 myocardial implant will be included in the safety analysis. Any excluded cases will be documented together with the reason for exclusion. All decisions on exclusions from the analysis will be finalized prior database lock.

8.3.2                   Analysis of demographics

Continuous demographic variables (age, height, weight) will be summarized using mean, median, standard deviation, minimum, maximum, and number of available observations.

Qualitative demographic characteristics will be summarized by counts and percentages. Other patient characteristics (medical history, clinical findings, prior medications, inclusion/exclusion criteria) will only be listed.

8.3.3                     Analysis of safety

AEs will be described in individual listings and frequency tables by system organ class and preferred terms (MedDRA version 10.0 or higher), regardless of relationship as well as for related AEs. The severity of AEs will also be tabulated.

Vital signs will be listed and changes from baseline and raw results will be summarized by means and standard deviations.

Laboratory test values will be presented by individual listings with flagging of values outside the normal ranges. Raw laboratory results and changes from baseline will be summarized by means and standard deviations.

12 lead ECG findings will be presented by listings and frequency tables, as appropriate. Continuous ECG data will be summarized using standard descriptive statistics.

The change from baseline in cardiac parameter (LV dimensions, wall motion score, ejection fraction) as well as the NT-proBNP data will be summarized using standard descriptive statistics.

8.4                               Interim analysis

An interim safety analysis will be performed after 5 patients have completed the Day 30 visit, on all data collected up to this timepoint.

8.5                               Final and follow-up reporting

The final clinical study report will be prepared based on data from Day 180, or End of Study, from the final patient. Thereafter, an annual safety report will be prepared after each yearly safety follow-up visit (Months 12, 24, 36, 48, 60).

8.6                               Quality assurance

All data collected in the CRF will be double entered into a validated computerized clinical data management system (Clintrial). Laboratory values from the local lab will be entered into the CRF. Analysis of the data will only be performed after all queries have been resolved using an appropriate software for analysis (SAS 8.1).

9                                         Ethics and regulatory considerations

The study will be conducted according to Good Clinical Practice, the Declaration of Helsinki 2000 (Appendix A), and the rules and regulations of the European Union and Israel.

9.1                               Informed Consent

The nature, purpose and potential risk of the study as well as the action of the BL-1040 myocardial implant will be explained to all patients both verbally and in writing. They will be given adequate time to consider the study before signing the consent form. Their questions will be actively encouraged. They will be informed that they may withdraw from the study at any time. This information is documented in the protocol and participants in the study will sign a consent form confirming that they have read and understood it; no study activities will take place until the consent form has been signed. They will also be given a Patient Information Sheet and copy of the consent form.

9.2                               Authorities

The procedures laid out by the local regulatory authorities must be followed and all documents must be submitted to all concerned authorities, and where needed, approved before a clinical study may commence.

9.3                               Protocol Amendments

There will be no alteration to the protocol without the express written approval of the Sponsor.

The local authorities or ethics committees must approve all major protocol amendments prior to implementation.

No protocol amendments should be adopted without prior written approval from the ethics committee except in the following cases:

•              in order to eliminate immediate hazard to the patients,

•              changes involving only logistical or administrative aspects of the trial. Then notification to the relevant authorities should be submitted.

In these cases, the implemented deviation or change should be submitted as soon as possible to the relevant authorities for review and approval.

No protocol deviations are anticipated. However, should any protocol deviations occur, the Principal Investigator must report the matter to the Sponsor as soon as reasonably practical. Details of the deviation and, if possible, the reason for its occurrence must be included in the study report.

Major modifications will need further approval, and will be submitted to the local authorities or ethics committees, according to local regulations, in the form of an Amendment. Minor administrative changes require only that the Chairman of the Ethics Committee be informed in writing without delay.

9.4                               Patient confidentiality

Individual patient data obtained as a result of this study is considered confidential. A patient identification number will identify any patient data collected throughout the study only.

Data generated as a result of this study are to be available for inspection on request by all authorized Sponsor personnel, Venn Life Sciences AG personnel, audit personnel and regulatory authorities. The Informed Consent must clearly reflect this access.

9.5                               Insurance

The compensation of the patient in the event of study related injuries will comply with the applicable obligatory requirements. Details will be included in the informed Consent.

9.6                               Duration of the study

The active study phase for each patient is 180 days. Enrolment is expected to begin in Q1 2008; the study is expected to end Q1 2010.

10                                  Data Handling and Record Keeping

10.1                        Documentation

Records must be retained for 15 years after study completion

10.2                        Case Report Forms

The Investigator is responsible for maintaining adequate and accurate medical records from which accurate information will be transferred into the study database. Case Report Forms (CRFs) should be completed by the Investigator or delegated personnel.

CRFs will be provided for each patient. All data will be entered in black ink. Data/corrections entered will be signed or initialed by the study personnel undertaking that procedure. Overwriting data or use of liquid correcting fluid is not allowed. Detailed instructions are provided with the CRF.

10.3                        Monitoring and quality control

To ensure compliance with relevant regulations, data generated by this study must be available for inspection upon request by representatives of BioLine Innovations Jerusalem, Venn Life Sciences AG(CRO), auditing personnel and relevant local regulatory authorities.

Regular on-site visits for monitoring of study activities and data recording will be scheduled. Formal reports of these visits will be generated and copies provided to relevant Sponsor and study personnel.

10.4                        Publication policy

The results of the study are the property of the Sponsor. All manuscripts, abstracts or other modes of presentation arising from the results of the study must be reviewed and approved in writing by the Sponsor, in advance of submission. Co-authorship with any Sponsor personnel will be discussed and mutually agreed upon before submission of a manuscript to a publisher.

11                                  References

1.         GMP guideline Volume 4, Annex 13 Manufacture of Investigational Medicinal Products (July 2003 Revision 1)

2.         Marcus ML, Wilson RF and White CW. Methods of measurement of myocardial blood flow in patients: a critical review, Circulation 1987, 76; 245-253

3.         Bassand et al., Guidelines for the diagnosis and treatment of patients with non-ST-segment elevation acute coronary syndromes. European Heart Journal 2007, 27; 1598-1660

4.         Silber S et al. ESC Guidelines: Guidelines for percutaneous coronary interventions. European Heart Journal 2005, 26; 804-847

5.         Van de Werf et at., Management of acute myocardial infarction in patients presenting with ST-segment elevation. European Heart Journal 2003, 24; 28-66.

6.         Rector TS, Francis GS, Cohn JN. Patients’ self-assessment of their congestive heart failure. Part 1 Patient perceived dysfunction and its poor correlation with maximal exercise tests. Heart Failure 1987, Oct/Nov; 192-196.

7.         Rector TS, Kubo SH, Cohn JN: patients’ self-assessment of their congestive heart failure Part 2: Content, reliability and validity of a new measure, the Minnesota Living with Heart Failure questionnaire. Heart Failure. 1987, Oct/Nov; 198-209.

8.         Rector TS. A conceptual model of the quality of life in relation to heart failure. J Cardiac Failure 2006.

Appendix A: Declaration of Helsinki

Initiated: 1964 17.C                                                           Original: English

WORLD MEDICAL ASSOCIATION DECLARATION OF HELSINKI

Ethical Principles

for

Medical Research Involving Human Subjects

Adopted by the 18th WMA General Assembly

Helsinki, Finland, June 1964

and amended by the

29th WMA General Assembly, Tokyo, Japan, October 1975

35th WMA General Assembly, Venice, Italy, October 1983

41st WMA General Assembly, Hong Kong, September 1989

48th WMA General Assembly, Somerset West, Republic of South Africa, October 1996

and the

52nd WMA General Assembly, Edinburgh, Scotland, October 2000

Note of Clarification on Paragraph 29 added by the WMA General Assembly, Washington 2002

Note of Clarification on Paragraph 30 added by the WMA General Assembly, Tokyo 2004

A. INTRODUCTION

1.              The World Medical Association has developed the Declaration of Helsinki as a statement of ethical principles to provide guidance to physicians and other participants in medical research involving human subjects. Medical research involving human subjects includes research on identifiable human material or identifiable data.

2.              It is the duty of the physician to promote and safeguard the health of the people. The physician’s knowledge and conscience are dedicated to the fulfillment of this duty.

3.              The Declaration of Geneva of the World Medical Association binds the physician with the words, “The health of my patient will be my first consideration,” and the International Code of Medical Ethics declares that, “A physician shall act only in the patient’s interest when providing medical care which might have the effect of weakening the physical and mental condition of the patient.”

4.              Medical progress is based on research which ultimately must rest in part on experimentation involving human subjects.

5.              In medical research on human subjects, considerations related to the well-being of the human subject should take precedence over the interests of science and society.

6.              The primary purpose of medical research involving human subjects is to improve prophylactic, diagnostic and therapeutic procedures and the understanding of the aetiology and pathogenesis of disease. Even the best proven prophylactic, diagnostic, and therapeutic methods must continuously be challenged through research for their effectiveness, efficiency, accessibility and quality.

7.              In current medical practice and in medical research, most prophylactic, diagnostic and therapeutic procedures involve risks and burdens.

8.              Medical research is subject to ethical standards that promote respect for all human beings and protect their health and rights. Some research populations are vulnerable and need special protection. The particular needs of the economically and medically disadvantaged must be recognised. Special attention is also required for those who cannot give or refuse consent for themselves, for those who may be subject to giving consent under duress, for those who will not benefit personally from the research and for those for whom the research is combined with care.

9.              Research Investigators should be aware of the ethical, legal and regulatory requirements for research on human subjects in their own countries as well as applicable international requirements. No national ethical, legal or regulatory requirement should be allowed to reduce or eliminate any of the protections for human subjects set forth in this Declaration.

B. BASIC PRINCIPLES FOR ALL MEDICAL RESEARCH

10.       It is the duty of the physician in medical research to protect the life, health, privacy, and dignity of the human subject.

11.       Medical research involving human subjects must conform to generally accepted scientific principles, be based on a thorough knowledge of the scientific literature, other relevant sources of information, and on adequate laboratory and, where appropriate, animal experimentation.

12.       Appropriate caution must be exercised in the conduct of research which may affect the environment, and the welfare of animals used for research must be respected.

13.       The design and performance of each experimental procedure involving human subjects should be clearly formulated in an experimental protocol. This protocol should be submitted for consideration, comment, guidance, and where appropriate, approval to a specially appointed ethical review committee, which must be independent of the Investigator, the sponsor or any other kind of undue influence. This independent committee should be in conformity with the laws and regulations of the country in which the research experiment is performed. The committee has the right to monitor ongoing trials. The researcher has the obligation to provide monitoring information to the committee, especially any serious adverse events. The researcher should also submit to the committee, for review, information regarding funding, sponsors, institutional affiliations, other potential conflicts of interest and incentives for subjects.

14.       The research protocol should always contain a statement of the ethical considerations involved and should indicate that there is compliance with the principles enunciated in this Declaration.

15.       Medical research involving human subjects should be conducted only by scientifically qualified persons and under the supervision of a clinically competent medical person. The responsibility for the human subject must always rest with a medically qualified person and never rest on the subject of the research, even though the subject has given consent.

16.       Every medical research project involving human subjects should be preceded by careful assessment of predictable risks and burdens in comparison with foreseeable benefits to the subject or to others. This does not preclude the participation of healthy volunteers in medical research. The design of all studies should be publicly available.

17.       Physicians should abstain from engaging in research projects involving human subjects unless they are confident that the risks involved have been adequately assessed and can be satisfactorily managed. Physicians should cease any investigation if the risks are found to outweigh the potential benefits or if there is conclusive proof of positive and beneficial results.

18.       Medical research involving human subjects should only be conducted if the importance of the objective outweighs the inherent risks and burdens to the subject. This is especially important when the human subjects are healthy volunteers.

19.       Medical research is only justified if there is a reasonable likelihood that the populations in which the research is carried out stand to benefit from the results of the research.

20.       The subjects must be volunteers and informed participants in the research project.

21.       The right of research subjects to safeguard their integrity must always be respected. Every precaution should be taken to respect the privacy of the subject, the confidentiality of the patient’s information and to minimise the impact of the study on the subject’s physical and mental integrity and on the personality of the subject.

22.       In any research on human beings, each potential subject must be adequately informed of the aims, methods, sources of funding, any possible conflicts of interest, institutional affiliations of the researcher, the anticipated benefits and potential risks of the study and the discomfort it may entail. The subject should be informed of the right to abstain from participation in the study or to withdraw consent to participate at any time without reprisal. After ensuring that the subject has understood the information, the physician should then obtain the subject’s freely given informed consent, preferably in writing. If the consent cannot be obtained in writing, the non-written consent must be formally documented and witnessed.

23.       When obtaining informed consent for the research project the physician should be particularly cautious if the subject is in a dependent relationship with the physician or may consent under duress. In that case the informed consent should be obtained by a well-informed physician who is not engaged in the investigation and who is completely independent of this relationship.

24.       For a research subject who is legally incompetent, physically or mentally incapable of giving consent or is a legally incompetent minor, the Investigator must obtain informed consent from the legally authorised representative in accordance with applicable law. These groups should not be included in research unless the research is necessary to promote the health of the population represented and this research cannot instead be performed on legally competent persons.

25.       When a subject deemed legally incompetent, such as a minor child, is able to give assent to decisions about participation in research, the Investigator must obtain that assent in addition to the consent of the legally authorised representative.

26.       Research on individuals from whom it is not possible to obtain consent, including proxy or advance consent, should be done only if the physical/mental condition that prevents obtaining informed consent is a necessary characteristic of the research population. The specific reasons for involving research subjects with a condition that renders them unable to give informed consent should be stated in the experimental protocol for consideration and approval of the review committee. The protocol should state that consent to remain in the research should be obtained as soon as possible from the individual or a legally authorised surrogate.

27.       Both authors and publishers have ethical obligations. In publication of the results of research, the Investigators are obliged to preserve the accuracy of the results. Negative as well as positive results should be published or otherwise publicly available. Sources of funding, institutional affiliations and any possible conflicts of interest should be declared in the publication. Reports of experimentation not in accordance with the principles laid down in this Declaration should not be accepted for publication.

C. ADDITIONAL PRINCIPLES FOR MEDICAL RESEARCH COMBINED WITH MEDICAL CARE

28.       The physician may combine medical research with medical care, only to the extent that the research is justified by its potential prophylactic, diagnostic or therapeutic value. When medical research is combined with medical care, additional standards apply to protect the patients who are research subjects.

29.       The benefits, risks, burdens and effectiveness of a new method should be tested against those of the best current prophylactic, diagnostic, and therapeutic methods. This does not exclude the use of placebo, or no treatment, in studies where no proven prophylactic, diagnostic or therapeutic method exists.

30.       At the conclusion of the study, every patient entered into the study should be assured of access to the best proven prophylactic, diagnostic and therapeutic methods identified by the study.

31.       The physician should fully inform the patient which aspects of the care are related to the research. The refusal of a patient to participate in a study must never interfere with the patient-physician relationship.

32.       In the treatment of a patient, where proven prophylactic, diagnostic and therapeutic methods do not exist or have been ineffective, the physician, with informed consent from the patient, must be free to use unproven or new prophylactic, diagnostic and therapeutic measures, if in the physician’s judgement it offers hope of saving life, re-establishing health or alleviating suffering. Where possible, these measures should be made the object of research, designed to evaluate their safety and efficacy. In all cases, new information should be recorded and, where appropriate, published. The other relevant guidelines of this Declaration should be followed.

§ § §

Appendix B: Minnesota Living with Heart Failure® questionnaire

LIVING WITH HEART FAILURE QUESTIONNAIRE

Instructions for Use

1.                                      Patients should respond to the questionnaire prior to other assessments and interactions that may bias responses. You may tell the patient that you would like to get his or her opinion before doing other medical assessments.

2                                         Ample, uninterrupted time should be provided for the patient to complete the questionnaire.

3.                                      The following instructions should be given to the patient each time the questionnaire is completed.

a.                                 Read the introductory paragraph at the top of the questionnaire to the patient.

b.                                 Read the first question to the patient - “Did your heart failure prevent you from living as you wanted during the past month by causing swelling in your ankles or legs”? Tell the patient. “If you did not have any ankle or leg swelling during the past month you should circle the zero after this question to indicate that swelling was not a problem during the past month”. Explain to the patient that if he or she did have swelling that was caused by a sprained ankle or some other cause that was definitely not related to heart failure he or she should also circle the zero. Tell the patient, “If you are not sure why you had the swelling or think it was related to your heart condition, then rate how much the swelling prevented you from doing things you wanted to do and from feeling the way you would like to feel”. In other words, how bothersome was the swelling? Show the patient how to use the 1 to 5 scale to indicate how much the swelling affected his or her life during the past month - from very little to very much.

4.                                      Let the patient read and respond to the other questions. The entire questionnaire may be read directly to the patient if one is careful not to influence responses by verbal or physical cues.

5.                                      Check to make sure the patient has responded to each question and that there is only one answer clearly marked for each question. If a patient elects not to answer a specific question(s) indicate so on the questionnaire.

6.                                      Score the questionnaire by summating the responses to all 21 questions. In addition, physical (items 2, 3, 4, 5, 6, 7, 12 and 13) and emotional (items 17, 18, 19, 20, and 21) dimensions of the questionnaire have been identified by factor analysis, and may be examined to further characterize the effect of heart failure on a patient’s life.

LIVING WITH HEART FAILURE QUESTIONNAIRE

These questions concern how your heart failure (heart condition) has prevented you from living as you wanted during the last month. The items listed below describe different ways some people are affected. If you are sure an item does not apply to you or is not related to your heart failure then circle 0 (No) and go on to the next item. If an item does apply to you, then circle the number rating how much it prevented you from living as you wanted.

Did your heart failure prevent you from living as you wanted during the last month by:

		No	Very little				Very much
1.	Causing swelling in your ankles, legs. etc.?	0	1	2	3	4	5
2.	Making you sit or lie down to rest during the day?	0	1	2	3	4	5
3.	Making your walking about or climbing stairs difficult?	0	1	2	3	4	5
4.	Making your working around the house or yard difficult?	0	1	2	3	4	5
5.	Making your going places away from home difficult?	0	1	2	3	4	5
6.	Making your sleeping well at night difficult?	0	1	2	3	4	5
7.	Making your relating to or doing things with your friends or family difficult?	0	1	2	3	4	5
8.	Making your working to earn a living difficult?	0	1	2	3	4	5
9.	Making your recreational pastimes, sports or hobbies difficult?	0	1	2	3	4	5
10.	Making your sexual activities difficult?	0	1	2	3	4	5
11.	Making you eat less of the foods you like?	0	1	2	3	4	5
12.	Making you short of breath?	0	1	2	3	4	5
13.	Making you tired, fatigued, or low on energy?	0	1	2	3	4	5
14.	Making you stay in a hospital?	0	1	2	3	4	5
15.	Costing you money for medical care?	0	1	2	3	4	5
16.	Giving you side effects from medications?	0	1	2	3	4	5
17.	Making you feel you are a burden to your family or friends?	0	1	2	3	4	5
18.	Making you feel a loss of self-control in your life?	0	1	2	3	4	5
19.	Making you worry?	0	1	2	3	4	5
20.	Making it difficult for you to concentrate or remember things?	0	1	2	3	4	5
21.	Making you feel depressed’?	0	1	2	3	4	5

Copyright University of Minnesota 1986

SCHEDULE 1.31

DESCRIPTIONS OF OTHER ON-GOING TRIALS

Name of Study	Estimated Duration	Estimated End Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

SCHEDULE 1.35

OUTLINE OF STRUCTURE FOR PIVOTAL CLINICAL TRIAL FOR PRIMARY INDICATION

(see Schedule 3.1)

SCHEDULE 1.42(a)

INDEPENDENT SAFETY MONITORING BOARD CHARTER

Independent Safety Monitoring Board

Charter

For

Bioline Innovations Jerusalem

Protocol No. BL-1040

A Phase I, multi-center, open label study designed to assess the safety and feasibility of the injectable BL-1040 implant to provide scaffolding to infarcted myocardial tissue

APPROVING OFFICIALS

Name	Title	Signature	Date

Lincoff, A. Michael, M.D	Chairman ISMB

Moti Gal	Sponsor Contact Person

Andrea Kempf-Müller, M.D	Drug Safety Officer

Contact details ISMB members

Lincoff, A. Michael, M.D.	ISMB Chairman
The Cleveland Clinic Foundation
9500 Euclid Avenue - F25
Cleveland, OH 44195
Phone: 216.444.2367
FAX: 216.636.0609
lincofa@ccf.org

Philippe Gabriel Steg, M.D., F.A.C.C
Hopital Bichat-Claude BernadService de Cardiologie
46 Rue Henri Huchard
75018 Paris
FRANCE
gabriel.steg@bch.aphp.fr

Michael Marber BSc, MB.BS, PhD, FRCP
Professor of Cardiology
King’s College London
Honorary Consultant Cardiologist
Guy’s & St Thomas’ Hospitals
The Rayne Institute, St Thomas’ Hospital
Lambeth Palace Rd, London SE1 7EH
mike.marber@kcl.ac.uk

Kerry Lee, Ph.D.
Duke Clinical Research Institute
2400 Pratt Street
Room 0311 Terrace Level
Durham, NC 27705
Ph: 919-668-8725
Fx: 919-668-7055
kerry.lee@duke.edu

Contact details BioLine and Averion

Project Manager	Address: 2268 chemin de Sourdaine
Averion:	F-84140 Montfavet
Frederic Liegeois, Msc	Phone: +33 (0)490140997
Mobile: +33 (0)681607626
Email: frederic.liegeois@averionintl.com

Senior Drug Development Manager Bioline: Tuvia Shmuel, PhD	Address: BioLine Innovations Jerusalem, 19 Hartum St., POB 45158 Jerusalem, Israel 91450 Phone: +972-2-548-9100, ext. 124 Fax: +972-2-548-9101 e-mail: shmuelt@biolinerx.com

ISMB Sponsor Representative Bioline: Adina Porat	Address: BioLine Innovations Jerusalem, 19 Hartum St., POB 45158 Phone: +972-2-548-9100 ex. 135 Mobile: +972-54-5594613 Fax: +972-2-548-9101 E-Mail: adinap@biolinerx.com

Clinical Operations Manager Bioline: Moti Gal	Address: BioLine Innovations Jerusalem, 19 Hartum St., POB 45158 Telephone: +972-2-548-9100 ex. 147 Mobile: +972-54-5933127 Fax: +972-2-548-9101 E-Mail: motig@biolinerx.com

ISMB Coordinator Venn Life Sciences AG

Medical Monitor, Europe

Andrea Kempf-Müller, MD

Venn Life Sciences AG

Elisabethenstrasse 23/3

4051 Basel, Switzerland

 Tel: +41 61 201 11 83

Mobile: + 41 79 348 54 59

Fax: +41 61 273 42 50

Email: andrea.kempf-

mueller@vlsworldwide.com

Medical Monitor, US (only for ISMB contact)

 Sanjay Machado, MD

Venn Life Sciences

7355 Trans-Canada Suite 200

St-Laurent, QC, Canada H4T-1T3 Tel: (541) 315-2992 117 Mobile: (514) 946-7678 Fax: (514) 315-0995 Email: sanjaym@vlscanada.com

1.                        PROTOCOL BL-1040

A Phase I, multi-center, open label study designed to assess the safety and feasibility of the injectable BL-1040 implant to provide scaffolding to infarcted myocardial tissue.

Venn Life Sciences AG has been contracted by Bioline Innovations Jerusalem to provide services as the Contract Research Organization (CRO) for the trial.

2.                        SCOPE OF THE ISMB CHARTER

The International Independent Safety Monitoring Board (ISMB) was formed to monitor the safety of patients participating in this trial on an ongoing basis.

The ISMB will evaluate quality, accuracy and timeliness of data flow and assure confidentiality of data.

The ISMB will develop stopping rules for the termination of the study prior to the initiation.

Bioline Innovations Jerusalem will forward the charter to Regulatory Authorities, and/or Ethics Committees as necessary.

The objective of the ISMB Charter is to outline the specific purposes and functions of the ISMB. In addition, it describes the procedures for data abstraction and data delivery conventions to and from the ISMB members for review purposes.

3.                        COMPOSITION OF THE ISMB

The ISMB is composed of three members, three voting members including the Chairman. In addition a bio-statistician will consult the ISMB however will not attend as a voting member. The members are independent physicians in the field of cardiology and a bio-statistician experienced in evaluating safety data from cardiology clinical studies. Prof. Lincoff will serve as Chairman of the ISMB. All ISMB members have been approved by the sponsor, Bioline Innovations Jerusalem.

By signing the ISMB Charter, voting ISMB members verify that they do not have a vested interest in the outcome of the study, nor do they have a financial conflict of interest. ISMB members are not employees of Bioline Innovations Jerusalem have outside employment and will not be involved in patient recruitment or as investigators in the study.

The ISMB members are expected to serve until the study is completed. Should a member resign, the reason and effective date of resignation must be submitted in writing to Bioline Innovations Jerusalem and the ISMB Chairman. A replacement member will be sought by Bioline Innovations Jerusalem in consultation with the ISMB Chairman.

Except for the initial meeting of the ISMB where the background data on BL-1040 and the study design will be discussed by Bioline Innovations Jerusalem’s’ representatives, Bioline Innovations Jerusalem will not participate in the ISMB meetings unless requested by the ISMB.

ISMB Administration

From Venn Life Sciences AG, the ISMB Coordinator will arrange for the provision of the data and narratives required by the ISMB. Bioline Innovations Jerusalem will provide administrative, logistical and coordinating services to the ISMB.

ISMB Contacts & Consultants

The Chairman will be the representative of the ISMB who will be responsible for timely official communications between the ISMB and Bioline Innovations Jerusalem. The Chairman will provide leadership and oversee that the direction of ISMB meeting operations are in accordance with the ISMB charter.

From the sponsor, Bioline Innovations Jerusalem, an identified representative will serve as the primary contact person for the ISMB. The sponsor primary contact is named on the ISMB charter. This individual is not considered to be a member of the ISMB and will only attend open and final sessions of ISMB Data Review Meetings.

From Venn Life Sciences AG, the ISMB Coordinator will serve as the primary contact person for any questions the ISMB members have regarding the contents of the ISMB Data Reports. This individual is not considered to be a member of the ISMB and will only attend open and final sessions of ISMB Data Review Meetings. Additional individuals may also be invited to attend the open and final sessions of the ISMB Data Review meetings, as deemed appropriate.

The ISMB Chairman will ensure that ISMB contacts are not exposed to the ISMB review of the data until the ISMB has arrived at a conclusion. ISMB contacts may not be present during closed sessions, when the ISMB Data Report is reviewed, ISMB deliberations are made, ISMB recommendations are discussed and/or ISMB voting procedures are conducted.

4.                        ISMB ROLE & RESPONSIBILITIES

The ISMB is an independent expert advisory group commissioned and charged with the responsibility of evaluating accumulating data at regular intervals and ensuring the safety of the subjects enrolled in the study by monitoring cumulative safety data collected in the clinical program and providing recommendations to Bioline Innovations Jerusalem based on review of this data. The ISMB will contribute to efficient conduct of the trial by providing a fast review of emerging findings from the study. This ISMB will consist of physicians with expertise in cardiovascular disease, particularly in the area of coronary artery disease and with experience monitoring safety of drugs and/or devices for cardiovascular applications, and will have no participation in the trial in any other capacity.

These reviews in subsets of patients will have the objective of searching for signals of clinically important adverse safety findings that may be indicative of risk to currently enrolled patients as well as increased risk for future patients. In these reviews, the ISMB will assume a conservative approach in assessing safety.

The Chairman will be directly responsible for reporting the outcome of all ISMB meetings and be the primary contact for any emergency meetings, as appropriately convened. He will be a voting member of the ISMB. The Chairman will also be responsible for the preparation of the report and/or recommendations to Bioline Innovations Jerusalem.

The three voting members of the ISMB (along with the Chairman) will be responsible for evaluating the safety data and making recommendations on the continuation of the study as set out in the protocol. They may also make other pertinent safety recommendations for the conduct of the study. They will be guided by the ISMB Biostatistician’s evaluation of the data, as required.

The bio-statistician will be involved in conducting any analysis that the ISMB recommends. The Bio-statistician will be responsible for designing and maintaining the safety database that the ISMB will use for its analysis. This database may differ from the database by Venn Life Sciences AG and, as such, is meant only for the use of the ISMB. The database will be created in such a way that it is reproducible and can be audited, if necessary. If the ISMB is considering a recommendation of premature termination of the study, the bio-statistician can contact Venn Life Sciences AG for additional data and/or for the performance of confirmatory analysis. The Bio-statistician can also arrange for the necessary ISMB communications to be documented and stored and only to be released after study completion.

The ISMB will ensure that this study meets the highest standards of patient safety. In their analysis of the data from the patients, the ISMB will be focused on determining if there is a signal of clinically significant pattern of change in safety parameters that may lead to termination of study. This may require the ISMB to perform/request additional data/analyses prior to making a decision.

The operating procedures of the ISMB are based on and are in compliance with guidance and definitions of the International Conference on Harmonization and the Food and Drug Administration. The ISMB will conduct all of its operations under the ICH Good Clinical Practices (GCP).

Specifically, the ISMB is authorized and charged to perform the following functions:

•                  review 30 day safety data patients from the first 2 sequentially enrolled patients to determine whether 3 additional patients may be enrolled; after reviewing the 30 day safety data from these 3 additional patients, will determine whether the rest of patients may be enrolled

•                  within 30 days of enrolment of each successive group of 5 patients receiving the device, will review all Serious and Severe Adverse Events occurring to date and will recommend continuation, discontinuation, or modification of the procedure or protocol, based on a determination of whether the occurrence of serious, unexpected, or device-related adverse events (Sec. 7 in protocol) might outweigh the potential benefit achievable with the device

•                  review emerging findings in patients and identify potential safety concerns with BL-1040

•                  will receive information, on an expedited basis, on all Serious and Severe Adverse Events, clinically significant laboratory values (as defined in the study safety plan), ECG abnormalities and vital signs that are associated with Serious and Severe Adverse Events, and data from patients who decided to withdraw from the study due to Serious and Severe Adverse Events. All Serious and Severe Adverse Events that occur in the catheter lab during the administration of BL-1040 or the hospitalization period after the procedure should be reviewed promptly by the ISMB. The ISMB will review this information and may decide to interrupt, alter, or terminate the trial.

•                  will adjudicate whether or not an event is unexpected, based on a pre-specified list of expected Serious and Severe Adverse Events  as well as clinical judgment within the study population.

All ISMB members will review the safety data provided by the CRO. The members will reach their own individual decision on the relatedness and the potential hazard posed by the event. The ISMB will then collectively discuss the cases. In the event the majority opinion of the Board is that the events do not pose any significant risk then the ISMB will recommend continuing the trial as designed. However, if the Board decides that undue risk could accrue from continuation of the study as designed, the ISMB has the freedom to recommend appropriate changes to the study selection criteria, safety evaluations, etc. In addition, the CRO will provide datasets and listings capturing disposition, AEs, clinically significant Echocardiography, MRI, angiography, Holter, ECG vital signs/laboratory changes, once all patients complete study.

5.                        VENN LIFE SCIENCES AG ROLE & RESPONSIBILITIES

Venn Life Sciences AG will provide coordinating services for the study. The ISMB Coordinator will provide information, on an expedited basis, on all Serious and Severe Adverse Events, clinically significant laboratory values (as defined in the study safety plan, ECG abnormalities and vital signs that are associated with Serious and Severe Adverse Events as required, to the ISMB members. Venn Life Sciences AG will be charged with the following responsibilities:

•             To identify a specific individual to interface with the ISMB.

•             To provide all required information in advance of the meeting in a mutually agreeable format approved at the initial meeting of the ISMB.

•             To provide a standard safety narrative for all patients who withdraw from the study due to Serious or Severe Adverse Events.

•             To provide specific meeting issues in advance of the meeting.

•             To keep the ISMB Chairman informed of any serious safety issues as the study progresses

•             To inform each principal investigator of the ISMB recommendations, as required.

•             To notify Bioline Innovations Jerusalem of any issues related to the ISMB which might negatively influence the study.

6.                        BIOLINE INNOVATIONS JERUSALEM’S RESPONSIBILITIES

Bioline Innovations Jerusalem will be responsible for the following:

•             To make any necessary changes to the protocol recommended by the ISMB and approved by Bioline Innovations Jerusalem.

•             To ensure that the ISMB is operating as needed for the purpose of the study.

7.                        ONGOING COMMUNICATIONS & NOTIFICATIONS

The ISMB Chairman will receive relevant information regarding serious adverse events and Early Terminations on an ongoing basis. The ISMB Chairman will determine whether further distribution of this material to the remaining voting ISMB members is necessary.

8.                        DATA REVIEW MEETINGS

ISMB Data Review meetings will be held in person or through teleconferences based on the volume of data to be reviewed. The ISMB Coordinator will establish the agenda for each ISMB Data Review meeting, with input from Bioline Innovations Jerusalem and the ISMB Chairman.

It is expected that there will be one initiation and at least three scheduled ISMB Data Review meetings. The initiation meeting will be held via face-to-face format, while the Data Review Meetings may be held via teleconference.

The first 2 patients will be sequentially enrolled into the study. After the 1st patient has completed Day 30 assessments, the Independent Safety Monitoring Board (ISMB, Sec. 4.3) will review the patient’s data through Day 30 (first ISMB meeting). The ISMB will then decide whether to give approval to enroll the 2nd patient. After the 2nd patient has completed Day 30 assessments, the ISMB will again review the data and provide approval for enrollment of the next 3 patients (2nd ISMB meeting). After all 3 patients have completed Day 30 assessments, the ISMB will review the data from these patients and provide approval for opening enrollment to the rest of the patients (3rd meeting)

The ISMB may also elect to hold ad hoc meetings outside of the scheduled dates, if deemed necessary. For instance, as the ISMB Chairman will receive information regarding reported serious adverse events on a regular basis, ad-hoc ISMB meetings may also be held on a triggered basis (e.g. in response to a high number of safety events).

Voting

Input must be obtained from all three ISMB members, for voting purposes. The ISMB will strive for a consensus opinion regarding the data reviewed. If ISMB consensus is not possible, a majority vote will be required, to determine the final ISMB recommendation. If the ISMB vote does not result in a clear majority, the ISMB Chairman will assemble and present majority and dissenting opinions for all recommendations considered.

Meeting Minutes

ISMB Data Review meeting minutes will be divided by session and will reflect the attendance of voting ISMB members, the ISMB Coordinator, ISMB contacts and consultants and other individuals, as well as whether each individual attended in person or via teleconference.

Since all details of ISMB deliberations must be kept strictly confidential among members of the ISMB, portions of the ISMB Data Review meeting minutes must remain confidential until the completion of the final study analysis.

The ISMB Chairman will file all minutes from all sessions, centrally. Once the final study analysis is complete, the ISMB Chairman will forward the central file of all ISMB minutes for all sessions to Bioline Innovations Jerusalem for appropriate filing.

9.                        RECORDS RETENTION

The ISMB Chairman should maintain a record of all ISMB minutes until the investigation of the study device is discontinued. After this period, the ISMB Chairman will forward to the sponsor all records to the sponsor to determine if further retention and/or archiving is necessary.

Data Source and Content

10.                 ISMB COMMUNICATION OF FINAL CONCLUSIONS

The ISMB Chairman will contact Bioline Innovations Jerusalem within two working days after an ISMB meeting (via facsimile or telephone) to notify them of recommendations forthcoming from that meeting. Bioline Innovations Jerusalem will act upon these recommendations as appropriate, i.e., the final decision will rest with Bioline Innovations Jerusalem. Bioline Innovations Jerusalem’s VP of Medical Affairs or designee will notify the project team and the CRO of the ISMB recommendations.

Bioline Innovations Jerusalem’s VP of Medical Affairs will also write a memo to the files documenting the recommendations of the ISMB and convey to all investigators the decision to continue/discontinue the study.

11.                 IMPLEMENTATION OF THE ISMB RECOMMENDATIONS

The decision to implement the recommendations of the ISMB will be made by Bioline Innovations Jerusalem. Bioline Innovations Jerusalem will notify the ISMB of the actual action taken, in response to all recommendations.

If the ISMB recommends early study termination or protocol modification and such action is not accepted or implemented, Bioline Innovations Jerusalem will address this decision with the ISMB in writing.

12.                 CONFIDENTIALITY

The ISMB will maintain a strictly confidential relationship to the study data. The ISMB will only reveal specific details and information associated with ISMB data review to appropriate parties, as specified by this ISMB Charter.

SCHEDULE 2.3

EXISTING PRODUCT AGREEMENTS

[**]

SCHEDULE 3.1

INITIAL DEVELOPMENT PLAN

Project Boston Clinical Development Plan

Objective

This product is a unique concept, and will require a unique and sophisticated development plan to satisfy all stakeholders.

This product has been given a regulatory designation as a device (rather than drug). The objective of this development plan is to leverage that designation for a rapid and efficient regulatory approval, while providing adequate evidence for safety within the intended patient population.

Strategy

The strategy is to complete a minimal additional amount of preclinical safety in parallel with the clinical development program.  [**].

The filing will be based on a [**]. We note that the current phase 2 study has no control group, and can give only general information about safety and tolerability, and no real information on efficacy in humans. For this reason the [**] will be designed with a ‘vanguard’ cohort of approximately [**] patients. Once the vanguard has completed 6 months of follow up, and interim analysis will be performed, assessing the study for 1) safety, 2) efficacy or futility and 3) performance of the endpoint. Specific, detailed and comprehensive criteria will be established to allow for stopping or continuation, or adjustments in sample size or inclusion criteria. The rules for the interim analysis will be agreed with regulatory authorities in advance of any unblinding, and appropriate adjustments will be made for type 1 error.

Following the interim analysis the number of participating centers will be increased to speed enrollment, and the study will continue to completion.

Endpoint and sample size

We will define [**] and then power the study to show at least a [**] with BL-1040 compared to placebo. This difference is clinically meaningful.

To give maximum power we want to define an endpoint that has a [**] after treatment, which would be reduced to [**]. We will design a [**] that ensures an event rate that is [**] in the control arm.

Failure could include [**] Any one of these events and the patient is [**]; none of these events and the patient is considered [**]. It is possible that other clinically relevant events may be added to the composite.

Next we will estimate how often each of these events will happen.  [**].

Control Group Event Rate	Treatment Group Event Rate	Sample size per arm 90% power and type 1 error < 5%	Total
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Although not required under device approval regulations, approximately [**] patients would be desirable for a safety database. If we assume that the placebo event rate will be approximately [**], we would estimate the sample size of the pivotal study to be approximately [**] patients, including the [**] patients in the vanguard cohort.

Budget

	2009	2010	2011	2012	2013	2014	2015	2016	TOTAL
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]						[**]
[**]							[**]
[**]							[**]	[**]
[**]								[**]
TOTAL	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Phase III Study

Budget will assume [**] of [**] patients, with a primary endpoint at [**] major adverse cardiac outcomes at [**], and a safety follow up annually for [**].

Clinical:
Monitoring:		[**]
Per Patient total:	[**]	[**]
Pre Clinical	[**]	[**]
Total		[**]

Given that 15-20% of the total clinical costs are committed before the first patient is enrolled, we estimate that cost to decision point is approximately [**]. It may be possible to reduce cost to the decision point by [**], trading off for time-to-launch. This alternative scenario has not been modeled.

Cost by Year ($M)

[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**] Study

Budget will assume a [**] (including ethnicity) of [**]  patients.  Study will start in [**] and end [**]

Cost by Year ($M)

[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

Timeline

Phase III Study

Enrollment w/ [**] per site per month	Part 1	Part 2
Total Enrollment	[**]	[**]
Active Sites	[**]	[**]
Enrollment/Site/Month (on average)	[**]	[**]
Monthly Study Enrollment	[**]	[**]
Time to Enroll Patient per Part (months)	[**]	[**]
TOTAL ENROLLMENT TIME (months)	[**]

Trial Task	End Date
Initiate Project	[**]
FPI	[**]
[**]	[**]
LPI	[**]
DB Lock	[**]
CSR	[**]
Submit PMA	[**]

Probability of success

Based on the available preclinical data it is not possible to come to a firm estimate of POS at this time. However, there is evidence of efficacy in preclinical models, and a consensus among experts that the mechanism is plausible. Given the existing data on the prior use of this class of compounds in humans, the likelihood of adequate safety and tolerability seems higher than would otherwise be possible at this stage, and given the device designation, the probability of clinical and regulatory success is likewise higher than it might otherwise be. Assuming the likelihood of adequate safety at [**] and the likelihood of adequate efficacy at [**], the overall POS to filing is in the range of [**].

SCHEDULE 3.7

PRELIMINARY COMMERCIALIZATION PLAN

Preface:

This document is prepared for the management of BioLineRx as a basis for discussion only, and is intended to be indicative of Ikaria’s current intent with respect to global commercialization of BL-1040.  Actual launch plans will continue to evolve over time, in accordance with the evolution of market dynamics, the global environment for cardiovascular drugs and devices, and the emerging product profile of BL-1040.

I.                                        Situation Analysis

a.              Unmet Medical Need

Each year cardiovascular disease (CVD) causes over 4.3 million deaths in Europe.  CVD is estimated to cost the European Union (EU) economy €192 billion a year. The main forms of CVD are coronary heart disease (CHD) and stroke. Just under half of all deaths from CVD are from CHD.  CV is also a large problem in Japan, and is emerging as a public health issue even in the developing countries.

Each year smoking kills over 1.2 million people in Europe (450,000 from CVD)). Dietary patterns across Europe are playing an increasing role in CVD. Levels of physical inactivity are high in many European countries and levels of obesity are increasing across Europe in both adults and children.  Over 48 million adults in Europe have diabetes and the prevalence is increasing.

Estimates for population and cardiovascular statistics are presented in Table 1

Table 1

		Est. Annual
		non-fatal
Country	Population (000,000)	MI (000)	Interventional Cardiologist	Annual PCI Procedures
[**]	10.4	34.7	230	28
[**]	5.5	18.3	85	15
[**]	5.3	17.7	80	14
[**]	64.4	214.7	1,772	172
[**]	82.3	274.3	1,500	219
[**]	16.7	55.7	266	45
[**]	0.3	1.0	14	1
[**]	58.1	193.7	1,879	155
[**]	40.5	135.0	730	108
[**]	7.6	25.3	124	20
[**]	61.1	203.7	1,000	163
Total Europe	352.2	1,174.0	7,682	939
[**]	127.0	423.3	2,500	339
[**]	21	70	373	56
Grand Total	479.2	1,597.3	10,182	1,278

b.              Product

BL-1040, a novel, injectable, biodegradable polymer designed to be used in conjunction with Percutaneous coronary intervention (PCI) to provide mechanical scaffolding  and reduce the risk of structural remodeling and heart failure in post-myocardial infarction (post-MI) patients, is currently in development and could be on the market as early as [**].  If successful, BL-1040 could be a breakthrough in the management of patients with cardiovascular disease and could represent a large commercial opportunity for Ikaria and BioLineRx.

c.               Assessment of current level of CV practice

There is significant variability around the medical management of CHD across Europe. Theses groupings give a high level overview of the most common interventions:

Hospital admissions

Rates of admission for CVD vary considerably across Europe. In general, higher admission rates are found in Eastern European and Scandinavian countries. Similar geographical trends are seen for CHD.

Coronary revascularization and other procedures for CVD

While rates of revascularization vary widely across Europe, all countries have seen rates increase significantly since the 1990s. For example, since 1990 rates of PCI have increased fifteen-fold in Italy and twelve-fold in Finland.  We expect that advances in medical technique and continued development of medical infrastructure around the world will drive continued growth in the coronary revascularization market.

Drugs

The use of drugs for secondary prevention in CHD patients varies considerably across populations, except in the case of anti-platelet drugs. Over 80% of patients took this form of drug (mostly aspirin). The use of beta blockers, lipid-lowering drugs and ACE inhibitors varies throughout the EU.

d.              Pricing  and reimbursement environment

The global market for cardiovascular drugs and devices is highly variable in terms of pricing and reimbursement climates.

Pricing

Pricing in the developed markets of western Europe tends to be similar to U.S. pricing, although prices can vary significantly by market, with Northern European markets having higher prices than southern European markets.  By contrast, pricing in less developed markets (Eastern Europe, Latin America and the Far East) is highly variable, and will require careful study to ensure an appropriate price is selected in order to maximize penetration and profitability.  A clear target product profile will be critical to assessment of pricing strategy in all markets.

Reference pricing is common practice in Europe, so timing of local launches must be carefully coordinated to ensure optimized pricing across the territory.

[**]

Reimbursement

With the exception of regulatory approval, reimbursement will be the single most important driver of commercial success.

The process by which products gain reimbursement can vary greatly from country to country, and may take a considerable amount of time.  A recent study by IMS suggested that it was common for newly approved drugs to take between one and three years to gain widespread reimbursement coverage in the top 16 EU markets.  Because most European countries operate centralized, government-financed health systems, it is not typical for patients to pay for treatments privately.  In many countries where there is virtually no habit of citizens paying for their own healthcare, initiating selling activity without reimbursement would be virtually impossible, while inhabitants of some other countries may have no problem paying for healthcare out of their own disposable income.

Expected timing of reimbursement will, therefore, be a major driver of the timetable for building out sales infrastructure, and commencing selling activities.  Ikaria will conduct extensive research between deal closing and launch to ensure that reimbursement conditions are clearly understood and that plans are in place to ensure broad and favorable access to major commercial markets.

II.                                   Commercialization Plan

Product Positioning Strategy

Given the current expectations of the product profile, we aspire to — and expect that — BL-1040 will be positioned as the de facto standard for prevention of post-MI remodeling.

While this depends on the specific results of the clinical trials, the market conditions, including competitive scenario, and prevailing clinical practice standards, the goal will be to make BL-1040 use prevalent across a range of patient sub-groups that are at risk for remodeling. Specifically, the following patient groups will be addressed in the marketing plan:

•                  High-risk STEMI (includes patients with large myocardial Infarctions (MIs), anterior wall MIs and long lead time to PCI): [**]

•                  Other STEMI (includes all STEMI patients not considered of the highest risk): [**]

•                  NSTEMI (all patients who have an NSTEMI): [**]

In addition to the market development efforts listed above, the focus of marketing strategy will be on creating broad awareness of the significant long-term effects of remodeling as well as discussing the risks of myocardial damage and resulting negative consequences for all patients with MIs.   In Europe, this will also require resetting of the current paradigm of treating non-primary PCI patients with medical therapy alone, and illustrating the benefits of treatment with a mechanical scaffolding device such as BL-1040.

Organization Size and Structure

As an experienced critical care company, Ikaria is committed to providing doctors and other medical professionals with a high level of customer service.  Operating in a highly specialized, life-or-death environment Ikaria strives to match our customers own urgency and commitment to patient care.

To be successful in the area of post-MI care we anticipate creating an organization capable of delivering both the commercial and medical support desired by our target customer base.  Ikaria intends to establish itself as the leader in critical care globally, and will use BL-1040 as the platform on which to establish its international presence.  As such, we intend to build a robust but flexible organization with all the competencies necessary to achieve leadership of the field.  Although BL-1040 will likely be Ikaria’s first global product, we anticipate that our own internal pipeline candidates IK-1001 and Covox will not be far behind.  The infrastructure envisioned by Ikaria and described in this document will therefore be sufficient to successfully commercialize all of Ikaria’s present and future pipeline compounds.

Ikaria proposed to use a “hub and spoke” approach to commercializing BL-1040 in Europe—the “hub” being a European headquarters and the “spokes” representing local operating companies (LOCs) in major markets.  The headquarters will provide overall strategic leadership and will spearhead European product development and commercial strategy, while local operating companies will be responsible for selling activity and local tactic implementation.

In addition to strategic marketing and leadership support, the European headquarters will be responsible for financial management and reporting of regional results, management of European regulatory affairs functions, development of a European clinical development program, development of effective key opinion leadership, development of compelling health economic data and development of HR strategies to maintain a strong and vibrant European organization.

The primary role of LOCs is to provide the necessary local sales and marketing efforts necessary to achieve financial objectives for BL-1040.  In addition to the necessary commercial infrastructure, the local operating companies would also be staffed with the support functions essential to commercial success.  This would include a small local finance team, medical affairs, regulatory affairs and human resource functions.  The role of the local support staff is to implement strategic initiatives conceived at headquarters level, and support local initiatives as necessary. The medical affairs staff will be particularly important in supporting marketing in disseminating the full medical information on BL-1040 and the clinical specialists will also lead the training of physicians in using this product appropriately.

The LOC staffing level will be determined as a function of country population, disease prevalence and target doctor population.  Sales Representatives will be recruited from companies with a depth of experience in cardiovascular drug and device sales to ensure we gain rapid access to the necessary prescriber base.  Representatives will be compensated through a blend of base salary and sales incentive bonus, according to Ikaria’s existing sales force incentive plan. (See Table 2)

Table 2

		Est. Annual
		non-fatal
Country	Population (000,000)	MI (000)	Interventional Cardiologist	Annual PCI Procedures (000)	Sales Reps
[**]	10.4	34.7	230	28	[**]
[**]	5.5	18.3	85	15	[**]
[**]	5.3	17.7	80	14	[**]
[**]	64.4	214.7	1,772	172	[**]
[**]	82.3	274.3	1,500	219	[**]
[**]	16.7	55.7	266	45	[**]
[**]	0.3	1.0	14	1	[**]
[**]	58.1	193.7	1,879	155	[**]
[**]	40.5	135.0	730	108	[**]
[**]	7.6	25.3	124	20	[**]
[**]	61.1	203.7	1,000	163	[**]
Total Europe	352.2	1,174.0	7,682	939	[**]
[**]	127.0	423.3	2,500	339	[**]
[**]	21.0	70.0	373	56	[**]
Grand Total	479.2	1,597.3	10,182	1,278	[**]

NB:  The number of sales reps anticipated to be needed in each market has been estimated as a function of [**]

Launch Timelines

To maximize the value of BL-1040 Ikaria intends to be ready to launch at the earliest possible opportunity.  As described above, a key driver of launch readiness in any given market will be the ability to access reimbursement for BL-1040.  Without appropriate reimbursement in place, attempting to launch BL-1040 would be at best un-productive, and at worst, damaging to the long-term perception of the product.

Ikaria proposes to immediately undertake a battery of research and analysis to understand the market-specific reimbursement environments across major target markets.  Results of this research would guide future launch plans, and help inform the timing of key investments in people and infrastructure.

Development of Ikaria’s ex-US presence will occur differently throughout the world:

1)             Ikaria already has management structures in place in Canada, Japan and Australia.  These budding organizations would be expanded in the near term to allow essential market preparation activities to begin as soon as possible.  As the product profile of BL-1040 becomes clearer, and the expectations for launch timing crystallize, this existing in-country leadership infrastructure will be expanded to include all the local sales and medical affairs capability necessary to a successful launch.

2)             Establishment of a European Headquarters function would be a high priority.  We anticipate filling key leadership positions as early as [**], so that high-level reimbursement, medical affairs and commercial strategic planning can commence.  As a clearer view of the likely launch timeline for BL-1040 emerges, remaining HQ infrastructure will be built out to ensure a fully operational European headquarters well in advance of launch. In the event that a positive result emerges from the interim analysis and a decision is made to move up the commercial launch of the product, the development of the launch plans — including execution of reimbursement strategy and creation of marketing materials — will occur in parallel to the ramp up of the LOCs.

3)             Additional, 2nd-tier markets will be evaluated in parallel with [**] commercial infrastructure development.  Ikaria believes that there will be great potential for BL-1040 in markets such as [**], but will need more time to evaluate the optimal way to maximize sales in those territories.

[**]

Proposed European Structure

Headquarters

Human Resources

Human Resources will oversee European benefits programs, ensure compliance with local employment law, promote employee development and succession planning, and all functions necessary to building a world-class critical care business in Europe.  The European HQ team will work closely with LOC country managers to ensure local employee needs are met and compliance with local laws is maintained.  Local in-country contractors may be employed to deliver HR services at the local level.

Anticipated headcount:     2

Government Affairs

Appropriate reimbursement will be critical to the success of BL-1040.  As described above, reimbursement can be highly variable across Europe.  Development of a skilled government affairs capability within Ikaria Europe will be critical to our success, for BL-1040 as well as future Ikaria pipeline products.

Anticipated headcount:     1

Commercial Development

The European Commercial Development team is responsible for commercial strategy formulation across the European area, including both product and sales force strategy.  The HQ marketing team will work closely with the Clinton, NJ-based marketing team to develop a cohesive global strategy suitable for implementation in European markets.  The European team will have responsibility to ensure that brand strategies are implemented consistently across the area, and will perform market research to monitor performance and adjust strategy as appropriate.  The team will also work in concert with country GMs and local marketing management to implement large-scale promotional and educations programs.

The European HQ team will also develop and implement European sales force strategies including development and maintenance of a customer relationship management system, sales skills training programs, and sales leadership development.  The HQ team will work closely with LOC commercial management to ensure a top-class sales effort in each country.

Anticipated headcount:     5

Medical Affairs

Development of a strong base of key opinion leaders will be critical to the success of BL-1040.  Cardiology is a fast moving, highly technical field, and for Ikaria to be a credible player we will need to make a significant commitment to supporting the medical community through education, research support, etc.

The European Medical Affairs team will take the lead in formulating strategy for the engagement of key opinion leaders in the formulation of brand development strategy, the development of brand champions and building high-level relationships between Ikaria and the medical community.  The HQ Medical Affairs team will work closely with LOC Medical Affairs teams to align strategy across Europe and ensure a consistent medical approach.

The HQ Medical Affairs team will also be responsible for development of health outcome data to support cost-effectiveness arguments.  The HQ team will work closely with LOC commercial teams to package health outcome data for effective presentation to in-country prescribers and reimbursement decision makers.

The HQ Medical Affairs team will also take responsibility for developing responses to requests for medical information about Ikaria products.  The team will work with LOC Commercial and Medical Affairs teams to ensure a high level of customer support and satisfaction.

Anticipated headcount:     3

Regulatory Affairs

The European Regulatory Affairs (RA) team will lead all regulatory efforts on behalf of Ikaria’s European operations.  The HQ RA team will work closely with the Medical Affairs team to ensure development programs have maximal likelihood of success and that regulatory compliance is maintained at all times.  The RA team will work in concert with in-country RA teams to execute on regulatory strategies and maintain product registrations with local authorities.

Anticipated headcount:     2

Finance

The European Finance team will support all local operating companies with financial reporting and planning functions as well as accounts payable and accounts receivable activities.  The HQ team will consolidate European results and maintain a full European operating P&L.  The HQ team will perform most of the finance functions on behalf of the European Area, with LOCs having minimal local requirement for finance headcount.

Anticipated headcount:     9

Information Technology

Ikaria’s European IT requirements will be delivered by the European HQ team, with local support from 3rd-party contract services.  The HQ team will liaise with Ikaria’s corporate headquarters IT function in Clinton, NJ to ensure reliable systems functionality and robust customer support.

Anticipated headcount:     3

Local Operating Country (LOC) Structure

Human Resources

Human Resources support will be provided from HQ as described above.  Specific local needs will be coordinated with HQ HR and delivered by local 3rd party providers

Anticipated headcount:     None

Commercial Development

The LOC Commercial Development team is responsible for implementation of commercial strategy at the local level.  The marketing team is responsible for implementation of European product strategy and for directing local tactical marketing in support of BL-1040.  The LOC commercial director is also responsible for the development of a skilled critical care sales organization, including recruitment, training and management of reps and managers.

The number of sales reps required to promote BL-1040 will vary from country to country according to the market opportunity, the number of prescribing doctors, and the incidence of PCI procedures. (See Appendix A)

Anticipated headcount:     Various

Medical Affairs

Maintenance of a strong relationships and robust medical affairs response capability will be essential for success at the local level.  The LOC medical director will take responsibility for development of strong local relationships, coordination of company response to medical information requests. Clinical Specialists in each LOC will be responsible for training of physicians on use of product and for customer service.

Anticipated headcount:     1-2

Regulatory Affairs (RA)

The LOC RA team will work together with HQ RA teams to execute on regulatory strategies and maintain product registrations with local authorities.

Anticipated headcount:     1-2

Finance

The HQ team will perform most of the finance functions on behalf of the European Area, with LOCs having minimal local requirement for finance headcount.

Anticipated headcount:     None

Information Technology

Ikaria’s European IT requirements will be delivered by the European HQ team, with local support from 3rd-party contract services.

Anticipated headcount:     None

SCHEDULE 4.3(a)

BIOLINERX WIRE TRANSFER INFORMATION

Bank Name:	[**]

Bank Address:	[**]

SWIFT Number:	[**]

IBAN Number:	[**]

Account Number:	[**]

Account Name:	[**]

EXHIBIT A

TECHNOLOGY EXCHANGE PLAN

Upon Ikaria’s request, the following will be provided by BioLineRx to Ikaria or its designee:

7.                                      All materials (original or copies as appropriate) in BioLineRx’s possession and Control relating to Product, including documentation relating to Development and all regulatory filings, clinical information, and data and other documents relating to the On-Going Phase I/II Trial and the Other On-Going Trials.

8.                                      Copies of all documents and available information in BioLineRx’s possession and Control necessary for Manufacturing of Product at the time of technology exchange. These documents will include information necessary to assist Ikaria or its designee in setting up Manufacturing operations for such things as:

•                  raw material test methods, specifications, qualification and justification for use

•                  raw material vendor lists with part numbers

•                  analytical methods stated purpose, development, qualification and validation reports

•                  process development reports, laboratory notebooks and associated electronically stored data

•                  Manufacturing summary including

•                  detailed process description with process schematics, operating parameters and target ranges, flow charts outlining critical process controls and steps, cartoons, verbal description including abbreviations, process scale, yield, and standard process instructions

•                  in-process controls/tests and acceptance criteria including stated purpose of in-process tests

•                  master batch record(s)

•                  filling/packaging process

•                  aseptic and process development and validation documents

•                  facility and equipment requirements and design documents

•                  descriptions of process equipment, including suppliers, part numbers, and historic invoices

•                  product test methods, specifications and justification of specifications

•                  product stability, test methods and qualification/validation reports, stability reports, shelf life recommendations

As available and agreed upon by the JDC at the time of a technology exchange, BioLineRx will provide requested technical manufacturing or engineering advice to Ikaria or its designee. Ikaria will ensure designee has necessary expertise in place to exchange the documentation and expertise in an orderly fashion.

EXHIBIT B

BIOLINERX PATENT RIGHTS

Family 1

INJECTABLE CROSS-LINKED POLYMER PREPARATIONS AND USES THEREOF

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Status	Owner
[**]	[**]		[**]		[**]	[**]
[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]		[**]	[**]	[**]	[**]

Family 2

A METHOD OF TREATING MUSCLE TISSUES

Country	Earliest Priority	Entry Date	Filing Date Application No.	Issue Date Patent No.	Status	Owner
[**]	[**]		[**]	[**]	[**]	[**]

PAYMENT DATE EXTENSION AMENDMENT

Ikaria Development Subsidiary One LLC, a Delaware limited liability company having a principal place of business at 6 State Route 173, Clinton, NJ 08809, USA (“Ikaria”), BioLineRx Ltd., a corporation organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLineRx Ltd.”), and BioLine Innovations Jerusalem L.P., a limited partnership organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLine Innovations”; together with BioLineRx Ltd., “BioLineRx”) are party to an Amended and Restated License and Commercialization Agreement dated as of the 26th day of August, 2009 (the “Agreement”).  Any defined terms used herein shall have them meaning ascribed thereto in the Agreement.

Pursuant to Section 4.1(a) the Agreement, Ikaria is required to make a milestone payment to BioLineRx of USD $10,000,000 upon the Successful Completion of the On-Going Phase I/II Trial (the “Second Milestone Payment”) on or before [**].  BioLine and Ikaria are currently in discussions to determine whether Ikaria is required to withhold United States federal income taxes from the Second Milestone Payment.  In order to enable the parties to complete those discussions, Ikaria and BioLine hereby agree that the due date for the Second Milestone Payment is hereby extended to [**].

Sections 10.2 (“Governing Law”) and 10.3 (“Submission to Jurisdiction”) of the Agreement are hereby incorporated herein by reference.

Acknowledged, Agreed, and Confirmed

/s/ Daniel Tassé	/s/ Kinneret Savitsky
Daniel Tassé	Kinneret Savitsky,
Chief Executive Officer	Chief Executive Officer
Ikaria Development Subsidiary One LLC	On behalf of, and as authorized representative of, both BioLineRx Ltd. and BioLine Innovations Jerusalem L.P.

AMENDMENT TO THE AMENDED AND RESTATED LICENSE AND COMMERCIALIZATION AGREEMENT

This Amendment (this “Amendment”) is entered into this 21st day of April 2010 (the “Amendment Effective Date”) by and between Ikaria Development Subsidiary One LLC, a Delaware limited liability company with a place of business at 6 Route 173, Clinton, NJ, 08809 USA (“Ikaria”), and BiolineRx Ltd., a corporation organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158, Jerusalem 91450, Israel (“BioLineRx Ltd.”), and BioLine Innovations Jerusalem L.P., a limited partnership organized and existing under the laws of the State of Israel and having a principal place of business at 19 Hartum Street, P.O. Box 45158 Jerusalem 91450, Israel (“BioLine Innovations”; together with BioLineRx Ltd., “BioLine Rx”) .  This Amendment amends the Amended and Restated License and Commercialization Agreement entered into by and between Ikaria and BioLineRx dated as of the 26th day of August 2009 (the “Agreement”).  Any defined term used in this Amendment not expressly defined herein shall have the meaning ascribed thereto in the Agreement.

1.             Modification of Payee. All payments to be made under the Agreement shall be made to BiolineRx Ltd. or any Third Party assignee of BioLineRx Ltd. permitted under Section 10.4 of the Agreement.

2.             Modification of Assignment. The last two sentences of Section 10.4 of the Agreement are hereby amended and restated as follows:

“BioLineRx Ltd. may assign its right to receive payments hereunder to a Third Party, in its sole discretion, provided that BioLineRx Ltd. provides Ikaria with prior written notice of the assignment and the name and address of the assignee.  Any such Third Party assignee may not further assign the right to receive payments hereunder without providing Ikaria with prior written notice of the assignment and the name and address of the assignee. Ikaria shall maintain a written record of any such assignments. The parties intend that this Agreement shall be considered to be in “registered form” as defined in United States Treasury Regulations Section 5f.103-1(c).  BiolineRx shall not otherwise be permitted to assign this Agreement, in whole or in part, without the prior written consent of Ikaria, which approval shall not be unreasonably withheld, conditioned, or delayed.  Any assignment in contravention of this Section 10.4 shall be null and void.”

3.             Ratification of Agreement.  Except as set forth in this Amendment, all of the other terms and conditions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.  This Amendment is hereby integrated into and made a part of the Agreement.

4.             Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be effective as of the Amendment Effective Date, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

5.             Execution and Delivery.  This Amendment shall be deemed executed by the parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto.

Acknowledged and Agreed to:

BIOLINERX LTD.	IKARIA DEVELOPMENT SUBSIDIARY ONE LLC

By: /s/ Kinneret L. Savitsky /s/ Philip Serlin	By: /s/ Matthew M. Bennett
Signature	Signature

Kinneret L. Savitsky Philip Serlin	Matthew M. Bennett
Printed Name	Printed Name

CEO CFO	Vice President and Secretary
Title	Title

April 21, 2010	April 21, 2010

BIOLINE INNOVATIONS JERUSALEM L.P., BY ITS GENERAL PARTNER BIOLINE INNOVATIONS JERUSALEM, LTD.

By: /s/ Kinneret L. Savitsky /s/ Philip Serlin
Signature

Kinneret L. Savitsky Philip Serlin
Printed Name

CEO CFO
Title

April 21, 2010